CNL HOSPITALITY PROPERTIES, INC.

Supplement No. Two, dated September 16, 2003
to Prospectus, dated April 30, 2003

     This Supplement is part of, and should be read in conjunction with, the Prospectus dated April 30, 2003. This Supplement replaces all prior Supplements to the Prospectus. Capitalized terms used in this Supplement have the same meaning as in the Prospectus unless otherwise stated herein.

     Information as to proposed Properties for which the Company has entered into initial commitments to acquire and as to the number and types of Properties acquired by the Company is presented as of August 29, 2003, and all references to commitments or Property acquisitions should be read in that context. Proposed Properties for which the Company enters into initial commitments to acquire, as well as Property acquisitions that occur after August 29, 2003, will be reported in a subsequent Supplement.

RECENT DEVELOPMENTS

     On May 23, 2003, the Company acquired a newly constructed Marriott Hotel located in Seattle, Washington (the “Seattle Waterfront Property”). The Seattle Waterfront Property includes 358 guest rooms, an 8,200 square-foot ballroom, 11,000 square feet of meeting space, an indoor/outdoor pool and an exercise facility. The Property is located at the western end of the downtown retail and business district.

     On July 10, 2003, the Company acquired RFS Hotel Investors, Inc., a Tennessee REIT (“RFS”) and RFS Partnership, L.P. (“RFS OP”) for approximately $383 million in cash ($12.35 per share or limited partnership unit). Upon consummation of this transaction, RFS was merged with and into a subsidiary of the Company and RFS ceased to exist as a separate corporate entity. Further, upon consummation of this transaction, a subsidiary of the Company was merged with and into RFS OP and RFS OP continued to exist as an indirect wholly owned subsidiary of the Company. Prior to the closing of this transaction, RFS was publicly traded on the New York Stock Exchange under the symbol “RFS.” The former assets of RFS are now held by subsidiaries of the Company. By virtue of the closing of the transaction, the Company and its subsidiaries (which now include RFS OP) are responsible for the former debts and obligations of RFS and its subsidiaries (approximately $318 million). In connection with this transaction, the Company paid transaction costs and assumed certain liabilities related to severance and termination costs which are expected to total approximately $53 million. The Company initially financed this transaction by using proceeds from sales of Common Stock in its current offering, borrowing approximately $42.7 million under its line of credit, obtaining $50 million in Permanent Financing related to one of its Properties and obtaining a bridge loan of $101 million from an affiliate of Bank of America. In August 2003, the Company obtained an additional $88 million from the same bridge loan, of which approximately $42 million was used to retire RFS secured notes and $46 million was used to acquire an additional Property. Subject to compliance with certain loan covenants, the bridge loan is expected to be repaid with proceeds from the issuance of debt securities and proceeds that the Company receives from the sale of its Common Stock through this offering. An additional $131 million is available to the Company under the bridge loan in order to refinance the former RFS debts to which the Company succeeded and for certain other approved uses. On May 9, 2003, in a separate transaction, the Company purchased from RFS one million newly issued shares of RFS’s common stock at a price per share of $12.35, the proceeds of which were used by RFS to pay down its then existing line of credit.

     In connection with this transaction, the Company acquired 57 hotels with approximately 8,300 rooms located in 24 states. Brands under which these hotels are operated include Sheraton®, Residence Inn® by Marriott®, Hilton®, DoubleTree®, Holiday Inn®, Hampton Inn®, and Homewood Suites by Hilton®. Flagstone Hospitality Management LLC, which previously managed 50 of the 57 hotel Properties, will continue to do so for a period of time. The Company expects to terminate management contracts for many of the Properties in the former RFS portfolio and intends to enter into management agreements with internationally recognized hotel brand managers. This transaction provides further brand and geographic diversification to the Company’s portfolio of hotels.

     On August 15, 2003, the Company acquired a Marriott Hotel located in Plano, Texas (the “Marriott Plano Property”). The Marriott Plano Property includes 404 rooms, 32,000 square feet of meeting space, an outdoor swimming pool and an exercise facility.

     On August 28, 2003, the Company acquired an interest in a Hyatt Regency Hotel located in Dearborn, Michigan (the “Dearborn Property”). The Dearborn Property includes 772 guest rooms, 52,000 square feet of meeting space, an indoor swimming pool and an exercise facility. The Property is located within Fairlane Town Center which surrounds Ford Motor Company’s World Headquarters.

     On August 29, 2003, the Company acquired an interest in a newly constructed Hampton Inn located in the Chelsea district of Manhattan, New York (the “Chelsea-Manhattan Property”). The Property includes 144 guest rooms and an exercise facility.

     On August 29, 2003, the Company acquired a Courtyard by Marriott in Arlington, Virginia (the “Courtyard Crystal City Property”). The Courtyard Crystal City Property includes 272 guest rooms, 3,900 square feet of meeting space, an indoor swimming pool and an exercise facility.

     On August 29, 2003, the Company acquired a Marriott Hotel in Baltimore, Maryland (the “Marriott BWI Property”). The Marriott BWI Property includes 310 guest rooms, 15,400 square feet of meeting space, an indoor swimming pool and an exercise facility. The Property is located in close proximity to the Baltimore Washington International Airport.

      As of August 29, 2003, the Company owned interests in 126 Properties, including 21 Properties through joint ventures and two Properties under development. In addition, the Company also has a commitment to acquire two additional Properties which are expected to be owned through a joint venture. The Company leases Properties, and expects to continue to lease its Properties, primarily to taxable REIT subsidiaries of the Company or its various joint ventures with management of the Properties performed by third-party hotel managers under affiliations with national hotel brands. Other Properties are leased on a triple-net basis to third-party operators. Of the Properties in which it owns interests, including the two Properties under development, the Company has leased or will lease 109 to subsidiaries of the Company or its various joint ventures, with management performed by third-party managers, and has leased 17 on a triple-net basis to unaffiliated third-party operators. The two Properties that the Company has a commitment to acquire interests in as of August 29, 2003, are expected to be leased to taxable REIT subsidiaries of a joint venture with management expected to be performed by a third-party hotel manager.

     On July 1, 2003 and August 1, 2003 the Board of Directors declared Distributions of $0.06458 per Share to stockholders of record on July 1, 2003 and August 1, 2003, respectively, payable by September 30, 2003. Distributions for the 12-month period ended August 31, 2003 represent a historical return of 7.75%.

THE OFFERINGS

     As of August 29, 2003, the Company had received subscriptions from this offering for approximately 55.9 million Shares totalling $559 million in Gross Proceeds. As of August 29, 2003, the Company had received aggregate subscriptions for approximately 188 million Shares totalling approximately $1.9 billion in gross proceeds, including approximately 1.1 million Shares (approximately $11 million) issued pursuant to the Reinvestment Plan, from its Prior Offerings and this offering. As of August 29, 2003, net proceeds to the Company from its Prior Offerings and this offering, loan proceeds and capital contributions from the Advisor, after deduction of selling commissions, marketing support fees, due diligence expense reimbursements and Offering Expenses, totalled approximately $2.6 billion. The Company had used approximately $1.3 billion of net offering proceeds and approximately $598 million of loan proceeds to invest in 105 hotel Properties. In addition, the Company had used approximately $296 million to invest in 21 Properties through ten joint ventures, approximately $19 million to invest in securities of an operating partnership of a public REIT, approximately $12 million to redeem approximately 1.3 million Shares of Common Stock, approximately $204 million to pay down the various lines of credit and other Permanent Financing, and approximately $147 million to pay Acquisition Fees and certain Acquisition Expenses, leaving approximately $28 million available for investment in Properties, Mortgage Loans and other permitted investments.

     On July 23, 2003, the Company filed a registration statement on Form S-11 with the Securities and Exchange Commission. In connection therewith, the Board of Directors has approved a sixth public offering by the Company (the “2004 Offering”) of 400 million Shares at $10.00 per Share ($4 billion), which is expected to commence following the completion of this offering. Of the 400 million Shares expected to be offered, up to 50 million ($500 million) are expected to be available to stockholders purchasing Shares through the Reinvestment Plan. The Board of Directors expects to submit, for a vote of the stockholders at the next annual meeting of stockholders, a proposal to increase the number of authorized Shares of Common Stock of the Company from 450 million to 1 billion. Until such time, if any, as the stockholders approve an increase in the number of authorized Shares of Common Stock of the Company, the 2004 Offering will be limited to up to 142 million Shares. Net proceeds from the 2004 Offering are expected to be invested in additional Properties, Mortgage Loans and other permitted investments. The Company believes that the net proceeds received from the 2004 Offering and any additional offerings will enable the Company to continue to grow and take advantage of acquisition opportunities until such time, if any, that the Company’s Shares are Listed on a national securities exchange or over-the-counter market. Under the Company’s Articles of Incorporation, if the Company does not List by December 31, 2007, it will commence an orderly liquidation of its Assets, and the distribution of the proceeds therefrom to its stockholders.

RISK FACTORS

REAL ESTATE AND OTHER INVESTMENT RISKS

     The following paragraph is inserted following the heading “Risk Factors # Real Estate and Other Investment Risks” on page 14 of the Prospectus.

     The Company is subject to the risks of hotel operations. The Company has invested primarily in hotel-related assets, and its hotels are subject to all of the risks common to the hotel industry. These risks could adversely affect hotel occupancy and the rates that can be charged for hotel rooms as well as hotel operating expenses, and generally include: (i) increases in supply of hotel rooms that exceed increases in demand; (ii) increases in energy costs and other travel expenses that reduce business and leisure travel; (iii) reduced business and leisure travel due to continued geo-political uncertainty, including terrorism; (iv) adverse effects of declines in general and local economic activity; (v) adverse effects of a downturn in the hotel industry; and (vi) risks generally associated with the ownership of hotels and real estate, as discussed in the Prospectus.

     The following paragraphs are inserted following the second paragraph on page 15 of the Prospectus.

     According to Smith Travel Research, for all U.S. hotels, industry revenue per available room experienced year over year decreases of approximately 2.0% and 6.9% in 2002 and 2001, respectively, and is expected to increase slightly in 2003. If the Company is unable to sustain appropriate levels of revenue per available room, its operating margins may deteriorate.

     Certain of our leases and operating agreements contain credit enhancement features such as guarantees, which are intended to cover payment of minimum returns to the Company. However, these credit enhancements expire and there is no assurance that the existence of such credit enhancements will provide the Company with uninterrupted cash flows to the extent that the recovery is prolonged.

     The following paragraph is inserted following the fourth paragraph on page 15 of the Prospectus.

     Use of the TRS structure increases our dependence on the operating results of the hotels. Prior to January 1, 2001, substantially all of the Company’s hotels were leased to unaffiliated third-parties under leases providing for the payment of rent based, in part, on revenues from the Company’s hotels. Accordingly, operating risks were essentially limited to changes in hotel revenues and to the lessees’ ability to pay the rent due under the leases. For properties leased to our subsidiaries that do not have credit enhancements in place, collection of amounts due under the related rental agreements are dependent on the profitable operations of the hotel properties. In addition to the ownership expenses previously borne by the Company, the Company is now subject to the risks of increased hotel operating expenses for the hotels now in the Company’s TRS lessee structure, including but not limited to: (i) wage and benefit costs; (ii) repair and maintenance expenses; (iii) energy costs, which have increased significantly, especially at the California hotels; (iv) the costs of liability insurance; and (v) other operating expenses. Increases in these operating expenses can have a significant adverse impact on the Company’s earnings and cash flow. Poor performance by the properties leased to subsidiaries will affect the Company’s results of operations to a much greater extent than would performance by properties leased to third parties. We do, however, have the right under our agreements with the third party managers of these hotels to terminate the manager and engage a new manager in the event that the poor performance is attributable to the manager.

     The following paragraph is inserted following the sixth paragraph on page 15 of the Prospectus.

     Some of the Company’s hotels are subject to compliance with requirements of franchise agreements. Some of the Company’s hotels are operated under franchise licenses. Each license agreement requires that the licensed hotel be maintained and operated in accordance with certain standards and requires the Company to pay a variety of franchise related fees to the franchisors. The franchisors also may require substantial improvements to the Company’s hotels, for which the Company would be responsible, as a condition to the renewal or continuation of these franchise licenses. If a franchise license terminates due to the Company’s failure to make required improvements or to otherwise comply with its terms, the Company may be liable to the franchisor for a termination payment. These termination payments would vary by franchise agreement and by hotel. Although the Company has never had a franchise agreement terminated by a franchisor, the loss of a substantial number of franchise licenses and the related termination payments could have a material adverse effect on its business, financial condition and results of operations.

FINANCING RISKS

     The following paragraph updates and replaces the first paragraph on page 19 of the Prospectus.

     We can borrow money to make distributions. We may borrow money as necessary or advisable to make distributions, including, but not limited to, distributions for the purpose of the maintenance of our qualification as a REIT for federal income tax purposes. In such an event, it is possible that we could make distributions in excess of our earnings and profits and, accordingly, that the distributions could constitute a return of capital for federal income tax purposes.

MISCELLANEOUS RISKS

     The following paragraph updates and replaces the corresponding paragraph on page 19 of the Prospectus.

     We may not have adequate insurance. An uninsured loss or a loss in excess of insured limits could have a material adverse impact on our operating results and cash flows and returns to the stockholders could be reduced. The section entitled “Business — Description of Property Leases — Insurance, Taxes, Maintenance and Repairs” describes the types of insurance that the leases of the properties will require the tenant to obtain. The Company or its third-party tenants or management companies maintain comprehensive insurance on each of the Company’s properties, including liability, fire and extended coverage, of the type and amount the Company believes is customarily obtained for or by hotel owners. Some of the Company’s hotels in California and the Company’s hotel in Hawaii are located in areas that are subject to earthquake activity. These hotels are located in areas of high seismic risk and some were constructed under building codes that were less stringent with regard to earthquake related requirements. An earthquake could render significant uninsured damage to the hotels. Additionally, areas in Florida and Louisiana, where certain of the Company’s hotels are located, may experience hurricane or high-wind activity. The Company has earthquake insurance policies on its hotels located in seismic areas of California and in Hawaii, and has wind insurance policies on certain of its hotels located in Florida and Louisiana. However, various types of catastrophic losses, like earthquakes and floods may not be fully insurable or may not be commercially practical to insure. Additionally, deductibles on earthquake and wind insurance policies may be higher than general property insurance policies. With respect to some of the hotels in California, in addition to the applicable deductibles under the earthquake insurance policies, the Company is self-insured for the first $7.5 million per earthquake.

     The following paragraph is inserted following the fifth paragraph on page 19 of the Prospectus.

     Compliance with the Americans with Disabilities Act may adversely affect our financial condition. Under the Americans with Disabilities Act of 1990, all public accommodations, including hotels, are required to meet certain federal requirements for access and use by disabled persons. The Company believes that its hotels substantially comply with the requirements of the Americans with Disabilities Act. However, a determination that the hotels are not in compliance with that Act could result in liability for both governmental fines and damages to private parties. If the Company were required to make unanticipated major modifications to the hotels to comply with the requirements of the Americans with Disabilities Act, it could adversely affect the Company’s ability to pay its obligations.

MANAGEMENT COMPENSATION

     For information concerning compensation and fees paid to the Advisor and its Affiliates, see “Certain Transactions.”

CONFLICTS OF INTEREST

POSSIBLE LISTING OF SHARES

     A conflict could arise in connection with the determination of whether or not to List the Company’s shares since the Advisor and other Affiliates may receive different amounts of compensation, if such Shares are Listed, and such compensation could be paid earlier if Listing occurs. The Board of Directors must approve the Listing of the Shares.

BUSINESS

INDUSTRY PERFORMANCE

     The following information updates and replaces the corresponding information in the “Business — Industry Performance” section beginning on page 43 of the Prospectus.

     The travel and tourism industry, the largest industry globally, is one of the largest industries in the United States. The lodging industry constitutes a vital part of travel and tourism in the United States. As reported by Smith Travel Research, a leading provider of lodging industry statistical data, in 2002, there were approximately 47,000 hotel properties in the United States that included over 4.4 million hotel rooms. These hotels generated approximately $102.6 billion in revenue in 2002.

     The hotel industry has grown in profitability at a compounded annual growth rate of 27.0% from 1993 to 2002 despite various economic fluctuations, including the combined effect of a slowing economy and the September 11, 2001 terrorist attacks. According to Smith Travel Research data, the United States lodging industry reached $102.6 billion in total revenue for 2002, the third highest year in history despite a slight drop from the prior year. In addition, in 2002, pre-tax profits were $14.2 billion, the sixth most profitable year in such 10-year period, despite a 12.3% drop from the prior year.

          The table below presents pre-tax profits for the hospitality industry by year.

Pre-tax Profits
(in billions)

Year	Profitability

1993	$2.4
1994	5.5
1995	8.5
1996	12.5
1997	17.0
1998	20.9
1999	22.1
2000	26.4
2001	16.2
2002	14.2

Source: Smith Travel Research

PROPERTY ACQUISITIONS

     The following information should be read in conjunction with the “Business — Property Acquisitions” section beginning on page 46 of the Prospectus.

     Between April 22, 2003 and August 29, 2003, the Company acquired interests in 63 Properties. In connection with the acquisition of six of these Properties, the Company and/or its joint ventures (as applicable), as lessor, entered into lease agreements with various TRS entities and the management of these Properties is performed by third-party managers.

     By virtue of the merger transaction in which the Company acquired RFS Hotel Investors, Inc. a Tennessee REIT (“RFS”) (the “RFS Transaction”) (for more information regarding this transaction see the description at the end of this section), the Company and its subsidiaries succeeded to all of RFS’s rights and obligations, including the rights and obligations under lease agreements with respect to the 57 properties previously owned by RFS. Of the 57 Properties, 52 are leased by the Company to certain of its TRS entities and are managed by third-party managers. In connection with the five remaining Properties, the Company, as lessor, is the successor to triple-net lease agreements with third-party operators. The general terms of the lease agreements are described in the section of the Prospectus entitled “Business — Description of Property Leases.”

     The following table sets forth the location of the six Properties acquired by the Company and the 57 Properties previously owned by RFS, and a summary of the principal characteristics and the lease terms of each Property.

PROPERTY ACQUISITIONS

From April 22, 2003 through August 29, 2003

		Lease Expiration	Minimum
Property Location	Date Acquired	and Renewal Options	Annual Rent	Percentage Rent

Marriott Hotel (1) (2) (3)
(the “Seattle Waterfront Property")
Newly constructed hotel

The Seattle Waterfront Property is located in Seattle, Washington, at the western end of the downtown retail and business district. The Property includes 358 guest rooms, an 8,200 square-foot ballroom, 11,000 square feet of meeting space, an indoor/outdoor pool and an exercise facility.

	05/23/03	05/2008; five five-year renewal options	The greater of (i) $5,334,000 or (ii) a percentage of gross revenues of the Property ranging from 15% to 35% for the applicable year, designed to result in a minimum return of approximately 10.75% (1)	See Minimum Annual Rent

Beverly Heritage (1) (4)
(the “Beverly Heritage Milpitas Property”)
Existing hotel

The Beverly Heritage Milpitas Property is located in Milpitas, California. The Property includes 237 guest rooms, 3,470 square feet of meeting space, an outdoor swimming pool and an exercise room.

	07/10/03	06/2007	The greater of (i) $2,395,750 or (ii) a percentage of room revenues ranging from 53.1% to 75% plus 5% of food revenues and 20% of beverage revenues of the Property for the applicable year, designed to result in a minimum return of approximately 12% (1)	See Minimum Annual Rent

Comfort Inn (1) (4)
(the “Marietta Property”)
Existing hotel

The Marietta Property is located in Marietta, Georgia. The Property includes 184 guest rooms, 285 square feet of meeting space, an outdoor swimming pool and an exercise room.

	07/10/03	12/2008	The greater of (i) $472,500 or (ii) a percentage of room revenues ranging from 27.5% to 60% plus 5% of food revenues and 20% of beverage revenues of the Property for the applicable year, designed to result in a minimum return of approximately 12% (1)	See Minimum Annual Rent

		Lease Expiration	Minimum
Property Location	Date Acquired	and Renewal Options	Annual Rent	Percentage Rent

Courtyard by Marriott (1)(4)
(the “Courtyard Flint Property”)
Existing hotel

The Courtyard Flint Property is located in Flint, Michigan. The Property includes 102 guest rooms, 624 square feet of meeting space, an indoor swimming pool and an exercise room.

	07/10/03	12/2011	The greater of (i) $454,230 or (ii) a percentage of room revenues ranging from 41.5% to 70% plus 5% of food revenues and 20% of beverage revenues of the Property for the applicable year, designed to result in a minimum return of approximately 12% (1)	See Minimum Annual Rent

DoubleTree Hotel (1)(4)
(the “San Diego Property”)
Existing hotel

The San Diego Property is located in San Diego, California. The Property includes 221 guest rooms, 6,485 square feet of meeting space, a business center, an outdoor swimming pool and an exercise room.

	07/10/03	05/2011	The greater of (i) $1,162,000 or (ii) a percentage of room revenues ranging from 26% to 70% plus 5% of food revenues and 20% of beverage revenues of the Property for the applicable year, designed to result in a minimum return of approximately 12% (1)	See Minimum Annual Rent

Four Points by Sheraton (1)(4)
(the “Bakersfield Property”)
Existing hotel

The Bakersfield Property is located in Bakersfield, California. The Property includes 198 guest rooms, 6,000 square feet of meeting space, a business center, an outdoor swimming pool and an exercise room.

	07/10/03	01/2012	The greater of (i) $675,768 or (ii) a percentage of room revenues ranging from 23.5% to 65% plus 90% of other revenues (excluding food and beverage revenues) of the Property for the applicable year, designed to result in a minimum return of approximately 12% (1)	See Minimum Annual Rent

		Lease Expiration	Minimum
Property Location	Date Acquired	and Renewal Options	Annual Rent	Percentage Rent

Four Points by Sheraton (1)(4)
(the “Pleasanton Property”)
Existing hotel

The Pleasanton Property is located in Pleasanton, California. The Property includes 214 guest rooms, 15,098 square feet of meeting space, a business center, an outdoor swimming pool and an exercise room.

	07/10/03	01/2012	The greater of (i) $1,635,160 or (ii) a percentage of room revenues ranging from 48.1% to 65% plus 5% of food revenues and 90% of other revenues (excluding beverage revenues) of the Property for the applicable year, designed to result in a minimum return of approximately 12% (1)	See Minimum Annual Rent

Hampton Inn (1)(4)
(the “Hampton Inn Chandler Property”)
Existing hotel

The Hampton Inn Chandler Property is located in Phoenix, Arizona. The Property includes 101 guest rooms, 450 square feet of meeting space, an outdoor swimming pool and an exercise room.

	07/10/03	05/2012	The greater of (i) $369,514 or (ii) a percentage of room revenues ranging from 47.2% to 72% of the Property for the applicable year, designed to result in a minimum return of approximately 12% (1)	See Minimum Annual Rent

Hampton Inn (1)(4)
(the “Sedona Property”)
Existing hotel

The Sedona Property is located in Sedona, Arizona. The Property includes 56 guest rooms, 648 square feet of meeting space, an outdoor swimming pool and an exercise room.

	07/10/03	06/2007	The greater of (i) $398,397 or (ii) a percentage of room revenues ranging from 43.6% to 72% of the Property for the applicable year, designed to result in a minimum return of approximately 12% (1)	See Minimum Annual Rent

		Lease Expiration	Minimum
Property Location	Date Acquired	and Renewal Options	Annual Rent	Percentage Rent

Hampton Inn (1)(4)
(the “Denver Property”)
Existing hotel

The Denver Property is located in Denver, Colorado. The Property includes 138 guest rooms, 900 square feet of meeting space and an exercise room.

	07/10/03	06/2009	The greater of (i) $568,981 or (ii) a percentage of room revenues ranging from 27.5% to 76.5% plus 5% of food revenues and 20% of beverage revenues of the Property for the applicable year, designed to result in a minimum return of approximately 12% (1)	See Minimum Annual Rent

Hampton Inn (1)(4)
(the “Lakewood Property”)
Existing hotel

The Lakewood Property is located in Lakewood, Colorado. The Property includes 150 guest rooms, 700 square feet of meeting space, a business center and an exercise room.

	07/10/03	03/2010	The greater of (i) $553,000 or (ii) a percentage of room revenues ranging from 33.5% to 70% plus 5% of food revenues and 20% of beverage revenues of the Property for the applicable year, designed to result in a minimum return of approximately 12% (1)	See Minimum Annual Rent

Hampton Inn (1)(4)
(the “Ft. Lauderdale Property”)
Existing hotel

The Ft. Lauderdale Property is located in Ft. Lauderdale, Florida. The Property includes 122 guest rooms, 576 square feet of meeting space, an outdoor swimming pool and an exercise room.

	07/10/03	04/2009	The greater of (i) $364,000 or (ii) a percentage of room revenues ranging from 27.5% to 70% plus 5% of food revenues and 20% of beverage revenues of the Property for the applicable year, designed to result in a minimum return of approximately 12% (1)	See Minimum Annual Rent

Hampton Inn (4)(5)
(the “Hampton Inn Jacksonville Property”)
Existing hotel

The Hampton Inn Jacksonville Property is located in Jacksonville, Florida. The Property includes 118 guest rooms, 1,000 square feet of meeting space, a business center, an outdoor swimming pool and an exercise room.

	07/10/03	03/2008	The greater of (i) $428,871 or (ii) a percentage of room revenues ranging from 31% to 70% plus 5% of food revenues and 20% of beverage revenues of the Property for the applicable year	See Minimum Annual Rent

		Lease Expiration	Minimum
Property Location	Date Acquired	and Renewal Options	Annual Rent	Percentage Rent

Hampton Inn (1)(4)
(the “Indianapolis Property”)
Existing hotel

The Indianapolis Property is located in Indianapolis, Indiana. The Property includes 131 guest rooms, 896 square feet of meeting space, a business center and an exercise room.

	07/10/03	06/2009	The greater of (i) $556,693 or (ii) a percentage of room revenues ranging from 40.5% to 72% plus 5% of food revenues and 20% of beverage revenues of the Property for the applicable year, designed to result in a minimum return of approximately 12% (1)	See Minimum Annual Rent

Hampton Inn (1)(4)
(the “Hampton Inn Bloomington Property”)
Existing hotel

The Hampton Inn Bloomington Property is located in Bloomington, Minnesota. The Property includes 135 guest rooms, 576 square feet of meeting space, a business center and an exercise room.

	07/10/03	06/2009	The greater of (i) $613,288 or (ii) a percentage of room revenues ranging from 41.5% to 70% plus 5% of food revenues and 20% of beverage revenues of the Property for the applicable year, designed to result in a minimum return of approximately 12% (1)	See Minimum Annual Rent

Hampton Inn (1)(4)
(the “Minnetonka Property”)
Existing hotel

The Minnetonka Property is located in Minnetonka, Minnesota. The Property includes 127 guest rooms, 2,236 square feet of meeting space, a business center and an exercise room.

	07/10/03	06/2009	The greater of (i) $348,052 or (ii) a percentage of room revenues ranging from 38.5% to 70% plus 5% of food revenues and 20% of beverage revenues of the Property for the applicable year, designed to result in a minimum return of approximately 12% (1)	See Minimum Annual Rent

		Lease Expiration	Minimum
Property Location	Date Acquired	and Renewal Options	Annual Rent	Percentage Rent

Hampton Inn (1)(4)
(the “Hattiesburg Property”)
Existing hotel

The Hattiesburg Property is located in Hattiesburg, Mississippi. The Property includes 154 guest rooms, 400 square feet of meeting space, a business center and an outdoor swimming pool.

	07/10/03	04/2010	The greater of (i) $385,000 or (ii) a percentage of room revenues ranging from 36% to 65% plus 5% of food revenues and 20% of beverage revenues of the Property for the applicable year, designed to result in a minimum return of approximately 12% (1)	See Minimum Annual Rent

Hampton Inn (1)(4)
(the “Lincoln Property”)
Existing hotel

The Lincoln Property is located in Lincoln, Nebraska. The Property includes 111 guest rooms, 766 square feet of meeting space, an outdoor swimming pool and an exercise room.

	07/10/03	06/2009	The greater of (i) $342,202 or (ii) a percentage of room revenues ranging from 30.5% to 70% plus 5% of food revenues and 20% of beverage revenues of the Property for the applicable year, designed to result in a minimum return of approximately 12% (1)	See Minimum Annual Rent

Hampton Inn (1)(4)
(the “Omaha Property”)
Existing hotel

The Omaha Property is located in Omaha, Nebraska. The Property includes 129 guest rooms, 900 square feet of meeting space, a business center and an exercise room.

	07/10/03	06/2009	The greater of (i) $463,545 or (ii) a percentage of room revenues ranging from 38% to 70% plus 5% of food revenues and 20% of beverage revenues of the Property for the applicable year, designed to result in a minimum return of approximately 12% (1)	See Minimum Annual Rent

		Lease Expiration	Minimum
Property Location	Date Acquired	and Renewal Options	Annual Rent	Percentage Rent

Hampton Inn (1)(4)
(the “Oklahoma City Property”)
Existing hotel

The Oklahoma City Property is located in Oklahoma City, Oklahoma. The Property includes 134 guest rooms, 520 square feet of meeting space, a business center and an outdoor swimming pool.

	07/10/03	06/2009	The greater of (i) $489,631 or (ii) a percentage of room revenues ranging from 32.5% to 70% plus 5% of food revenues and 20% of beverage revenues of the Property for the applicable year, designed to result in a minimum return of approximately 12% (1)	See Minimum Annual Rent

Hampton Inn (1)(4)
(the “Tulsa Property”)
Existing hotel

The Tulsa Property is located in Tulsa, Oklahoma. The Property includes 148 guest rooms, 1,425 square feet of meeting space, a business center and an outdoor swimming pool.

	07/10/03	06/2009	The greater of (i) $423,390 or (ii) a percentage of room revenues ranging from 33.5% to 70% plus 5% of food revenues and 20% of beverage revenues of the Property for the applicable year, designed to result in a minimum return of approximately 12% (1)	See Minimum Annual Rent

Hampton Inn (1)(4)
(the “Memphis Property”)
Existing hotel

The Memphis Property is located in Memphis, Tennessee. The Property includes 120 guest rooms, 475 square feet of meeting space, a business center and an outdoor swimming pool.

	07/10/03	09/2009	The greater of (i) $516,250 or (ii) a percentage of room revenues ranging from 33% to 70% plus 5% of food revenues and 20% of beverage revenues of the Property for the applicable year, designed to result in a minimum return of approximately 12% (1)	See Minimum Annual Rent

		Lease Expiration	Minimum
Property Location	Date Acquired	and Renewal Options	Annual Rent	Percentage Rent

Hampton Inn (1)(4)
(the “Laredo Property”)
Existing hotel

The Laredo Property is located in Laredo, Texas. The Property includes 119 guest rooms, 500 square feet of meeting space and an outdoor swimming pool.

	07/10/03	07/2010	The greater of (i) $409,255 or (ii) a percentage of room revenues ranging from 21% to 70% plus 5% of food revenues and 20% of beverage revenues of the Property for the applicable year, designed to result in a minimum return of approximately 12% (1)	See Minimum Annual Rent

Hampton Inn (1)(4)
(the “Hampton Inn Houston Property”)
Existing hotel

The Hampton Inn Houston Property is located in Houston, Texas. The Property includes 119 guest rooms, 475 square feet of meeting space, a business center, an outdoor swimming pool and an exercise room.

	07/10/03	11/2011	The greater of (i) $450,052 or (ii) a percentage of room revenues ranging from 35% to 65% of the Property for the applicable year, designed to result in a minimum return of approximately 12% (1)	See Minimum Annual Rent

Hilton Hotel (1)(4)
(the “Birmingham Property”)
Existing hotel

The Birmingham Property is located in Birmingham, Alabama. The Property includes 205 guest rooms, 9,269 square feet of meeting space, a business center, an outdoor swimming pool and an exercise room.

	07/10/03	12/2010	The greater of (i) $930,434 or (ii) a percentage of room revenues ranging from 15.4% to 75% plus 5% of food revenues and 20% of beverage revenues of the Property for the applicable year, designed to result in a minimum return of approximately 12% (1)	See Minimum Annual Rent

Hilton Hotel(1)(4)(6)
(the “Hilton San Francisco Property”)
Existing hotel

The Hilton San Francisco Property is located in San Francisco, California. The Property includes 234 guest rooms, 2,766 square feet of meeting space, a business center and an exercise room.

	07/10/03	12/2003	The greater of (i) $2,812,226 or (ii) a percentage of room revenues ranging from 20.6% to 75% of the Property for the applicable year, designed to result in a minimum return of approximately 12% (1)	See Minimum Annual Rent

		Lease Expiration	Minimum
Property Location	Date Acquired	and Renewal Options	Annual Rent	Percentage Rent

Holiday Inn (1)(4)
(the “Crystal Lake Property”)
Existing hotel

The Crystal Lake Property is located in Crystal Lake, Illinois. The Property includes 197 guest rooms, 14,000 square feet of meeting space, a business center, an indoor swimming pool and an exercise room.

	07/10/03	10/2010	The greater of (i) $1,016,000 or (ii) a percentage of room revenues ranging from 30% to 70% plus 5% of food revenues and 20% of beverage revenues of the Property for the applicable year, designed to result in a minimum return of approximately 12% (1)	See Minimum Annual Rent

Holiday Inn (1)(4)
(the “Louisville Property”)
Existing hotel

The Louisville Property is located in Louisville, Kentucky. The Property includes 169 guest rooms, 3,420 square feet of meeting space, an indoor swimming pool and an exercise room.

	07/10/03	08/2008	The greater of (i) $409,727 or (ii) a percentage of room revenues ranging from 23% to 60% plus 5% of food revenues and 20% of beverage revenues of the Property for the applicable year, designed to result in a minimum return of approximately 12% (1)	See Minimum Annual Rent

Holiday Inn (1)(4)
(the “Lafayette Property”)
Existing hotel

The Lafayette Property is located in Lafayette, Louisiana. The Property includes 242 guest rooms, 9,800 square feet of meeting space, an indoor swimming pool and an exercise room.

	07/10/03	10/2008	The greater of (i) $700,000 or (ii) a percentage of room revenues ranging from 24% to 70% plus 5% of food revenues and 20% of beverage revenues of the Property for the applicable year, designed to result in a minimum return of approximately 12% (1)	See Minimum Annual Rent

		Lease Expiration	Minimum
Property Location	Date Acquired	and Renewal Options	Annual Rent	Percentage Rent

Holiday Inn (1)(4)
(the “Holiday Inn Flint Property”)
Existing hotel

The Holiday Inn Flint Property is located in Flint, Michigan. The Property includes 171 guest rooms, 15,000 square feet of meeting space, a business center, an indoor swimming pool and an exercise room.

	07/10/03	10/2009	The greater of (i) $933,100 or (ii) a percentage of room revenues ranging from 40% to 70% plus 5% of food revenues and 20% of beverage revenues of the Property for the applicable year, designed to result in a minimum return of approximately 12% (1)	See Minimum Annual Rent

Holiday Inn (1)(4)
(the “Columbia Property”)
Existing hotel

The Columbia Property is located in Columbia, South Carolina. The Property includes 175 guest rooms, 9,093 square feet of meeting space, a business center, an outdoor swimming pool and an exercise room.

	07/10/03	08/2008	The greater of (i) $368,754 or (ii) a percentage of room revenues ranging from 17.5% to 50% plus 5% of food revenues and 20% of beverage revenues of the Property for the applicable year, designed to result in a minimum return of approximately 12% (1)	See Minimum Annual Rent

Holiday Inn Express (1)(4)
(the “Arlington Heights Property”)
Existing hotel

The Arlington Heights Property is located in Arlington Heights, Illinois. The Property includes 125 guest rooms, 1,325 square feet of meeting space and a business center.

	07/10/03	06/2009	The greater of (i) $289,961 or (ii) a percentage of room revenues ranging from 38.5% to 70% plus 5% of food revenues and 20% of beverage revenues of the Property for the applicable year, designed to result in a minimum return of approximately 12% (1)	See Minimum Annual Rent

		Lease Expiration	Minimum
Property Location	Date Acquired	and Renewal Options	Annual Rent	Percentage Rent

Holiday Inn Express (1)(4)
(the “Downers Grove Property”)
Existing hotel

The Downers Grove Property is located in Downers Grove, Illinois. The Property includes 123 guest rooms, 1,200 square feet of meeting space and a business center.

	07/10/03	06/2009	The greater of (i) $409,850 or (ii) a percentage of room revenues ranging from 34.5% to 70% plus 5% of food revenues and 20% of beverage revenues of the Property for the applicable year, designed to result in a minimum return of approximately 12% (1)	See Minimum Annual Rent

Holiday Inn Express (1)(4)
(the “Holiday Inn Express Bloomington Property”)
Existing hotel

The Holiday Inn Express Bloomington Property is located in Bloomington, Minnesota. The Property includes 142 guest rooms, 1,461 square feet of meeting space, an indoor swimming pool and an exercise room.

	07/10/03	06/2009	The greater of (i) $515,793 or (ii) a percentage of room revenues ranging from 27.5% to 72% plus 5% of food revenues and 20% of beverage revenues of the Property for the applicable year, designed to result in a minimum return of approximately 12% (1)	See Minimum Annual Rent

Holiday Inn Express (1)(4)
(the “Austin Property”)
Existing hotel

The Austin Property is located in Austin, Texas. The Property includes 125 guest rooms, 940 square feet of meeting space and an outdoor swimming pool.

	07/10/03	01/2010	The greater of (i) $367,500 or (ii) a percentage of room revenues ranging from 36.5% to 65% plus 5% of food revenues and 20% of beverage revenues of the Property for the applicable year, designed to result in a minimum return of approximately 12% (1)	See Minimum Annual Rent

		Lease Expiration	Minimum
Property Location	Date Acquired	and Renewal Options	Annual Rent	Percentage Rent

Holiday Inn Express (1)(4)
(the “Wauwatosa Property”)
Existing hotel

The Wauwatosa Property is located in Wauwatosa, Wisconsin. The Property includes 122 guest rooms, 1,127 square feet of meeting space and a business center.

	07/10/03	06/2009	The greater of (i) $373,516 or (ii) a percentage of room revenues ranging from 40.5% to 70% plus 5% of food revenues and 20% of beverage revenues of the Property for the applicable year, designed to result in a minimum return of approximately 12% (1)	See Minimum Annual Rent

Homewood Suites by Hilton (1)(4)
(the “Homewood Suites Chandler Property”)
Existing hotel

The Homewood Suites Chandler Property is located in Chandler, Arizona. The Property includes 83 guest suites, 240 square feet of meeting space, an outdoor swimming pool and an exercise room.

	07/10/03	12/2010	The greater of (i) $447,400 or (ii) a percentage of room revenues ranging from 31.1% to 70% of the Property for the applicable year, designed to result in a minimum return of approximately 12% (1)	See Minimum Annual Rent

Hotel Rex (1)(4)
(the “Hotel Rex San Francisco Property”)
Existing hotel

The Hotel Rex San Francisco Property is located in San Francisco, California. The Property includes 94 guest rooms, 1,750 square feet of meeting space, a business center and an exercise room.

	07/10/03	12/2010	The greater of (i) $1,086,980 or (ii) a percentage of room revenues ranging from 50.7% to 82% plus 5% of food revenues and 20% of beverage revenues of the Property for the applicable year, designed to result in a minimum return of approximately 12% (1)	See Minimum Annual Rent

		Lease Expiration	Minimum
Property Location	Date Acquired	and Renewal Options	Annual Rent	Percentage Rent

Residence Inn by Marriott (1)(4)
(the “Sacramento Property”)
Existing hotel

The Sacramento Property is located in Sacramento, California. The Property includes 176 guest suites, 525 square feet of meeting space, an outdoor swimming pool and an exercise room.

	07/10/03	01/2011	The greater of (i) $1,008,000 or (ii) a percentage of room revenues ranging from 40% to 70% plus 20% of beverage revenues of the Property for the applicable year, designed to result in a minimum return of approximately 12% (1)	See Minimum Annual Rent

Residence Inn by Marriott (1)(4)
(the “Torrance Property”)
Existing hotel

The Torrance Property is located in Torrance, California. The Property includes 247 guest suites, 1,416 square feet of meeting space, an outdoor swimming pool and an exercise room.

	07/10/03	10/2009	The greater of (i) $1,365,000 or (ii) a percentage of room revenues ranging from 35% to 69% plus 5% of food revenues and 20% of beverage revenues of the Property for the applicable year, designed to result in a minimum return of approximately 12% (1)	See Minimum Annual Rent

Residence Inn by Marriott (1)(4)
(the “Wilmington Property”)
Existing hotel

The Wilmington Property is located in Wilmington, Delaware. The Property includes 120 guest suites, 1,450 square feet of meeting space, an outdoor swimming pool and an exercise room.

	07/10/03	10/2009	The greater of (i) $703,500 or (ii) a percentage of room revenues ranging from 36% to 70% plus 5% of food revenues and 20% of beverage revenues of the Property for the applicable year, designed to result in a minimum return of approximately 12% (1)	See Minimum Annual Rent

		Lease Expiration	Minimum
Property Location	Date Acquired	and Renewal Options	Annual Rent	Percentage Rent

Residence Inn by Marriott (4)(5)
(the “Residence Inn Jacksonville Property”)
Existing hotel

The Residence Inn Jacksonville Property is located in Jacksonville, Florida. The Property includes 120 guest suites, 600 square feet of meeting space, an outdoor swimming pool and an exercise room.

	07/10/03	10/2007	The greater of (i) $575,658 or (ii) a percentage of room revenues ranging from 34.6% to 70% plus 5% of food revenues and 20% of beverage revenues of the Property for the applicable year	See Minimum Annual Rent

Residence Inn by Marriott (1)(4)
(the “Orlando Property”)
Existing hotel

The Orlando Property is located in Orlando, Florida. The Property includes 176 guest suites, 625 square feet of meeting space, an outdoor swimming pool and an exercise room.

	07/10/03	10/2010	The greater of (i) $707,000 or (ii) a percentage of room revenues ranging from 25% to 70% plus 5% of food revenues and 20% of beverage revenues of the Property for the applicable year, designed to result in a minimum return of approximately 12% (1)	See Minimum Annual Rent

Residence Inn by Marriott (4)(5)
(the “West Palm Beach Property”)
Existing hotel

The West Palm Beach Property is located in West Palm Beach, Florida. The Property includes 78 guest suites, 400 square feet of meeting space, an outdoor swimming pool and an exercise room.

	07/10/03	05/2007	The greater of (i) $420,001 or (ii) a percentage of room revenues ranging from 44.2% to 68% of the Property for the applicable year	See Minimum Annual Rent

Residence Inn by Marriott (1)(4)
(the “Atlanta Property”)
Existing hotel

The Atlanta Property is located in Atlanta, Georgia. The Property includes 128 guest suites, 734 square feet of meeting space, an outdoor swimming pool and an exercise room.

	07/10/03	10/2010	The greater of (i) $815,500 or (ii) a percentage of room revenues ranging from 30% to 70% plus 5% of food revenues and 20% of beverage revenues of the Property for the applicable year, designed to result in a minimum return of approximately 12% (1)	See Minimum Annual Rent

		Lease Expiration	Minimum
Property Location	Date Acquired	and Renewal Options	Annual Rent	Percentage Rent

Residence Inn by Marriott (1)(4)
(the “Ann Arbor Property”)
Existing hotel

The Ann Arbor Property is located in Ann Arbor, Michigan. The Property includes 114 guest suites, 300 square feet of meeting space, an outdoor swimming pool and an exercise room.

	07/10/03	10/2009	The greater of (i) $308,000 or (ii) a percentage of room revenues ranging from 24% to 69% plus 5% of food revenues and 20% of beverage revenues of the Property for the applicable year, designed to result in a minimum return of approximately 12% (1)	See Minimum Annual Rent

Residence Inn by Marriott (1)(4)
(the “Kansas City Property”)
Existing hotel

The Kansas City Property is located in Kansas City, Missouri. The Property includes 96 guest suites, 814 square feet of meeting space, a business center, an outdoor swimming pool and an exercise room.

	07/10/03	02/2009	The greater of (i) $406,000 or (ii) a percentage of room revenues ranging from 24% to 60% plus 5% of food revenues and 20% of beverage revenues of the Property for the applicable year, designed to result in a minimum return of approximately 12% (1)	See Minimum Annual Rent

Residence Inn by Marriott (1)(4)
(the “Residence Inn Charlotte Property”)
Existing hotel

The Residence Inn Charlotte Property is located in Charlotte, North Carolina. The Property includes 116 guest suites, 750 square feet of meeting space, an outdoor swimming pool and an exercise room.

	07/10/03	11/2009	The greater of (i) $315,000 or (ii) a percentage of room revenues ranging from 24% to 69% plus 5% of food revenues and 20% of beverage revenues of the Property for the applicable year, designed to result in a minimum return of approximately 12% (1)	See Minimum Annual Rent

		Lease Expiration	Minimum
Property Location	Date Acquired	and Renewal Options	Annual Rent	Percentage Rent

Residence Inn by Marriott (1)(4)
(the “Fishkill Property”)
Existing hotel

The Fishkill Property is located in Fishkill, New York. The Property includes 139 guest suites, 740 square feet of meeting space, an outdoor swimming pool and an exercise room.

	07/10/03	07/2009	The greater of (i) $888,822 or (ii) a percentage of room revenues ranging from 27.5% to 72% plus 5% of food revenues and 20% of beverage revenues of the Property for the applicable year, designed to result in a minimum return of approximately 12% (1)	See Minimum Annual Rent

Residence Inn by Marriott (1)(4)
(the “Warwick Property”)
Existing hotel

The Warwick Property is located in Warwick, Rhode Island. The Property includes 96 guest suites, 800 square feet of meeting space, an indoor swimming pool and an exercise room.

	07/10/03	07/2009	The greater of (i) $651,994 or (ii) a percentage of room revenues ranging from 31% to 70% plus 5% of food revenues and 20% of beverage revenues of the Property for the applicable year, designed to result in a minimum return of approximately 12% (1)	See Minimum Annual Rent

Residence Inn by Marriott (1)(4)
(the “Fort Worth Property”)
Existing hotel

The Fort Worth Property is located in Fort Worth, Texas. The Property includes 120 guest suites, 528 square feet of meeting space, an outdoor swimming pool and an exercise room.

	07/10/03	10/2009	The greater of (i) $812,000 or (ii) a percentage of room revenues ranging from 41% to 70% plus 5% of food revenues and 20% of beverage revenues of the Property for the applicable year, designed to result in a minimum return of approximately 12% (1)	See Minimum Annual Rent

		Lease Expiration	Minimum
Property Location	Date Acquired	and Renewal Options	Annual Rent	Percentage Rent

Residence Inn by Marriott (1)(4)
(the “Tyler Property”)
Existing hotel

The Tyler Property is located in Tyler, Texas. The Property includes 128 guest suites, 680 square feet of meeting space, an outdoor swimming pool and an exercise room.

	07/10/03	08/2009	The greater of (i) $512,750 or (ii) a percentage of room revenues ranging from 26% to 67.5% plus 5% of food revenues and 20% of beverage revenues of the Property for the applicable year, designed to result in a minimum return of approximately 12% (1)	See Minimum Annual Rent

Sheraton (1)(4)
(the “Sheraton Milpitas Property”)
Existing hotel

The Sheraton Milpitas Property is located in Milpitas, California. The Property includes 229 guest rooms, 11,509 square feet of meeting space, a business center, an outdoor swimming pool and an exercise room.

	07/10/03	01/2012	The greater of (i) $2,199,601 or (ii) a percentage of room revenues ranging from 47% to 65% plus 90% of other revenues (excluding food and beverage revenues) of the Property for the applicable year, designed to result in a minimum return of approximately 12% (1)	See Minimum Annual Rent

Sheraton (1)(4)
(the “Sunnyvale Property”)
Existing hotel

The Sunnyvale Property is located in Sunnyvale, California. The Property includes 173 guest rooms, 9,896 square feet of meeting space, a business center, indoor and outdoor swimming pools and an exercise room.

	07/10/03	01/2012	The greater of (i) $1,733,847 or (ii) a percentage of room revenues ranging from 45.9% to 65% plus 5% of food revenues and 90% of other revenues (excluding beverage revenues) of the Property for the applicable year, designed to result in a minimum return of approximately 12% (1)	See Minimum Annual Rent

		Lease Expiration	Minimum
Property Location	Date Acquired	and Renewal Options	Annual Rent	Percentage Rent

Sheraton (1)(4)
(the “Clayton Property”)
Existing hotel

The Clayton Property is located in Clayton, Missouri. The Property includes 257 guest rooms, 18,000 square feet of meeting space, a business center, an indoor swimming pool and an exercise room.

	07/10/03	08/2008	The greater of (i) $557,228 or (ii) a percentage of room revenues ranging from 17% to 60% plus 5% of food revenues and 20% of beverage revenues of the Property for the applicable year, designed to result in a minimum return of approximately 12% (1)	See Minimum Annual Rent

TownePlace Suites by Marriott (4)(5)
(the “Miami Lakes Property”)
Existing hotel

The Miami Lakes Property is located in Miami Lakes, Florida. The Property includes 95 guest suites, an outdoor swimming pool and an exercise room.

	07/10/03	06/2009	The greater of (i) $450,617 or (ii) a percentage of room revenues ranging from 54.4% to 75% of the Property for the applicable year	See Minimum Annual Rent

TownePlace Suites by Marriott (4)(5)
(the “Miami West Property”)
Existing hotel

The Miami West Property is located in Miami West, Florida. The Property includes 95 guest suites, a business center, an outdoor swimming pool and an exercise room.

	07/10/03	10/2009	The greater of (i) $453,751 or (ii) a percentage of room revenues ranging from 57.4% to 75% of the Property for the applicable year	See Minimum Annual Rent

TownePlace Suites by Marriott (1)(4) (the “TownePlace Suites Fort Worth Property”)
Existing hotel

The Forth Worth Property is located in Fort Worth, Texas. The Property includes 95 guest suites, an outdoor swimming pool and an exercise room.

	07/10/03	12/2010	The greater of (i) $474,210 or (ii) a percentage of room revenues ranging from 45.5% to 77% of the Property for the applicable year, designed to result in a minimum return of approximately 12% (1)	See Minimum Annual Rent

	Purchase		Lease Expiration and	Minimum
Property Location	Price (3)	Date Acquired	Renewal Options	Annual Rent	Percentage Rent

Marriott Hotel (1) (7) (the “Marriott Plano Property”) Existing hotel The Marriott Plano Property is located in Plano, Texas. The Property includes 404 guest rooms, 32,000 square feet of meeting space, a restaurant, a lounge, an outdoor swimming pool and spa, and a fitness center.	$55,550,000	08/15/03	8/2008; five five-year renewal options	The greater of (i) $3,494,000 or (ii) a percentage of gross revenues of the Property ranging from 10% to 31% for the applicable year, designed to result in a minimum return of approximately 10.25% (1)	See Minimum Annual Rent

Hyatt Regency Dearborn (8) (the “Hyatt Dearborn Property”) Existing hotel The Hyatt Dearborn Property is located in Dearborn, Michigan. The Property includes 772 guest rooms, 52,000 square feet of meeting space, two restaurants, a lobby bar, a coffee shop, an indoor swimming pool and an exercise center.	$65,000,000	08/28/03	8/2008; five five-year renewal options	The greater of (i) $4,251,000 or (ii) a percentage of gross revenues of the Property ranging from 16% to 24% for the applicable year, designed to result in a minimum return of approximately 11%	See Minimum Annual Rent

Hampton Inn New York-Chelsea-Manhattan (9) (the “Chelsea-Manhattan Property”) Newly constructed hotel The Chelsea-Manhattan Property is located in the Chelsea district of Manhattan, New York. The Property includes 144 guest rooms and a fitness center.	$28,300,000	08/29/03	8/2008; five five-year renewal options	The greater of (i) $1,697,000 or (ii) a percentage of gross revenues of the Property ranging from 39% to 60% for the applicable year, designed to result in a minimum return of approximately 10.50%	See Minimum Annual Rent

Courtyard by Marriott (1) (the “Courtyard Crystal City Property”) Existing hotel The Courtyard Crystal City Property is located in Arlington, Virginia. The Property includes 272 guest rooms, 3,900 square feet of meeting space, a restaurant, a lounge, an indoor swimming pool, a whirlpool and a fitness center.	$35,000,000	08/29/03	8/2008; five five-year renewal options	The greater of (i) $2,178,000 or (ii) a percentage of gross revenues of the Property ranging from 5% to 34% for the applicable year, designed to result in a minimum return of approximately 10.25% (1)	See Minimum Annual Rent

	Purchase		Lease Expiration and	Minimum
Property Location	Price (3)	Date Acquired	Renewal Options	Annual Rent	Percentage Rent

Marriott Hotel (1) (the “Marriott BWI Property”) Existing hotel The Marriott BWI Property is located in Baltimore Maryland. The Property includes 310 guest rooms, 15,400 square feet of meeting space, a restaurant, a sports bar, an indoor swimming pool and a fitness center.	$69,000,000	08/29/03	08/2008; five five-year renewal options	The greater of (i) $4,251,000 or (ii) a percentage of gross revenues of the Property ranging from 12% to 32% for the applicable year, designed to result in a minimum return of approximately 10.25% (1)	See Minimum Annual Rent

FOOTNOTES:

(1)	The lessee of this Property is an indirect wholly owned subsidiary of the Company and the Property is operated by a third-party manager. For Properties subject to this arrangement, the Company’s consolidated financial statements will report the hotels’ operating revenues and expenses rather than rent contractually due under the leases with our subsidiaries.

(2)	The Company entered into a development services agreement for this Property under which a wholly owned subsidiary of the Advisor received a Development Fee equal to approximately 3% of the cost of development of the Property for providing development services to such Property. The hotel opened for business in April 2003. The purchase price was $88.9 million. On July 9, 2003, the Company obtained Permanent Financing totalling $50 million relating to this Property. The loan bears interest at 4.93% per annum and requires interest only payments through maturity on July 9, 2008 at which time all unpaid principal and interest are due.

(3)	The approximate federal income tax basis of the depreciable portion (the building and equipment portion) of each of the Properties acquired is set forth below (the amounts are presented at the Company’s 100% ownership interest, except for the Properties owned by joint ventures which are presented as follows: the 85% interest in the Hyatt Dearborn Property and the 66.67% interest in the Chelsea-Manhattan Property):

Property	Federal Tax Basis

Seattle Waterfront Property	$81,200,000
Marriott Plano Property	53,300,000
Hyatt Dearborn Property	42,800,000
Chelsea-Manhattan Property	17,100,000
Courtyard Crystal City Property	32,700,000
Marriott BWI Property	64,300,000

(4)	This Property was acquired through the RFS Transaction.

(5)	The lessee of this Property is an unrelated third party tenant. For Properties subject to this arrangement, the Company’s financial statements will report rental income under operating leases.

(6)	This Property is owned by a joint venture that is 75% owned by the Company and 25% owned by a private investment company. This Property is secured by Permanent Financing with an outstanding balance of approximately $17.8 million. The loan bears interest at a rate of 8.22% per annum and requires monthly principal and interest payments through maturity in November 2007.

(7)	This Property was converted from a Doubletree Hotel to a Marriott Hotel immediately upon acquisition. Additionally, the Company assumed Permanent Financing of $28.9 million relating to this Property. The loan bears interest at 8.11% per annum and requires monthly payments of principal and interest amortized over a period of 22 years. The loan matures in February 2011 at which time any remaining unpaid principal and interest are due.

(8)	This Property is owned by a joint venture in which the Company owns an 85% equity interest and Ford Motor Land Company (“Ford”) owns a 15% equity interest. The hotel is leased to a wholly owned subsidiary of the joint venture and is managed by a subsidiary of Hyatt Hotels & Resorts. The joint venture is considering obtaining Permanent Financing to finance a portion of the purchase price. If obtained, the terms of this financing are expected to be consistent with the terms of the Company’s current borrowings.

(9)	This Property is owned by a joint venture in which the Company owns a 66.67% equity interest and Hersha Hospitality Limited Partnership (“HLP”), a subsidiary of Hersha Hospitality Trust (“HT”) owns a 33.33% equity interest. The hotel is leased to a wholly owned subsidiary of the joint venture and is managed by Hersha Hospitality Management, LP, an affiliate of which is the current lessee for several Properties owned by HT. The joint venture assumed a construction loan totalling $15.9 million to finance the purchase of this Property. The loan bears interest at LIBOR plus 3.5% per annum and requires monthly payments of interest only for the first year and payments of principal and interest of $15,000 starting in the 13th month through maturity in August 2006.

     The following paragraph updates and replaces the last paragraph on page 73 of the Prospectus.

     On April 21, 2003 and May 21, 2003, the Company invested $10 million and $5 million, respectively, in convertible preferred partnership units of HLP. In addition, in connection with the acquisition of the Chelsea-Manhattan Property, on August 29, 2003, the Company invested approximately $4 million in convertible preferred partnership units of HLP and approximately $8 million in a joint venture with HLP. The joint venture assumed approximately $16 million of debt related to the Chelsea-Manhattan Property. The investment in HLP is structured to provide the Company with a 10.5 percent cumulative preferred distribution, paid quarterly, and each of the current and any future investments in joint ventures with HLP are or will be structured to provide the Company with a 10.5% cumulative preferred distribution on its unreturned capital contributions. There is no assurance, however, that such distributions or returns will be paid. HLP is partially owned by Hersha Hospitality Trust (“HT”), an American Stock Exchange listed, self-advised REIT that invests in limited-service, mid-priced hotels located primarily in business districts and suburban office markets. HT, through HLP, currently owns interests in 18 hotels located in New York, Georgia, Pennsylvania and Maryland, which include brands such as Hampton Inn, Holiday Inn and Mainstay Suites®. If it so chooses, the Company has the option of converting the HLP preferred partnership units into limited partnership units of HLP, common stock of HT and/or convertible preferred stock of HT, subject to certain restrictions to protect HT’s qualifications as a REIT. Additionally, the Company’s equity interest in joint ventures with HLP are convertible into limited partnership units of HLP or common stock of HT, subject to certain restrictions to protect HT’s qualifications as a REIT. If the Company converts the HLP preferred partnership units into the convertible preferred stock of HT, the Company is expected to retain the 10.5% cumulative return subsequent to conversion.

     The following information is inserted following the last paragraph on page 73 of the Prospectus.

     On July 10, 2003, the Company acquired RFS Hotel Investors, Inc., a Tennessee REIT (“RFS”) and RFS Partnership, L.P. (“RFS OP”) for approximately $383 million in cash ($12.35 per share or limited partnership unit). Upon consummation of this transaction, RFS was merged with and into a subsidiary of the Company and RFS ceased to exist as a separate corporate entity. Further, upon consummation of this transaction, a subsidiary of the Company was merged with and into RFS OP and RFS OP continued to exist as an indirect wholly owned subsidiary of the Company. Prior to the closing of this transaction, RFS was publicly traded on the New York Stock Exchange under the symbol “RFS." The former assets of RFS are now held by subsidiaries of the Company. By virtue of the closing of the transaction, the Company and its subsidiaries (which now include RFS OP) are responsible for the former debts and obligations of RFS and its subsidiaries (approximately $318 million). In connection with this transaction, the Company paid transaction costs and assumed certain liabilities related to severance and termination costs which are expected to total approximately $53 million. The Company initially financed this transaction by using proceeds from sales of Common Stock in its current offering, borrowing approximately $42.7 million under its line of credit, obtaining $50 million in Permanent Financing related to one of its Properties and obtaining a bridge loan of $101 million from an affiliate of Bank of America. In August 2003, the Company obtained an additional $88 million from the same bridge loan, of which approximately $42 million was used to retire RFS secured notes and $46 million was used to acquire an additional Property. Subject to compliance with certain loan covenants, the bridge loan is expected to be repaid with proceeds from the issuance of debt securities and proceeds that the Company receives from the sale of its Common Stock through this offering. An additional $131 million is available to the Company under the bridge loan in order to refinance the former RFS debt to which the Company succeeded and for certain other approved uses. On May 9, 2003, in a separate transaction, the Company purchased from RFS one million newly issued shares of RFS’s common stock at a price per share of $12.35.

     In connection with this transaction, the Company acquired 57 hotels with approximately 8,300 rooms located in 24 states. For more information with respect to these Properties, see the above table in this section which sets forth the location of each of the Properties, as well as a summary of the principal lease terms of each Property. Brands under which these hotels are operated include Sheraton®, Residence Inn® by Marriott®, Hilton®, DoubleTree®, Holiday Inn®, Hampton Inn®, and Homewood Suites by Hilton®. Flagstone Hospitality Management LLC, which previously managed 50 of the 57 hotel Properties, will continue to do so for a period of time. The Company expects to terminate management contracts for many of the Properties in the former RFS portfolio and intends to enter into management agreements with new internationally recognized hotel brand managers. This transaction provides further brand and geographic diversification to the Company’s portfolio of hotels.

HOTEL BRANDS

     The following paragraph is inserted following the first full paragraph on page 77 of the Prospectus.

     Homewood Suites by Hilton is Hilton’s upscale, extended stay hotel that features residential-style accommodations including business centers, swimming pools, convenience stores and limited meeting facilities. According to Hilton International. Inc.’s 2002 Form 10-K, as of December 31, 2002, there were 121 Homewood Suites, representing 13,728 rooms, located in 33 states, the District of Columbia and Canada. As of December 31, 2002, nine Homewood Suites hotels were under construction.

     The following paragraphs are inserted following the second full paragraph on page 77 of the Prospectus.

     Starwood Brands. The brands, Sheraton Hotels & Resorts and Four Points by Sheraton are part of Starwood Hotels & Resorts Worldwide, Inc.’s (“Starwood”) portfolio of lodging brands. According to Starwood’s 2002 Form 10-K, Starwood is one of the world’s largest hotel and leisure companies. Starwood’s brand names include St. Regis, The Luxury Collection, Sheraton, Westin, W and Four Points by Sheraton. Through these brands, Starwood is well represented in most major markets around the world. Starwood’s operations are grouped into two business segments, hotels and vacation ownership operations. Starwood’s hotel business emphasizes the global operation of hotels and resorts primarily in the luxury and upscale segment of the lodging industry. According to Starwood’s 2002 Form 10-K, at December 31, 2002, Starwood’s hotel portfolio included owned, leased, managed and franchised hotels totalling 748 hotels with approximately 227,000 rooms in 79 countries, and is comprised of 163 hotels that Starwood owns or leases or in which Starwood has a majority equity interest (substantially all of which hotels Starwood also manages), 277 hotels managed by Starwood on behalf of third-party owners (including entities in which Starwood has a minority equity interest) and 308 hotels for which Starwood receives franchise fees.

     Sheraton Hotels & Resorts are upscale, full service hotels and resorts which represent Starwood’s largest brand serving the needs of upscale business and leisure travelers worldwide. Sheraton Hotels & Resorts offer the entire spectrum, from full service hotels in major cities to luxurious resorts. These hotels and resorts typically feature a wide variety of on-site business services and a full range of amenities, including rooms that feature generous work spaces.

     Four Points by Sheraton is a moderately priced full service hotel delivering extensive amenities and services such as room service, dry cleaning, fitness centers, meeting facilities and business centers to frequent business travelers at reasonable prices. These hotels provide a comfortable room, which typically includes a two-line telephone, a large desk for working or in-room dining, comfortable seating and full service restaurants.

     InterContinental Hotel Brands. The brands, InterContinental, Crowne Plaza, Staybridge Suites, Holiday Inn and Holiday Inn Express are part of InterContinental Hotels Group PLC’s (“InterContinental”) portfolio of lodging brands. With more than 3,300 owned, leased, managed and franchised hotels with approximately 515,000 guest rooms across nearly 100 countries and territories at the end of fiscal year 2002, InterContinental is the most global hotel business and the second largest in the world by number of rooms, according to InterContinental’s Form 20-F for the fiscal year ended September 30, 2002.

     Holiday Inn is InterContinental’s mid-scale full service brand. The brand is targeted at the mid-market guest and is InterContinental’s largest global hotel brand based on room numbers. Holiday Inn is also one of the world’s most recognized hotel brands. According to InterContinental’s Form 20-F for the fiscal year ended September 30, 2002, there were 1,567 Holiday Inn hotels located in more than 70 countries which represented 57% of all InterContinental’s rooms at the end of fiscal year 2002. The brand is predominantly franchised. Of the 1,567 Holiday Inn branded hotels, 73% are located in the Americas. As well as having the largest market share in the United States mid-scale full service segment, the brand has a significant position in the mid-scale segment in several European countries.

     Holiday Inn Express is InterContinental’s mid-scale limited service hotel brand. The brand aims to provide the room quality of mid-scale hotels without the associated full range of facilities. The brand is targeted at the value-conscious guest. According to InterContinental’s Form 20-F for the fiscal year ended September 30, 2002, there were 1,352 Holiday Inn Express hotels worldwide, which represented 21% of all InterContinental’s rooms at the end of fiscal year 2002. Holiday Inn Express is the third largest brand in the United States mid-scale limited service segment based on room numbers, and over 90% of the Holiday Inn Express branded rooms are located in the Americas. Holiday Inn Express hotels are almost entirely franchised. Holiday Inn Express also has a solid and growing brand presence in the United Kingdom market.

     Comfort Inn. The brand, Comfort, which primarily operates as either Comfort Inns or Comfort Suites, is part of Choice Hotels International, Inc.’s portfolio of lodging brands. Comfort Inn offers rooms in the mid-scale category, without food and beverage, and is targeted to business and leisure travelers. Comfort Suites offer business and leisure guests a large room with separate living and sleeping areas. According to Choice Hotels International, Inc.’s 2002 Form 10-K, at December 31, 2002, there were 1,916 Comfort Inn properties and 352 Comfort Suites properties with a total of approximately 142,000 and 28,200 rooms, respectively, open and operating worldwide. An additional 188 Comfort Inn and Comfort Suites properties with a total of approximately 15,100 rooms were under development at December 31, 2002.

     The following information updates and replaces the corresponding information following the second full paragraph on page 77 of the Prospectus.

     Occupancy Rates

     The following chart provides additional information on occupancy levels for Marriott systemwide lodging brands, Wyndham Hotels & Resorts, Hilton lodging brands, the Comfort Inn brand and Starwood North America:

Total Occupancy Rate for 2002
Marriott Brands, Wyndham Hotels & Resorts, Hilton Brands,
Comfort Inn Brand and Starwood North America
Compared to U.S. Lodging Industry

Occupancy Rate

U.S. Lodging Industry	59.2%
Residence Inn by Marriott	76.8%
Homewood Suites	72.7%
TownePlace Suites by Marriott	72.4%
Wyndham Hotels & Resorts	69.9%
Embassy Suites	69.3%
Courtyard by Marriott	69.3%
Marriott Hotels, Resorts and Suites	68.7%
SpringHill Suites by Marriott	68.2%
Hilton	68.1%
Hampton Inn	67.1%
Renaissance Hotels, Resorts and Suites by Marriott	66.6%
Doubletree	66.1%
Fairfield Inn by Marriott	66.0%
Comfort Inn	65.2%
Starwood North America	64.8%

Source:	Smith Travel Research (U.S. Lodging Industry only), Marriott International, Inc. 2002 Form 10-K, Wyndham International, Inc. 2002 Form 10-K, Hilton Hotels Corporation 2002 Form 10-K, Choice Hotels International, Inc. 2002 Form 10-K and Starwood Hotels and Resorts Worldwide, Inc. 2002 Form 10-K (note that Starwood does not report separately for each of its brands).

PENDING INVESTMENTS

     The following information updates and replaces the “Business — Pending Investments” section beginning on page 77 of the Prospectus.

     As of August 29, 2003, the Company had an initial commitment to acquire interests in two Properties for an estimated aggregate purchase price of approximately $66 million. These Properties are two Sheraton Hotels (one each in Ft. Lauderdale, Florida and Indianapolis, Indiana). The acquisition of these Properties is subject to the fulfillment of certain conditions. There can be no assurance that any or all of the conditions will be satisfied or, if satisfied, that one or both of these Properties will be acquired by the Company. If acquired, the leases of these Properties are expected to be entered into on substantially the same terms described in the section of the Prospectus entitled “Business — Description of Property Leases.”

     Leases. Set forth below are summarized terms expected to apply to the leases for each of the two Properties. More detailed information relating to the Properties and their related leases will be provided in a subsequent Supplement following such time, if any, as the Properties are acquired.

	Estimated Purchase	Lease Term and	Minimum Annual
Property	Price	Renewal Option	Rent	Percentage Rent

Sheraton (1) Ft. Lauderdale, Florida (the “Sheraton Ft. Lauderdale Property”) Existing hotel	$18,000,000	Five years; five five-year renewal	The greater of a minimum amount to be determined at the time of acquisition or a percentage of gross revenues of the Property for the applicable year, designed to result in a minimum return of options approximately 11%	See Minimum Annual Rent

Sheraton (1) Indianapolis, Indiana (the “Sheraton Indianapolis Property”) Existing hotel	$48,000,000	Five years; five five-year renewal	The greater of a minimum amount to be determined at the time of acquisition or a percentage of gross revenues of the Property for the applicable year, designed to result in a minimum return of options approximately 11%	See Minimum Annual Rent

FOOTNOTES:

(1)	This Property is expected to be acquired through a joint venture in which the Company is expected to own a 75% equity interest and Starwood is expected to own a 25% equity interest. The Property is expected to be leased to a wholly owned subsidiary of the joint venture and managed by a subsidiary of Starwood. In connection with the acquisition of both of these Properties, the Company expects to obtain Permanent Financing of approximately $34 million. The terms of this financing are expected to be consistent with the terms of the Company’s current borrowings.

BORROWING

     The following information should be read in conjunction with the “Business — Borrowing” section beginning on page 89 of the Prospectus.

     On July 9, 2003, the Company obtained Permanent Financing totaling $50 million relating to the acquisition of the Seattle Waterfront Property. The loan bears interest at 4.93% per annum and requires payments of interest only through maturity on July 9, 2008 at which time all unpaid principal and interest are due.

     On July 10, 2003, the Company acquired RFS and RFS OP for approximately $383 million in cash ($12.35 per share or limited partnership unit). For more information regarding this transaction, see the “Business — Property Acquisitions” section of this Prospectus Supplement. In connection with this transaction the Company obtained a bridge loan (the “Bridge Loan”) in the amount of approximately $101 million. In August 2003, the Company obtained an additional $88 million from the same Bridge Loan, of which approximately $42 million was used to retire RFS secured notes and $46 million was used to acquire an additional Property. Subject to compliance with certain loan covenants, an additional $131 million is available to the Company for future draws in order to refinance former RFS debt to which the Company succeeded and for certain other approved uses. The Company may continue to make multiple draws until November 7, 2003. The Bridge Loan requires monthly payments of interest only. Interest is incurred at an annual rate equal to the average British Bankers Association Interest Settlement Rate for Deposits in Dollars with a term equivalent to one month (the “Eurodollar Rate”) plus (i) 3% of the loan value up to $278,650,000 and (ii) 6% of the loan value in excess of $278,650,000 (collectively referred to as the “Applicable Rate”). The Eurodollar Rate on the date of closing was 1.05%. The Applicable Rate will increase by 0.5% on November 7, 2003, and on the last day of each subsequent three-month period thereafter. The first $250 million borrowed under the Bridge Loan (the “Tranche A Loans”) and any interest accrued thereon, is due and payable by the Company no later than January 10, 2004. Any additional borrowings in excess of the Tranche A Loans (the “Tranche B Loans”) and any interest accrued thereon is due and payable by the Company on July 10, 2005.

     By virtue of the closing of this transaction, the Company and its subsidiaries (which now include RFS OP) are responsible for the former debts and obligations of RFS and its subsidiaries (approximately $318 million). Such debt includes the $38.5 million which was outstanding under RFS’s former line of credit and paid off by the Company and terminated on July 10, 2003, as well as the following borrowings at July 10, 2003 (dollar amounts in thousands):

					Collateral

					# of	Net Book Value at
	Balance	Interest Rate		Maturity	Hotels	July 10, 2003

Senior Notes	$121,220	9.75%	Fixed	March 2012	—	$—
Mortgage	89,659	7.83%	Fixed	December 2008	10	121,265
Mortgage	17,763	8.22%	Fixed	November 2007	1	42,280
Mortgage	50,279	8.00%	Fixed	August 2010	8	81,155

	$278,921					$244,700

     On February 26, 2002, the RFS OP sold $125 million in senior notes (the “Senior Notes”). The Senior Notes mature March 1, 2012 and bear interest at a rate of 9.75% per year, payable semi-annually, in arrears, on March 1 and September 1 of each year, commencing as of September 1, 2002. The Senior Notes are unsecured obligations of the RFS OP and are guaranteed by the Company and certain of its subsidiaries. The Senior Notes contain covenants that, among other things, restrict the Company, the RFS OP and its subsidiaries’ ability to borrow money, pay dividends on or repurchase capital stock, make investments, and sell assets or enter into mergers and consolidations. According to former RFS management, the RFS OP was in compliance with these covenants at June 30, 2003. During the six months ended June 30, 2003, RFS retired $3.8 million of Senior Notes. On August 29, 2003, in accordance with the terms of the indenture governing the Senior Notes, the RFS OP repurchased from existing holders approximately $42 million of its Senior Notes, as discussed above.

     The other borrowings of RFS to which the Company and its subsidiaries succeeded are nonrecourse to the Company and its subsidiaries and contain provisions allowing for the substitution of collateral, upon satisfaction of certain conditions. Most of the mortgage borrowings are prepayable and subject to various prepayment penalties, yield maintenance, or defeasance obligations. Payments are due monthly and include principal, interest and escrow amounts for real estate taxes, insurance and FF&E replacement reserves.

      On August 15, 2003, in connection with the acquisition of the Marriott Plano Property, the Company assumed Permanent Financing of $28.9 million. The loan bears interest at 8.11% per annum and requires monthly payments of principal and interest amortized over a period of 22 years. The loan matures in February 2011 at which time any remaining unpaid principal and interest are due.

     On August 29, 2003, in order to fund a portion of the acquisition of the Chelsea-Manhattan Property, the joint venture in which the Company owns a 66.67% interest assumed a construction loan totalling $15.9 million. The loan bears interest at LIBOR plus 3.5% per annum and requires monthly payments of interest only for the first year and payments of principal and interest of $15,000 starting in the 13th month through maturity in August 2006.

     The following subsection is inserted immediately following the “Business — Borrowing” section beginning on page 89 of the Prospectus.

LITIGATION

     On May 13, 2003, A. Bruce Chasen filed a putative class action lawsuit in the Circuit Court of Shelby County, Tennessee, 30th Judicial District against RFS, RFS’s directors and the Company. On June 6, 2003, the complaint was amended. The amended putative class action complaint alleges, among other things, that (i) the merger consideration to be received by RFS’s shareholders is significantly less than the intrinsic value of RFS, (ii) the RFS directors breached their fiduciary duties to shareholders on a variety of grounds including failing to ascertain the true value of RFS, failing to determine whether there were any other bidders for RFS, and failing to avoid certain alleged conflicts of interest shared by members of the RFS Board and its financial advisor, (iii) the Company aided and abetted the RFS Board in connection with their breach of fiduciary duties, (iv) the RFS Board violated portions of the Tennessee Investor Protection Act, and (v) the RFS proxy statement is false and misleading. Among other things, the amended complaint seeks certification of the class action, an injunction enjoining RFS and the Company from completing the merger, monetary damages in an unspecified amount, the payment of attorney’s fees, and rescissory damages. On July 1, 2003 the Company filed an answer to the amended complaint setting forth an affirmative defense and its general denials of the allegations set forth therein. The plaintiff’s motion for a temporary restraining order for purposes of enjoining the transaction, which was argued by the plaintiff on July 8, 2003, was denied by the Circuit Court of Shelby County, Tennessee, 30th Judicial District on said date. Based upon the information currently available to the Company, the Company believes the allegations contained in the amended complaint are without merit and intends to vigorously defend the action.

SELECTED FINANCIAL DATA

     The following table sets forth certain financial information for the Company, and should be read in conjunction with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Financial Information commencing on page F-1 of this Prospectus Supplement and the Prospectus (amounts in thousands except per Share data). This table updates and replaces the “Selected Financial Data” section beginning on page 95 of the Prospectus.

	Six Months Ended
	June 30,		Year Ended December 31,

	2003	2002	2002	2001	2000	1999	1998

Revenues	$105,517	$59,453	$156,408	$71,463	$36,099	$10,678	$1,955
Net earnings (1)	7,420	8,408	15,810	19,328	20,670	7,516	959
Cash flows from operating activities	40,998	28,583	70,340	52,937	43,651	12,890	2,777
Cash flows used in investing activities	(315,040)	(220,601)	(452,745)	(295,991)	(334,237)	(130,231)	(34,511)
Cash flows from financing activities	438,239	195,363	386,573	237,681	238,811	206,085	36,093
Cash distributions declared (2)	54,406	32,490	74,217	48,409	28,082	10,766	1,168
Funds from operations (3)	17,527	17,821	59,366	40,838	30,053	10,478	1,343
Earnings per Share:
Basic	0.05	0.10	0.16	0.30	0.53	0.47	0.40
Diluted	0.05	0.10	0.16	0.30	0.53	0.45	0.40
Cash distributions declared per Share	0.39	0.38	0.78	0.77	0.74	0.72	0.47
Weighted average number of Shares outstanding:
Basic	143,807	85,234	97,874	64,458	38,698	15,890	2,402
Diluted	143,807	85,234	97,874	64,458	45,886	21,438	2,402

	June 30,		December 31,

	2003	2002	2002	2001	2000	1999	1998

Total assets	$1,764,795	$1,105,862	$1,303,860	$901,406	$653,962	$266,968	$48,857
Mortgages payable	335,103	167,880	207,206	168,884	170,055	—	—
Other notes payable and line of credit	60,929	137,936	53,818	65,072	19,582	—	9,600
Total stockholders’ equity	1,324,731	769,390	1,012,499	637,876	419,289	253,055	37,116

(1)	To the extent that Operating Expenses payable or reimbursable by the Company in any Expense Year exceed the 2%/25% Guidelines (the “Expense Cap”), the Advisor shall reimburse the Company within 60 days after the end of the Expense Year the amount by which the total Operating Expenses paid or incurred by the Company exceed the Expense Cap. During the six months ended June 30, 2003 and 2002, and the years ended December 31, 2002, 2001, 2000 and 1999, Operating Expenses did not exceed the Expense Cap. During the year ended December 31, 1998, the Company’s Operating Expenses exceeded the Expense Cap by $92,733.

(2)	Cash distributions are declared by the Board of Directors and generally are based on various factors, including cash available from operations. Approximately 86%, 74%, 79%, 60%, 26%, 30%, and 18% of cash distributions for the six months ended June 30, 2003 and 2002, and the years ended December 31, 2002, 2001, 2000, 1999 and 1998, respectively, represent a return of capital in accordance with generally accepted accounting principles (“GAAP”). Cash distributions treated as a return of capital on a GAAP basis represent the amount of cash distributions in excess of accumulated net earnings on a GAAP basis, including deductions for depreciation expense. The Company has not treated such amounts as a return of capital for purposes of calculating Invested Capital and the Stockholders’ 8% Return.

(3)	Management considers funds from operations (“FFO”) to be an indicative measure of operating performance due to the significant effect of depreciation of real estate assets on net earnings. FFO, based on the revised definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”) in October 1999 and as used herein, means net earnings determined in accordance with GAAP, excluding gains or losses from debt restructuring and sales of property, plus depreciation and amortization of real estate assets and after adjustments for unconsolidated partnerships. (Net earnings determined in accordance with GAAP includes the noncash effect of straight-lining rent increases throughout the lease terms. This straight-lining is a GAAP convention requiring real estate companies to report rental revenue based on the average rent per year over the life of the leases. During the years ended December 31, 2002, 2001, 2000, 1999 and 1998, net earnings included approximately $35, $118, $117, $35 and $44, respectively, of these amounts.) FFO was developed by NAREIT as a relative measure of performance and liquidity of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP. However, FFO (i) does not represent cash generated from operating activities determined in accordance with GAAP (which, unlike FFO, generally reflects all cash effects of transactions and other events that enter into the determination of net earnings), (ii) is not necessarily indicative of cash flow available to fund cash needs and (iii) should not be considered as an alternative to net earnings determined in accordance with GAAP as an indication of the Company’s operating performance, or to cash flow from operating activities determined in accordance with GAAP as a measure of either liquidity or the Company’s ability to make distributions. FFO, as presented, may not be comparable to similarly titled measures reported by other companies. Accordingly, the Company believes that in order to facilitate a clear understanding of the consolidated historical operating results of the Company, FFO should be considered in conjunction with the Company’s net earnings and cash flows as reported in the accompanying consolidated financial statements and notes thereto. See Financial Information commencing on page F-1 of this Prospectus Supplement and the Prospectus.

The following is a reconciliation of net earnings to FFO for the six months ended June 30, 2003 and 2002, and the years ended December 31, 2002, 2001, 2000, 1999 and 1998:

	Six Months Ended
	June 30,		Year Ended December 31,

	2003	2002	2002	2001	2000	1999	1998

Net earnings	$7,420	$8,408	$15,810	$19,328	$20,670	$7,516	$959
Adjustments:
Effect of unconsolidated subsidiaries	13,541	5,479	12,341	2,702	1,825	1,710	—
Effect of minority interest	(119)	(118)	(237)	(941)	(272)	(16)	—
Depreciation and amortization of real estate assets	17,801	12,891	27,876	19,749	7,830	1,268	384
Effect of assumption of liabilities	—	3,576	3,576	—	—	—	—

Funds from operations	$38,643	$30,236	$59,366	$40,838	$30,053	$10,478	$1,343

Weighted average shares:
Basic	143,807	85,234	97,874	64,458	38,698	15,890	2,402

Diluted	143,807	85,234	97,874	64,458	45,886	21,438	2,402

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion is based on the condensed consolidated financial statements of the Company as of June 30, 2003 and December 31, 2002 and for the quarters and six months ended June 30, 2003 and 2002. This information should be read in conjunction with the accompanying unaudited consolidated financial statements and the notes thereto. Certain amounts in the prior year’s consolidated financial statements have been reclassified to conform to the current presentation.

     The following information contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements generally are characterized by the use of terms such as “believe,” “expect” and “may.” Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, the Company’s actual results could differ materially from those set forth in the forward-looking statements. Certain factors that might cause such a difference include the following: changes in general economic conditions, changes in local and national real estate conditions, terrorism, extended U.S. Military combat operations, availability of capital from borrowings under the Company’s line of credit and security agreement, continued availability of proceeds from the Company’s offerings, the ability of the Company to obtain additional Permanent Financing on satisfactory terms, the ability of the Company to continue to identify suitable investments, the ability of the Company to continue to locate suitable managers and tenants for its Properties and borrowers for its Mortgage Loans, and the ability of such tenants and borrowers to make payments under their respective leases or Mortgage Loans. Given these uncertainties, readers are cautioned not to place undue reliance on such statements.

INTRODUCTION

     The Company is a corporation which was organized pursuant to the laws of the State of Maryland on June 12, 1996. The terms “Company” or “Registrant” include, unless the context otherwise requires, CNL Hospitality Properties, Inc., Hospitality Partners, CNL Hospitality GP Corp., CNL Hospitality LP Corp., CNL Philadelphia Annex, LLC, Hotel Investors, CNL LLB SHS Management, LP, CNL LLB F-Inn Management, LP, CNL LLB C-Hotel Management, LP, CNL Bridgewater Hotel Partnership, LP, CNL Hotel MI-4, LP, CNL Foothill Hotel Partnership, LP, CNL Rose Acquisition Corp., CNL Rose GP Corp., RFS Partnership, L.P., RFS Financing Partnership, LP, RFS SPE 1 1998 LLC, RFS SPE 2 1998 LLC, RFS SPE 2000 LLC, RFS SPE2 2000 LLC, RFS Financing Partnership II, LP, Wharf Associates and each of their wholly owned subsidiaries. Various other wholly owned subsidiaries are utilized to hold or develop hotel Properties. The Company operates for federal income tax purposes as a REIT and is engaged in the acquisition, development and ownership of hotel Properties. The Company has contracted with the Advisor to conduct the day-to-day operations of its business.

     The Company leases most of its Properties to wholly owned taxable REIT subsidiary (“TRS”) entities and contracts with third-party hotel management companies to operate these Properties. Hotel operating revenues and expenses for these Properties are included in the consolidated results of operations. Other Properties are leased on a triple-net basis to unrelated, third-party tenants who operate the Properties or contract with hotel managers to run their hotel operations. Rental income from operating leases is included in the consolidated results of operations for these Properties. With respect to certain of its Properties, the Company has received various credit enhancement guarantees from third-party hotel managers who, subject to certain limitations, have guaranteed a certain level of performance for Properties they manage.

RESULTS OF OPERATIONS

     Hotel Operating Statistics

     As of June 30, 2003, the Company had acquired interests, directly or indirectly through its unconsolidated subsidiaries, in 62 Properties, located in 23 states, consisting of land, buildings and equipment, including 18 Properties through interests in four partnerships with Marriott, two partnerships with Hilton, and one partnership with Interstate Hotels & Resorts. As of June 30, 2003, the Company was also developing two hotels (one of which is on leased land). Of the 62 Properties currently operating, the Company leases 50 to TRS entities, with management performed by third-party operators, and 12 Properties on a triple-net basis to unaffiliated third-party operators. Management regularly reviews operating statistics such as revenue per available room (“REVPAR”), average daily rate (“ADR”), and occupancy at the Company’s Properties in order to gauge how well they are performing as compared with the industry and past results.

     The following table presents information related to the Company’s 62 operating Properties as of June 30, 2003:

Properties Owned Directly or Indirectly
by the Company	Date Acquired	Number of Rooms

Full Service Hotels:
Doubletree
Doubletree Hotel Crystal City	December 19, 2002	631
Doubletree Lincoln Centre	December 24, 2002	500
Marriott Hotels, Resorts & Suites
Dallas Marriott Suites Market Center	February 24, 1999	266
Waikiki Beach Marriott Resort	July 27, 2001	1,310
Marriott Bridgewater Hotel	June 14, 2002	347
Marriott Seattle Waterfront	May 23, 2003	358
JW Marriott
JW Marriott Desert Ridge Resort & Spa	November 30, 2002	950
JW Marriott New Orleans	April 21, 2003	494
Hilton Hotels & Suites
Hilton Miami Airport & Towers	September 6, 2001	500
Hilton Costa Mesa	September 17, 2001	486
Hilton Suites Auburn Hills	September 27, 2001	224
Hilton Tucson El Conquistador	December 24, 2002	428
Hilton Rye Town	February 20, 2003	446
Wyndham
Wyndham Denver Tech Center	May 31, 2000	180
Wyndham Billerica	May 31, 2000	210
Embassy Suites
Embassy Suites Hotel Portland-Downtown	September 27, 2001	276
Embassy Suites Hotel Orlando Airport	February 20, 2003	174
Embassy Suites Hotel Crystal City-National Airport	February 20, 2003	267
Embassy Suites Hotel Santa Clara-Silicon Valley	February 20, 2003	257
Hyatt
Hyatt Regency Coral Gables	February 20, 2003	242
Extended Stay Hotels:
Residence Inn by Marriott
Residence Inn Atlanta-Gwinnett Place	July 31, 1998	132
Residence Inn Atlanta-Buckhead	July 31, 1998	150

Properties Owned Directly or Indirectly
by the Company	Date Acquired	Number of Rooms

Residence Inn Las Vegas Hughes Center	February 24, 1999	256
Residence Inn Dallas Plano	February 24, 1999	126
Residence Inn Phoenix Airport	June 19, 1999	200
Residence Inn San Diego-Sorento Mesa	December 10, 1999	150
Residence Inn Palm Desert	June 16, 2000	130
Residence Inn Fairfax/Merrifield	July 28, 2000	149
Residence Inn Salt Lake City Cottonwood	August 18, 2000	144
Residence Inn Hartford/Manchester	November 19, 2001	96
Residence Inn Orlando/Sea World International	February 14, 2002	350
Residence Inn San Jose-Newark	November 16, 2002	168

Properties Owned Directly or Indirectly by the Company	Date Acquired	Number of Rooms

TownePlace Suites by Marriott
TownePlace Suites Portland/Scarborough	August 18, 2000	95
TownePlace Suites Philadelphia/Mt. Laurel	August 18, 2000	95
TownePlace Suites Boston Tewksbury	August 18, 2000	95
TownePlace Suites Newark/Silicon Valley	November 3, 2000	127
TownePlace Suites Los Angeles/Manhattan Beach	January 18, 2002	144
Limited Service Hotels:
Hampton Inn
Hampton Inn Houston Galleria	September 3, 2002	176
Courtyard by Marriott
Courtyard Dallas Plano in Legacy Park	February 24, 1999	153
Courtyard Scottsdale Downtown	June 16, 1999	180
Courtyard Seattle Downtown/Lake Union	June 16, 1999	250
Courtyard Philadelphia Downtown	November 15, 1999	498
Courtyard Palm Desert	June 16, 2000	151
Courtyard Alpharetta Atlanta	August 18, 2000	154
Courtyard Marriott Village at Lake Buena Vista	November 21, 2000	312
Courtyard Overland Park Convention Center	February 2, 2001	168
Courtyard Hartford Manchester	November 19, 2001	90
Courtyard Oakland Airport	December 28, 2001	156
Courtyard Ft. Lauderdale Weston	February 15, 2002	174
Courtyard Basking Ridge	March 1, 2002	235
Courtyard San Francisco	June 14, 2002	405
Courtyard Newark/Silicon Valley	October 25, 2002	181
Courtyard Edison-Raritan Center	November 4, 2002	146
Fairfield Inn
Fairfield Inn at Lake Buena Vista	November 21, 2000	388
SpringHill Suites by Marriott
SpringHill Suites Gaithersburg	July 28, 2000	162
SpringHill Suites at Lake Buena Vista	December 15, 2000	400
SpringHill Suites Durham/RTP	February 2, 2001	120
SpringHill Suites Centreville/Manassas	March 23, 2001	136

Properties Owned Directly or Indirectly by the Company	Date Acquired	Number of Rooms

SpringHill Suites Charlotte University	March 23, 2001	136
SpringHill Suites Richmond/Virginia Center	December 28, 2001	136
SpringHill Suites Manhattan Beach-Hawthorne	January 18, 2002	164
SpringHill Suites Philadelphia/Plymouth Meeting	January 18, 2002	201

Total Rooms		16,425

     The following tables present unaudited hotel occupancy, ADR and REVPAR for hotel brands for which the Company owns three or more hotels within each respective brand category:

HOTEL BRAND OPERATING STATISTICS
For the Quarter Ended June 30, 2003

	OCCUPANCY		ADR		REVPAR

		Variance		Variance		Variance
	2003	vs. 2002	2003	vs. 2002	2003	vs. 2002

Hilton Hotels and Suites	69.9%	(2.6)ppt	$125.67	(2.7%)	$87.88	(6.1%)
Embassy Suites	71.5%	(0.9)ppt	118.69	(2.5%)	84.83	(3.7%)
Marriott Hotels, Suites and Resorts	68.9%	(2.3)ppt	130.24	(3.2%)	89.78	(6.4%)
Courtyard by Marriott	71.1%	(2.0)ppt	92.67	(2.3%)	65.88	(4.9%)
SpringHill Suites by Marriott	70.8%	(0.9)ppt	80.55	1.0%	57.05	(0.3%)
Residence Inn by Marriott	78.4%	(0.3)ppt	93.66	(2.8%)	73.47	(3.2%)
TownePlace Suites by Marriott	71.7%	(1.9)ppt	63.43	0.9%	45.47	(1.6%)

HOTEL BRAND OPERATING STATISTICS
For the Six Months Ended June 30, 2003

	OCCUPANCY		ADR		REVPAR

		Variance		Variance		Variance
	2003	vs. 2002	2003	vs. 2002	2003	vs. 2002

Hilton Hotels and Suites	67.3%	(1.4)ppt	$126.24	(2.8%)	$84.97	(4.8%)
Embassy Suites	69.6%	(0.3)ppt	119.79	(2.3%)	83.34	(2.8%)
Marriott Hotels, Suites and Resorts	67.9%	(1.0)ppt	130.99	(2.8%)	88.88	(4.2%)
Courtyard by Marriott	68.9%	(0.5)ppt	93.05	(1.7%)	64.08	(2.3%)
SpringHill Suites by Marriott	68.6%	0.9ppt	81.12	1.4%	55.63	2.7%
Residence Inn by Marriott	76.3%	0.3ppt	94.21	(2.4%)	71.85	(2.1%)
TownePlace Suites by Marriott	69.1%	(1.8)ppt	63.54	1.0%	43.91	(1.5%)

Source: System-wide brand operating data from Marriott International, Inc. Form 10-Q for the Quarter Ended June 20, 2003 and Hilton Hotels Corporation Form 8-K dated July 28, 2003.

The following tables summarize hotel occupancy, ADR and REVPAR for comparable Company Properties by hotel type for the quarter and six months ended June 30, 2003:

COMPARABLE CNL HOTELS OPERATING STATISTICS
For the Quarter Ended June 30, 2003 (1)

	OCCUPANCY		ADR		REVPAR

		Variance		Variance		Variance
	2003	vs. 2002	2003	vs. 2002	2003	vs. 2002

Full Service	66.0%	(0.8) ppt	$106.08	(1.7)%	$69.96	(2.9)%
Extended Stay	75.6%	(0.9) ppt	84.82	(1.2)%	64.14	(2.4)%
Limited Service	68.2%	1.1 ppt	87.89	(6.3)%	59.93	(4.7)%

Total	69.1%	0.0 ppt	$93.20	(3.4)%	$64.44	(3.5)%

(1) Statistics are for 45 comparable hotels, which were owned by the Company on or before April 1, 2002.

COMPARABLE CNL HOTELS OPERATING STATISTICS
For the Six Months Ended June 30, 2003 (2)

	OCCUPANCY		ADR		REVPAR

		Variance		Variance		Variance
	2003	vs. 2002	2003	vs. 2002	2003	vs. 2002

Full Service	68.3%	3.4 ppt	$108.89	(1.7)%	$74.42	3.5%
Extended Stay	73.5%	(4.5) ppt	90.84	(0.8)%	66.79	(6.6)%
Limited Service	67.9%	1.5 ppt	86.49	(6.2)%	58.73	(4.0)%

Total	69.3%	1.0 ppt	$96.28	(2.8)%	$66.70	(1.4)%

(2) Statistics are for 39 comparable hotels, which were owned by the Company on or before January 1, 2002.

Comparison of quarter and six months ended June 30, 2003 to quarter and six months ended June 30, 2002

Revenues

	Quarters Ended June 30,				Six Months Ended June 30,

			$	%			$	%
	2003	2002	Change	Change	2003	2002	Change	% Change

Hotel Revenues:
Room	$34,842	$16,450	$18,392	112%	$67,341	$29,699	$37,642	127%
Food and beverage	6,256	692	5,564	804%	10,880	1,470	9,410	640%
Other hotel operating	1,146	724	422	58%	2,304	1,358	946	70%

Total	$42,244	$17,866	$24,378	136%	$80,525	$32,527	$47,998	148%

Rental Income and FF&E Reserve Income:
Rental income	$7,913	$11,146	$(3,233)	(29%)	$15,729	$22,040	$(6,311)	(29%)
FF&E Reserve Income	872	1,235	(363)	(29%)	1,733	2,377	(644)	(27%)

Total	$8,785	$12,381	$(3,596)	(29%)	$17,462	$24,417	$(6,955)	(28%)

     The increase in hotel revenues and the decrease in rental income and FF&E Reserve income was due to the Company investing in new Properties and leasing them to TRS entities, as well as taking assignment of leases on 11 existing Properties and engaging third-party managers to operate these Properties during the second half of the year ended December 31, 2002. For these Properties, rental income from operating leases that was recorded in the past has been replaced with hotel operating revenues and expenses as of the time that the lease assumptions occurred. Additionally, all of the Properties acquired in 2002 and the first two quarters of 2003 are leased to TRS entities of the Company and are operated using third-party managers. Results of operations are not expected to be indicative of future periods due to the additional acquisitions in 2002 and in the first two quarters of 2003 and the additional Property acquisitions that are expected to occur in future periods.

     Interest and Other Income

     During the six months ended June 30, 2003 and 2002, the Company earned approximately $1.0 million and $0.6 million, respectively ($0.05 million and $0.3 million of which was earned during the quarters ended June 30, 2003 and 2002, respectively), in interest income from investments in money market accounts and other short-term, highly liquid investments. Interest income increased slightly during the six months ended June 30, 2003 as compared to the six months ended June 30, 2002 as a result of an increase in the amount of average cash invested during the period. As net offering proceeds are invested in Properties or other permitted investments, the percentage of the Company’s total revenues earned from interest income is expected to decrease but will vary depending on the amount of offering proceeds, the timing of investments and interest rates in effect. Other income of approximately $6.5 million and $1.9 million was earned as a result of credit enhancement funding during the six months ended

June 30, 2003 and 2002, respectively ($3.8 million and $1.7 million of which was earned during the quarters ended June 30, 2003 and 2002, respectively).

     Operating Expenses

	Quarters Ended June 30,				Six Months Ended June 30,

			$	%			$	%
	2003	2002	Change	Change	2003	2002	Change	Change

Hotel Operating Expenses:
Room	$7,841	$4,842	$2,999	62%	$15,144	$8,639	$6,505	75%
Food and beverage	4,857	599	4,258	711%	8,418	1,143	7,275	636%
Other hotel operating	714	181	533	294%	1,295	446	849	190%
Property operations	8,737	3,507	5,230	149%	17,386	6,003	11,383	190%
Repairs and maint.	2,059	387	1,672	432%	3,907	672	3,235	481%
Management fees	1,992	720	1,272	177%	3,445	1,375	2,070	151%
Sales and marketing	2,699	885	1,814	205%	5,461	1,522	3,939	259%

Total	28,899	11,121	17,778	160%	55,056	19,800	35,256	178%
Interest and loan cost amortization	5,953	4,884	1,069	22%	10,906	9,159	1,747	19%
General operating and administrative	2,629	915	1,714	187%	4,407	2,785	1,622	58%
Asset mgmt. fees	2,640	1,694	946	56%	4,983	3,075	1,908	62%
Depreciation and amortization	9,464	6,839	2,625	38%	17,801	12,891	4,910	38%

Grand Total	$49,585	$25,453	$24,132	95%	$93,153	$47,710	$45,443	95%

     The increase in hotel operating expenses during the quarter and six months ended June 30, 2003, as compared with the quarter and six months ended June 30, 2002, was primarily due to the increase in the number of Properties leased to TRS entities, as described above in “Revenues.” Hotel operating expenses increased at a faster rate than hotel revenues due to decreased margins as a result of the economic slowdown in the lodging industry. Similarly, interest expense increased due to additional proceeds from Permanent Financing and Asset Management Fees increased due to additional fees earned on the new Properties acquired and owned by the Company.

	Six Months Ended June 30,

		% of 2003		% of 2002
		Total		Total
	2003	Revenue	2002	Revenue

Hotel Operating Expenses:
Room	$15,144	19%	$8,639	27%
Food and beverage	8,418	10%	1,143	4%
Other hotel operating	1,295	2%	446	1%
Property operations	17,386	22%	6,003	18%
Repairs and maint.	3,907	5%	672	2%
Management fees	3,445	4%	1,375	4%
Sales and marketing	5,461	7%	1,522	5%

Total	55,056	68%	19,800	61%

		% of 2003		% of 2002
		Total		Total
	2003	Revenue	2002	Revenue

General operating and administrative	$4,407	4%	$2,785	5%

     Hotel operating expenses increased overall as a percentage of total hotel revenues primarily due to a general decrease in operating margins of many of the Company’s Properties. The Properties generally require a minimum level of fixed and variable cost commitments to maintain operations, even during periods of declining hotel operating revenues. The Company’s hotel managers have also increased spending for sales and marketing in an effort to position the hotels for the best possible recovery when economic conditions begin to improve and to maximize market share for newly opened hotels.

     General and administrative expenses increased primarily due to an increase in state taxes of approximately $0.6 million during the second quarter of 2003, however decreased as a percentage of total revenues. General operating and administrative expenses are expected to continue to decrease as a percentage of total revenues as the Company makes additional investments.

     Losses from Unconsolidated Subsidiaries

     Losses from unconsolidated subsidiaries were approximately $4.8 million and $3.2 million for the six months ended June 30, 2003 and 2002, respectively ($4.8 million and $2.0 million of which were incurred during the quarters ended June 30, 2003 and 2002, respectively). The losses were primarily due to (i) hotel operating losses incurred at the JW Marriott Desert Ridge Resort and Spa and the Waikiki Beach Marriott Resort, both of which are owned through partnerships with Marriott, and (ii) losses from a startup partnership which owns the licensing rights to the Mobil Travel Guide. The JW Marriott Desert Ridge Resort and Spa opened in November 2002 and the Waikiki Beach Marriott Resort completed significant renovations in December 2002. Losses at these Properties may continue in 2003 until such time as these Properties establish market presence and capture market share, and could increase if the economy fails to recover. These losses were offset by net income from the Company’s joint ventures with Hilton.

     Net Earnings

     The decrease in earnings for the quarter and six months ended June 30, 2003 from the comparable periods in 2002 was primarily due to the continued economic downturn in the U.S. economy, particularly the travel and lodging industry, and the military activity in the Middle East. Since late 2001, the Company’s net earnings, cash flows and Distributions have been significantly supported by credit enhancements. Net income may decrease further after credit enhancements expire if the economy and the Company’s hotel operations do not stabilize prior to that time.

     Concentration of Risk

     A significant portion of the Company’s rental income and hotel revenues were earned from Properties operating as various Marriott and Hilton brands. Additionally, the Company relies on Marriott to provide credit enhancements for certain of its Properties. Although the Company carefully screens its managers and tenants and has obtained interests in non-Marriott and non-Hilton branded Properties, poor performance by the Marriott or Hilton brands could significantly impact the results of operations of the Company. Management believes that this risk may be reduced through future acquisitions and diversification, and through the initial and continuing due diligence procedures performed by the Company.

     Current Economic Conditions

     The U.S. economy has continued to be negatively impacted by a general slowdown in business activity. Management currently expects the economic slowdown to continue throughout the remainder of 2003. In addition, the continued military activity in the Middle East may further slow down the recovery in the lodging industry and other unexpected events such as terrorist strikes may worsen the future outlook. As a result of these conditions, most of our hotel operators and managers have reported slower than expected recovery in the operating performance of our hotels. As of June 30, 2003, many of our leases and operating agreements contained credit enhancement features such as guarantees, which are intended to cover payment of minimum returns to the Company. However, there is no assurance that the existence of credit enhancements will provide the Company with uninterrupted cash flows to the extent that the recovery is prolonged. Additionally, if our tenants, hotel managers or guarantors default in their obligations to us, the Company’s revenues and cash flows may decline or remain at reduced levels for extended periods.

     An uninsured loss or a loss in excess of insured limits could have a material adverse impact on the operating results of the Company. Management feels that the Company has obtained reasonably adequate insurance coverage on its Properties. However, certain types of losses, such as from terrorist attacks, may be either uninsurable, too difficult to obtain or too expensive to justify insuring against.

LIQUIDITY AND CAPITAL RESOURCES

     The Company uses capital primarily to acquire or develop hotel Properties and invest in joint ventures, which acquire and own hotel Properties. Other smaller investments may be made in businesses which are ancillary to the lodging industry (“Ancillary Businesses”). Approximately 0.3% and 0.4% of the Company’s total assets reflect investments in Ancillary Businesses as of June 30, 2003 and December 31, 2002, respectively. The Company may also provide Mortgage Loans to operators of hotel brands, however, it has not done so as of June 30, 2003. Additionally, the Company is required to distribute at least 90 percent of its taxable income to stockholders. The Company generally raises funds through the sales of Common Stock, the acquisition of Permanent Financing, through draws on its revolving line of credit (the “Revolving LOC”) and through its operating activities.

Uses of Liquidity and Capital Resources

     Property Acquisitions

     During the six months ended June 30, 2003, the Company acquired the following Properties (in thousands):

Brand Affiliation	Property Location	Date of Acquisition	Purchase Price

Hyatt	Miami, FL	February 20, 2003	$36,000
JW Marriott	New Orleans, LA	April 21, 2003	92,500
Marriott Hotel*	Seattle, WA	May 23, 2003	88,900

     * Newly Constructed Property

     All of these Properties are leased to TRS entities of the Company and are operated by third-party managers. The Properties were recorded at cost, which was allocated between land, building, and equipment based on fair market value using appraisal data. Hotel operating assets, liabilities, and any related intangible assets are also recorded based on their fair values. The results of operations of the Properties since the date of acquisition are included in the consolidated results of operations.

     Additionally, the Company is currently developing one hotel in California (the “California Property”) and another hotel in Florida (the “Florida Property”). The California Property and the Florida Property are expected to be completed in September 2003 and June 2004, respectively. Construction in progress of approximately $8.1 and approximately $0.9 are included in hotel Properties in the accompanying condensed consolidated balance sheets as of June 30, 2003 and December 31, 2002, respectively. These Properties are expected to be leased to TRS entities of the Company and managed by a subsidiary of Marriott.

     Investments

     On April 21, 2003 and May 21, 2003, the Company invested $10 million and $5 million, respectively, in convertible preferred partnership units of Hersha Hospitality Limited Partnership (“HLP”). In addition, in connection with the acquisition of the Chelsea-Manhattan Property, on August 29, 2003, the Company invested approximately $4 million in convertible preferred partnership units of HLP and approximately $8 million in a joint venture with HLP. The joint venture assumed approximately $16 million of debt related to the Chelsea-Manhattan Property. The investment in HLP is structured to provide the Company with a 10.5 percent cumulative preferred distribution, paid quarterly, and each of the current and any future investments in joint ventures with HLP are or will be structured to provide the Company with a 10.5 percent cumulative preferred distribution on its unreturned capital contributions. There is no assurance, however, that such distributions or returns will be paid. HLP declares distributions quarterly in arrears and, therefore, the Company did not receive any distributions during the quarter ended June 30, 2003.

Investments in Unconsolidated Subsidiaries

     On February 20, 2003, the Company contributed a Doubletree hotel located in Arlington, Virginia (the “Doubletree Crystal City Property”), which was originally acquired in December 2002, and Hilton conveyed a Hilton hotel located in Rye, New York (the “Hilton Rye Town Property”) to an existing partnership in which the Company owns 75 percent and Hilton owns 25 percent (the “Hilton 2 Partnership”). Simultaneously, the Hilton 2 Partnership acquired three Embassy Suites Properties (one each located in Orlando, Florida; Arlington, Virginia; and Santa Clara, California) for a purchase price of $104.5 million. At the time of these transactions, the Hilton 2 Partnership obtained term financing of $145 million, which was allocated between these five Properties. The loan bears interest at 5.95 percent per annum and matures on March 1, 2010. Payments of interest only are due monthly through maturity.

     EMTG, LLC, a partnership in which the Company has a 31.25 percent interest, has engaged Dustin/Massagli LLC, a company in which one of the Company’s Directors is president, a director and a principal stockholder, to manage its business. In June 2003, the Company contributed an additional $726,563 to the partnership. Simultaneously, the other co-venturers also made contributions in amounts that maintained the existing ownership interests of each venturer.

     Distributions

     During the six months ended June 30, 2003 and 2002, the Company declared and paid Distributions to its stockholders of approximately $54.4 million and $32.5 million, respectively. In addition, on July 1, 2003 and August 1, 2003, the Company declared Distributions to stockholders of record on July 1, 2003 and August 1, 2003 respectively, totalling approximately $10.7 million, and $11.4 million, respectively, or $0.064583 per Share, payable by September 30, 2003.

     The Company has set its Distribution policy based on a balanced analysis of both current and long-term stabilized cash flows of its Properties and value creation. During the quarter and six months ended June 30, 2003, Distributions paid to stockholders were greater than cash flows generated from operations. This occurred predominantly because the Company’s acquisition strategy has focused on opportunistically investing in larger portfolios, which allows the Company to obtain increased efficiencies as it invests the proceeds received from this offering. As a result, larger cash outlays are required at the time of purchase which causes equity proceeds to accumulate for longer periods of time in cash and short-term investments prior to making such purchases. In addition, many of the larger Properties that the Company is currently operating through joint ventures are undergoing renovations or have recently been renovated. As a result, the cash distributions that the Company received from these joint ventures were less than what is ultimately expected to be received once these Properties stabilize and obtain their projected market share. Management expects this trend to continue at least through the remainder of 2003 as cash is invested and the renovated Properties stabilize. However, hotel operating improvements may be delayed if economic recovery is further delayed. During the six months ended June 30, 2003, the Company used borrowings on its Revolving LOC to fund a portion of its Distributions. During the quarter and six months ended June 30, 2003, the Company also utilized funding under its credit enhancements to fund a portion of Distributions to stockholders.

     For the six months ended June 30, 2003 and 2002, approximately 36 percent and 62 percent, respectively, of the Distributions received by stockholders were considered to be ordinary income and approximately 64 percent and 38 percent, respectively, were considered a return of capital to stockholders for federal income tax purposes. No amounts distributed to the stockholders for the six months ended June 30, 2003 and 2002 were required to be or have been treated by the Company as a return of capital for purposes of calculating the Stockholders’ 8% Return on Invested Capital.

     Redemptions

     In October 1998, the Board of Directors elected to implement the Company’s redemption plan. Under the redemption plan, prior to such time, if any, as Listing occurs, any stockholder who has held Shares for at least one year may present all or any portion equal to at least 25 percent of their Shares to the Company for redemption in accordance with the procedures outlined in the redemption plan. Upon presentation, the Company may elect, at its discretion, to redeem the Shares, subject to certain conditions and limitations. However, at no time during a 12-month period may the number of Shares redeemed by the Company exceed 5 percent of the number of Shares of the Company’s outstanding Common Stock at the beginning of the 12-month period. During the six months ended June 30, 2003 and 2002, approximately 239,000 Shares and 162,000 Shares, respectively, were redeemed at

$9.20 per Share (approximately $2.4 million and $1.5 million, respectively), and retired from Shares outstanding of Common Stock.

Sources of Liquidity and Capital Resources

     Equity Sales

     As of June 30, 2003, net proceeds to the Company from its four prior public offerings and this offering, loan proceeds and capital contributions from the Advisor, after deduction of selling commissions, marketing support fees, due diligence expense reimbursements and organizational and offering expenses, totalled approximately $2.037 billion. As of such date, the Company has used approximately $917 million of net offering proceeds and approximately $338 million of loan proceeds to invest in 62 hotel Properties and two parcels of land on which hotel Properties were being constructed, (including seven unconsolidated subsidiaries which own 18 Properties), approximately $27 million to invest in other public REITs, approximately $10 million to redeem approximately 1.1 million Shares of Common Stock, approximately $160 million to pay down its lines of credit and approximately $115 million to pay Acquisition Fees and expenses, leaving approximately $238 million available for future investments.

     During the period July 1, 2003 through August 29, 2003, the Company received additional net offering proceeds of approximately $214 million from this offering, obtained Permanent Financing of $79 million on two of its Properties, obtained a bridge loan in the amount of $189 million and borrowed the remaining approximately $73 million available under its Revolving LOC. During such period the Company used approximately $627 million to acquire interests in 62 additional Properties and had approximately $28 million available for investment in Properties and Mortgage Loans or other permitted investments. The Company expects to use the uninvested net proceeds from this offering and additional proceeds from this offering and the 2004 Offering to purchase interests in additional Properties and, to a lesser extent, invest in Mortgage Loans or other permitted investments such as investments in other real estate companies and partnerships. Additionally, the Company intends to borrow money to acquire interests in additional Properties, to invest in Mortgage Loans and to pay certain related fees. The Company intends to encumber Assets in connection with such borrowings. The Company currently has a Revolving LOC of approximately $96.7 million as described below. A total of approximately $73 million was available under the Revolving LOC as of June 30, 2003. This amount was subsequently borrowed in July 2003 in connection with the RFS transaction and to pay a portion of its Distributions to stockholders for the quarter ended June 30, 2003.

     On July 23, 2003, the Company filed a registration statement on Form S-11 with the Commission in connection with the proposed sale by the Company of up to 400 million Shares of Common Stock at $10 per Share ($4 billion) (the “2004 Offering”). Of the 400 million Shares of Common Stock to be offered, up to 50 million are expected to be available to stockholders purchasing Shares through the Reinvestment Plan. The 2004 Offering is expected to commence immediately following the termination of this offering. CNL Securities Corp., an Affiliate of the Advisor, is the Managing Dealer for the Company’s equity offerings.

     Debt Financing

     The Company’s objectives and strategies with respect to long-term debt are to (i) minimize the amount of interest incurred on Permanent Financing while limiting the risk related to interest rate fluctuations through hedging activities and (ii) maintain the ability to refinance existing debt. Because some of the Company’s mortgage notes bear interest at fixed rates, changes in market interest rates during the term of such debt will not affect the Company’s operating results. The majority of the Company’s fixed rate debt arrangements allow for repayment earlier than the stated maturity date. These prepayment rights may afford the Company the opportunity to mitigate the risk of refinancing at maturity at higher rates by refinancing prior to maturity. The weighted average effective interest rate on mortgages and other notes payable was approximately 7.1 percent as of June 30, 2003.

     In December 2002, the Company renegotiated its current construction loan facility, which resulted in an increased total borrowing capacity under the facility of $64 million. This construction loan facility expires in December 2005, and bears interest at a floating rate with a floor of 6.75 percent. This facility is being used to fund the construction of one hotel Property in California and another hotel Property in Florida. Another Property in Florida was constructed and opened in 2002. The outstanding construction cost of this Property remains outstanding under this loan. This facility may be used to fund the construction of other hotel Properties in the future. Approximately $28.8 million was outstanding under the construction loan facility as of June 30, 2003.

     The Company’s Revolving LOC is used to temporarily fund the acquisition and development of Properties, investments in Mortgage Loans and other permitted investments, and for other permitted corporate purposes. The Company is able to receive cash advances of up to approximately $96.7 million until September 2006. Interest payments are due monthly with principal payments of $1,000 due at the end of each loan year. Advances under the Revolving LOC bear interest at an annual rate of 225 basis points above 30-day LIBOR (3.37 percent as of June 30, 2003) and are collateralized by certain hotel Properties. As of June 30, 2003, the Company had approximately $24 million outstanding under the Revolving LOC. In July 2003, the Company borrowed the remaining available funds under the Revolving LOC in connection with the RFS transaction and to pay a portion of the Distributions paid to stockholders for the quarter ended June 30, 2003. See “Subsequent Events” below for additional information regarding the RFS transaction.

     The Company believes that the estimated fair value of the amounts outstanding on its fixed rate mortgages and notes payable under Permanent Financing arrangements as of June 30, 2003, approximated the outstanding principal amount.

     As of June 30, 2003, the Company’s fixed and variable rate debt instruments, excluding debt of unconsolidated partnerships, were as follows (in thousands):

	Principal and
	Accrued Interest					Interest
	Balance (in		Fixed Rate Per			Payments
Loan Description	thousands)	Maturity	Year		Variable Rate	Due

Three Properties in Lake Buena Vista, FL	$50,348	December 2007	8.335%		—	Monthly
Seven Properties located throughout the Western United States	83,836	July 2009	7.67	%*	—	Monthly
Property in Philadelphia, PA	32,116	December 2007	8.29%		—	Monthly
Tax Incremental Financing Note (“TIF Note”) on Property in Philadelphia, PA	8,098	June 2018	12.85	%****	—	Monthly
Portfolio of eight Marriott Properties located throughout the United States	90,749	November 2007	6.53%		—	Monthly
One Property located in New Jersey	31,151	December 2007	5.84%		—	Monthly
Three development Properties, one in California and two in Florida	28,755	December 2005	—		LIBOR + 275	Monthly
					bps***
One Property located in New Orleans	46,903	August 2027	8.08%		—	Monthly
Line of credit**	24,076	September 2006	—		LIBOR + 225	Monthly
					bps

*	Average interest rate as the loans bear interest ranging from 7.50 percent to 7.75 percent.

**	Revolving LOC.

***	The Construction LOC has an interest rate floor of 6.75 percent.

****	Tax Incremental Financing which is paid down with incremental real estate taxes resulting in an interest rate of 12.85 percent.

For information regarding Permanent Financing arrangements entered into subsequent to June 30, 2003, see “Business — Borrowing.”

     Exposure to Interest Rate Risk

     The Company may be subject to interest rate risk through outstanding balances on its variable rate debt. The Company may mitigate this risk by paying down additional outstanding balances on its variable rate loans from offering proceeds, refinancing with fixed rate permanent debt or obtaining cash flow hedges should interest rates rise substantially. At June 30, 2003, approximately $52.8 million in variable rate debt was outstanding.

     Management estimates that a one-percentage point increase in interest rates for the six months ended June 30, 2003, would have resulted in additional interest costs of approximately $1.4 million. This sensitivity analysis contains certain simplifying assumptions (for example, it does not consider the impact of changes in prepayment risk or credit spread risk). Therefore, although it gives an indication of the Company’s exposure to interest rate change, it is not intended to predict future results and the Company’s actual results will likely vary.

     The following is a schedule of the Company’s fixed and variable rate debt maturities, for the remainder of 2003, each of the next four years, and thereafter (in thousands):

	Fixed Rate
	Mortgages Payable	Variable Rate Other	Total Mortgages and
	and Accrued Interest	Notes Payable	Other Notes Payable

2003	$3,587	$170	$3,757
2004	3,292	—	3,292
2005	4,125	28,663	32,788
2006	4,436	23,999	28,435
2007	84,466	—	84,466
Thereafter	250,916	—	250,916

	$350,822	$52,832	$403,654

     Historical Cash Flows

     During the six months ended June 30, 2003 and 2002, the Company generated cash from operating activities of approximately $41.0 million and $28.6 million, respectively, and cash used in investing activities was approximately $315.0 million and $220.6 million for the six months ended June 30, 2003 and 2002, respectively. Cash used in investing activities consists primarily of additions to hotel Properties of approximately $235.0 million and $175.8 million during the six months ended June 30, 2003 and 2002, respectively, and investments in unconsolidated subsidiaries of approximately $23.7 million and $25.3 million during the six months ended June 30, 2003 and 2002, respectively. Cash used in investing activities also includes an increase in other assets of approximately $21.8 million that represents Acquisition Fees and costs which have not yet been allocated to hotel Properties and unconsolidated subsidiaries. This amount will be allocated to land, buildings and equipment or investments in unconsolidated subsidiaries as Properties are acquired or new joint ventures are entered into.

     Cash provided by financing activities was approximately $438.2 million and $195.4 million for the six months ended June 30, 2003, and 2002, respectively. Cash provided by financing activities for the six months ended June 30, 2003 and 2002, includes the receipt of approximately $402.0 million and $176.9 million, respectively, in subscriptions from stockholders. In addition, Distributions to stockholders for the six months ended June 30, 2003 and 2002, were approximately $54.4 million and $32.5 million, respectively (or $0.39 per Share for each applicable period). During the six months ended June 30, 2003, Distributions to stockholders exceeded cash flows from operations. The Company used its Revolving LOC to pay a portion of these Distributions as discussed above.

     Until Properties are acquired, or Mortgage Loans or other permitted investments are entered into, Net Offering Proceeds are held in short-term (defined as investments with a maturity of three months or less), highly liquid investments, such as demand deposit accounts at commercial banks, certificates of deposit and money market accounts. This investment strategy provides high liquidity in order to facilitate the Company’s use of these funds to acquire interests in Properties. At June 30, 2003, the Company had approximately $213.2 million invested in short-term investments as compared to approximately $49.0 million at December 31, 2002. The increase in the amount invested in short-term investments was primarily attributable to proceeds received from the sale of Common Stock offset by Property acquisitions during the six months ended June 30, 2003 and additional investments in joint ventures to acquire Properties and to fund renovation costs. The majority of these funds were used in the RFS transaction as described below in “Subsequent Events.”

     Liquidity Requirements

     The Company expects to meet its liquidity requirements, including payment of Offering Expenses, Property acquisitions and development, investments in Mortgage Loans and repayment of debt with proceeds from its equity offerings, cash flows from operations and refinancing of debt.

     Management believes that the Company has obtained reasonably adequate insurance coverage. However, certain types of losses, such as from terrorist attacks, may be either uninsurable, too difficult to obtain or too expensive to justify insuring against.

OTHER INFORMATION

     Related Parties

     Certain Directors and officers of the Company hold similar positions with the Advisor and its Affiliates, including the Managing Dealer for the Company’s equity offerings, CNL Securities Corp. These Affiliates are by contract entitled to receive fees and compensation for services provided in connection with Common Stock offerings, and the acquisition, development, management and sale of the Company’s Assets.

     Amounts incurred relating to these transactions with Affiliates were as follows for the six months ended June 30 (in thousands):

	2003	2002

CNL Securities Corp.:
Selling Commissions*	$30,060	$13,285
Marketing support fee and due diligence expense reimbursements*	1,999	885

	32,059	14,170

Advisor and its Affiliates:
Acquisition Fees	28,672	10,291
Development Fees	1,667	1,004
Asset Management Fees	4,983	3,075

	35,322	14,370

	$67,381	$28,540

     *     The majority of these commissions, fees and reimbursements were reallowed to unaffiliated broker-dealer firms.

     Of these amounts, approximately $4.3 million and $2.5 million are included in due to related parties in the accompanying consolidated balance sheets as of June 30, 2003 and December 31, 2002, respectively.

     The Advisor and its Affiliates provide various administrative services to the Company, including services related to accounting; financial, tax and regulatory compliance reporting; stockholder Distributions and reporting; due diligence and marketing; and investor relations (including administrative services in connection with the offerings), on a day-to-day basis. The expenses incurred for these services were classified as follows for the six months ended June 30 (in thousands):

	2003	2002

Stock issuance costs	$2,322	$1,844
General operating and administrative expenses	825	603

	$3,147	2,447

     The Company maintains bank accounts in a bank in which certain officers and Directors of the Company serve as directors and are stockholders. The amounts deposited with this bank were approximately $19.7 million and $14.9 million at June 30, 2003 and December 31, 2002, respectively.

     EMTG, LLC, a partnership in which the Company has a 31.25 percent interest, has engaged Dustin/Massagli LLC, a company in which one of the Company’s Directors is president, a director and a principal stockholder, to manage its business. In June 2003, the Company contributed an additional $726,563 to the partnership. Simultaneously, the other co-venturers also made contributions in amounts that maintained the existing ownership interests of each venturer.

     The Company owns a 10 percent interest in CNL Plaza, Ltd., a limited partnership that owns an office building located in Orlando, Florida, in which the Advisor and its Affiliates lease office space. The remaining interest in the limited partnership is owned by several Affiliates of the Advisor. In connection with this acquisition, the Company has severally guaranteed a 16.67 percent share, or approximately $2.6 million, of a $15.5 million unsecured promissory note of the limited partnership.

     Commitments and Contingencies

     From time to time the Company may be exposed to litigation arising from the operation of its business. At this time, management does not believe that resolution of these matters will have a material adverse effect on the Company’s financial condition or results of operations.

     In connection with the RFS transaction (see “Subsequent Events” below), on May 13, 2003, A. Bruce Chasen filed a putative class action lawsuit in the Circuit Court of Shelby County, Tennessee, 30th Judicial District against RFS, RFS’s directors and the Company. On June 6, 2003, the complaint was amended. The amended putative class action complaint alleges, among other things, that (i) the merger consideration to be received by RFS’s shareholders is significantly less than the intrinsic value of RFS, (ii) the RFS directors breached their fiduciary duties to shareholders on a variety of grounds including failing to ascertain the true value of RFS, failing to determine whether there were any other bidders for RFS, and failing to avoid certain alleged conflicts of interest shared by members of the RFS Board and its financial advisor, (iii) the Company aided and abetted the RFS Board in connection with their breach of fiduciary duties, (iv) the RFS Board violated portions of the Tennessee Investor Protection Act, and (v) the RFS proxy statement is false and misleading. Among other things, the amended complaint seeks certification of the class action, an injunction enjoining RFS and the Company from completing the merger, monetary damages in an unspecified amount, the payment of attorney’s fees, and rescissory damages. On July 1, 2003 the Company filed an answer to the amended complaint setting forth an affirmative defense and its general denials of the allegations set forth therein. The plaintiff’s motion for a temporary restraining order for purposes of enjoining the transaction, which was argued by the plaintiff on July 8, 2003, was denied by the Circuit Court of Shelby County, Tennessee, 30th Judicial District on said date. Based upon the information currently available to the Company, the Company believes the allegations contained in the amended complaint are without merit and intends to vigorously defend the action.

     As of August 29, 2003, the Company had a commitment to (i) acquire interests in two hotel Properties for an anticipated aggregate purchase price of approximately $66 million, (ii) construct or complete construction on two Properties, with an estimated cost of approximately $64 million, (iii) fund the remaining total of approximately $2.9 million for Property improvements in one existing partnership, and (iv) fund furniture, fixture and equipment replacements valued at $1.4 million at one Property. The Company also has committed to fund its pro rata share of working capital shortfalls and construction commitments for its partnerships, if shortfalls arise, and has guaranteed the debt service for several of its subsidiaries and partnerships. The acquisition of the additional Properties is subject to the fulfillment of certain conditions. There can be no assurance that any or all of the conditions will be satisfied or, if satisfied, that the acquisition will occur. In order to enter into these and other transactions, the Company must obtain additional funds through the receipt of additional offering proceeds and/or Permanent Financing.

     The Company has entered into an agreement whereby if certain conditions are met, the leases with respect to ten Properties currently leased to third-party tenants on a triple-net basis must be assumed by the Company on or before March 31, 2004. In order for this to occur, the Properties must have operating results above a certain minimum threshold. If these conditions are met and the Company does not assume these leases by the deadline, the Company has agreed to return approximately $3 million in security deposits it holds on three of the Properties. If these conditions are met and the Company does assume these leases, the Company will not be obligated to pay any additional consideration for the leasehold position and the manager will be allowed to participate, through incentive fees, in any additional earnings above what would otherwise be the minimum rent. Additionally, if the conditions are met and the Company assumes these leases, it would be released from its current obligation to return the security deposits it holds on these three Properties.

     In addition to its commitments to lenders under its loan agreements and obligations to fund Property acquisitions and development, the Company is a party to certain contracts which may result in future obligations to third parties. See description of obligations below.

     The following table presents the Company’s contractual cash obligations and related payment periods as of June 30, 2003 (in thousands):

Contractual Cash	Less than 1
Obligations	Year	2-3 Years	4-5 Years	Thereafter	Total

Mortgages and other notes payable (including Revolving LOC and other liabilities)	$3,757	$36,080	$112,901	$250,916	$403,654
Refundable tenant security deposits	—	—	—	12,850	12,850

Total	$3,757	$36,080	$112,901	$263,766	$416,504

     Refundable Tenant Security Deposits — The Company is obligated to return security deposits to unrelated third-party tenants at the end of the lease terms in accordance with the lease agreements. The Company has recorded a liability for such security deposits totalling approximately $12.9 million as of June 30, 2003.

     The following table presents the Company’s future potential commitments, contingencies and guarantees, which can be assigned a monetary value, and the related estimated expiration periods as of June 30, 2003 (in thousands):

Commitments and
Contingencies and	Less than 1
Guarantees	Year	2-3 Years	4-5 Years	Thereafter	Total

Guarantee of unsecured promissory note of unconsolidated subsidiary	$—	$2,583	$—	$—	$2,583
Earnout provision	—	2,472	—	—	2,472
Marriott put option	—	—	—	11,050	11,050
Irrevocable letter of credit	—	—	—	1,375	1,375
Pending investments	55,550	—	—	—	55,550
RFS transaction*	382,132	—	—	—	382,132

Total	$437,682	$5,055	$—	$12,425	$455,162

*     See the “Subsequent Events” section below for additional information about this transaction.

     The Company does not anticipate being required to fund any of the potential commitments in the above table, with the exception of the pending investments, which are subject to the completion of due diligence procedures and other factors and the RFS transaction, which occurred in July 2003. The following paragraphs briefly describe the nature of some of the above commitments and contractual cash obligations.

     Guarantee of Debt on Behalf of Unconsolidated Subsidiaries — The Company has severally guaranteed 16.67 percent of a $15.5 million note payable on behalf of a subsidiary of CNL Plaza, Ltd. The maximum obligation to the Company is approximately $2.6 million, plus interest. Interest accrues at a rate of LIBOR plus 200 basis points per annum on the unpaid principal amount. This guarantee shall continue through the loan maturity in November 2004.

     Guarantee of Other Obligations on Behalf of Unconsolidated Subsidiaries — The Company has generally guaranteed, in connection with loans to certain unconsolidated subsidiaries, the payment of certain obligations that may arise out of fraud or misconduct of the subsidiary borrower. This guarantee will be in effect until the loans have been paid in full.

     Earnout Provisions on Property Acquisitions — The Company is currently subject to earnout provisions on two of its Properties, whereby if the operating performance of the two Properties exceeds a certain predefined threshold, additional consideration will be due to the prior owner. The earnout provision will terminate on May 31, 2004, at which time the Company will have no further liability. The maximum amount of consideration that the Company may be obligated to pay is approximately $2.5 million.

     Marriott Put Option — Marriott has the right in certain partnerships with the Company to require the Company to buy a portion of Marriott’s ownership. Certain of these rights are exercisable if predefined operating results are obtained. Should such conditions be met, the Company may be obligated to buy interests with an estimated value of approximately $13.1 million as of June 30, 2003.

     Irrevocable Letters of Credit — The Company has obtained an irrevocable letter of credit for the benefit of a lender in the amount of approximately $0.8 million. The letter of credit is automatically extended each fiscal year until November 10, 2007.

     The Company has obtained another irrevocable letter of credit for the benefit of a lender in the amount of approximately $0.6 million. The letter of credit is automatically extended each fiscal year until October 25, 2007. The Company could be liable to the extent that drawings under the letter of credit occur.

     Credit Enhancements

     The Company benefits from various types of credit enhancements that have been provided by the managers of many of its hotel Properties. These credit enhancements may be provided to the Company directly or indirectly through unconsolidated subsidiaries. All of the credit enhancements are subject to expiration, or “burn-off” provisions over time. There is no guarantee that the Company will continue to be able to obtain credit enhancements in the future. As a result of the events of September 11, 2001 and a general downturn in the overall economy, the Company’s net earnings and cash flows were substantially enhanced by these credit features. To the extent that this trend continues and current credit enhancements are fully utilized or expire, the Company’s results of operations and its ability to pay Distributions to stockholders may be adversely affected. The following are summaries of the various types of credit enhancements that the Company benefits from:

     Limited Rent Guarantees – Limited rent guarantees (“LRG”) are provided by hotel managers to the Company for certain Properties which the Company leases on a triple-net basis to unrelated third-party tenants. These credit enhancements guarantee the full, complete and timely payment of rental payments to the Company. The expiration of LRGs may result in the inability of the Company to collect the full amount of rent from its third-party tenants. The following table summarizes the amounts and utilization of the LRGs which benefit the Company (in thousands):

		Unconsolidated
	Company	Subsidiaries

Amount of LRG available as of December 31, 2002	$1,327	$—
Utilization during six months ended June 30, 2003	(158)	—

Amount of LRG available as of June 30, 2003	$1,169	$—

     Threshold Guarantees – Threshold guarantees (“TG”) are provided by third-party hotel managers to the Company in order to guarantee a certain minimum return for each of the Properties covered by the TG. Generally, each TG is available for a specific Property or pool of Properties. Funding under these guarantees is either recognized as other income, as a reduction in base management fees or as liabilities by the Company, depending upon whether the funded amounts are required to be repaid by the Company in the future. The expiration of TGs may result in a reduction of other income and cash flows derived from these Properties in future operating periods. The following table summarizes the amounts and utilization of the Company’s TGs (in thousands):

		Unconsolidated
	Company	Subsidiaries

Amount of TG available as of December 31, 2002	$37,871	$—
New TG obtained	13,900	—
Utilization during six months ended June 30, 2003	(12,672)	—

Amount of TG available as of June 30, 2003	$39,099	$—

     During the six months ended June 30, 2003 and 2002, the Company recognized approximately $6.4 million and $1.9 million, respectively, in other income and approximately $1.6 million and $0, respectively, as a reduction in base management fees as a result of TG amounts that were utilized. As of June 30, 2003 and December 31, 2002, the Company had $0.5 million and $0, respectively, recorded as other liabilities related to funding under its TGs. The repayment of TG fundings that have been recorded as other liabilities is expected to be paid from future operating cash flows in excess of minimum returns to the Company. Of the remaining amount available under the TGs, approximately $5 million will be subject to repayment provisions if utilized.

     For ten of the Company’s Properties leased to affiliates of Marriott, the TG funding is treated like LRG funding until such time as the leases for the Properties are assumed by the Company. Until that time, TG funding for these Properties will be funded directly to the third-party tenants of these Properties, which in turn allows such tenants to make periodic rental payments as discussed above. The TG applicable to these Properties is expected to be fully utilized and expire in the third quarter of 2003. At that time, the third-party tenants will remain obligated to make rental payments to the Company under its operating leases for these Properties. The scheduled rent payments for Properties covered by this guarantee are $26.7 million during each fiscal year. There is no guarantee that the Company will assume the leases for these ten Properties. The amount of rental income from operating leases related to TG funding for these Properties was approximately $6.0 million during the six months ended June 30, 2003.

     Liquidity Facility Loans — Liquidity Facility Loans (“LFL”) are provided by hotel managers to the Company in order to guarantee a certain minimum distribution for each of the Properties covered by the LFL. Funding under LFLs is recognized as a liability by the Company and its unconsolidated subsidiaries because the Company may be required to repay amounts funded. The expiration of LFLs for the Company’s Properties may result in a reduction in cash flows derived from these Properties. The following table summarizes the amounts and utilization of the Company’s LFLs (in thousands):

		Unconsolidated
	Company	Subsidiaries

Amount of LFL available as of December 31, 2002	$4,867	$46,028
Utilization during six months ended June 30, 2003	(2,187)	(20,788)

Amount of LFL available as of June 30, 2003	$2,860	$25,240

     As of June 30, 2003 and December 31, 2002, the Company had liabilities of approximately $7.6 million and $5.6 million, respectively, and the Company’s unconsolidated subsidiaries had liabilities of approximately $38.7 million and $23.9 million, respectively, from LFL fundings. The repayment of these liabilities is expected to be paid from future operating cash flows in excess of minimum returns to the Company. The LFL for the Waikiki Beach Marriott Property, in which the Company owns a 49 percent joint venture interest, is expected to expire in the fourth quarter of 2003. As a result, the Company and its co-venturers may no longer receive cash distributions from this joint venture and may be required to make capital contributions to fund hotel operating shortfalls until the time that the operating performance of this Property improves. This may reduce cash flows available for Distributions to the stockholders of the Company.

     Senior Loan Guarantees — Senior loan guarantees (“SLG”) are provided by hotel managers to the Company in order to guarantee the payment of senior debt service for each of the Properties covered by the SLG. Funding under SLGs is recognized as a liability by the Company and its unconsolidated subsidiaries because in the future the Company may be required to repay the amounts funded. The expiration of SLGs from Properties owned directly by the Company or through unconsolidated subsidiaries may result in a decrease in the cash distributions that the Company receives from such subsidiaries and may affect the Company’s ability to pay debt service. The following table summarizes the amounts and utilization of the Company’s SLGs (in thousands):

		Unconsolidated
	Company	Subsidiaries

Amount of SLG available as of December 31, 2002	$—	$21,098
Utilization during six months ended June 30, 2003	—	(4,775)

Amount of SLG available as of June 30, 2003	$—	$16,323

     As of June 30, 2003 and December 31, 2002, the Company’s unconsolidated subsidiaries had liabilities of approximately $20.3 million and $8.5 million, respectively, from SLG funding. The repayment of these liabilities is expected to be from future operating cash flows in excess of minimum returns to the Company. The SLG for the Waikiki Beach Marriott Property is expected to expire in the third quarter of 2003. When this occurs, the Company and its co-venturers may be required to make capital contributions to fund debt service until the operations of the Property improve. This may reduce cash flows available for Distribution to the stockholders of the Company.

     Recent Accounting Pronouncements

     In January 2003, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 46 (“FIN 46”), “Consolidation of Variable Interest Entities,” to expand upon and strengthen existing accounting guidance that addresses when a company should include the assets, liabilities and activities of another entity in its financial statements. To improve financial reporting by companies involved with variable interest entities (more commonly referred to as special-purpose entities or off-balance sheet structures), FIN 46 requires that a variable interest entity be consolidated by a company if that company is subject to a majority risk of loss from the variable interest entity’s activities or entitled to receive a majority of the entity’s residual returns or both. Prior to FIN 46, a company generally included another entity in its consolidated financial statements only if it controlled the entity through voting interests. The purpose of consolidating variable interest entities is to provide more complete information about the resources, obligations, risks and opportunities of the consolidated company. The consolidation requirements of FIN 46 apply immediately to variable interest entities created after January 31, 2003, and to older entities in the first fiscal year or interim period beginning after June 15, 2003. As of June 30, 2003, the Company was evaluating the effect of FIN 46. Under the terms of some or all of the Company’s unconsolidated subsidiaries’ formation agreements, the Company is required to fund its pro rata share of losses of these entities in order to maintain its current ownership share. The Company has also guaranteed a portion of the debt on CNL Plaza, Ltd. (see Note 12, to the Condensed Consolidated Financial Statements, “Commitments and Contingencies”). These or other variable interests could result in the consolidation of one or more unconsolidated subsidiaries or other investments upon implementation of FIN 46.

     In April 2003, the FASB issued Statement of Financial Accounting Standards No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities” (“FASB 149”). FASB 149 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under FASB Statement No. 133, “Accounting for Derivative Instruments and Hedging Activities.” The adoption of FASB 149 is not expected to have a significant impact on the results of operations of the Company.

     In May 2003, the FASB issued FASB Statement No.150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity” (“FASB 150”). FASB 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. FASB 150 will require issuers to classify certain financial instruments as liabilities (or assets in some circumstances) that previously were classified as equity. Some of the examples of financial instruments covered by FASB 150 include shares that are mandatorily redeemable, and other financial instruments that embody an obligation to repurchase outstanding shares or a conditional obligation that requires settlement by issuing a variable number of the entity’s shares. FASB 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatorily redeemable financial instruments of non-public entities which are subject to its provisions for the first fiscal period beginning after December 15, 2003.

     Subsequent Events

     On July 10, 2003, the Company acquired RFS Hotel Investors, Inc., a Tennessee REIT (“RFS”) and RFS Partnership, L.P. (“RFS OP”), for approximately $383 million in cash ($12.35 per share or limited partnership unit). Upon consummation of this transaction, RFS was merged with and into a subsidiary of the Company and RFS ceased to exist as a separate corporate entity. Further, upon consummation of this transaction, a subsidiary of the Company was merged with and into RFS OP and RFS OP continued to exist as an indirect wholly owned subsidiary of the Company. Prior to the closing of this transaction, RFS was publicly traded on the New York Stock Exchange under the symbol “RFS.” The former assets of RFS are now held by subsidiaries of the Company. By virtue of the closing of the transaction, the Company and its subsidiaries (which now include RFS OP) are responsible for the former debts and obligations of RFS and its subsidiaries (approximately $318 million). In connection with this transaction, the Company paid transaction costs and assumed certain liabilities related to severance and termination costs which are expected to total approximately $53 million. The Company initially financed this transaction by using approximately $158 million from sales of Common Stock in this offering, borrowing approximately $43 million under its Revolving LOC, obtaining $50 million in Permanent Financing related to one of its Properties, as discussed in “Business — Borrowing above, obtaining an additional $81 million in permanent debt funding from an existing loan and obtaining a bridge loan of $101 million from an affiliate of Bank of America. In August 2003, the Company obtained an additional $88 million from the same bridge loan, of which approximately $42 million was used to retire RFS secured notes and $46 million was used to acquire an additional Property. Subject to compliance with certain loan covenants, the bridge loan is expected to be repaid with proceeds from the issuance of debt securities and proceeds that the Company receives from the sale of its Common Stock through this offering. Up to an additional $131 million is available to the Company under the bridge loan in order to refinance the former RFS debts to which the Company succeeded and for certain other approved uses. Previously, on May 9, 2003, in a separate transaction, the Company purchased from RFS one million newly issued shares of RFS’s common stock at a price per share of $12.35, the proceeds of which were used by RFS to pay down its then existing line of credit. This amount was recorded in prepaid expenses and other assets as of June 30, 2003.

     In connection with the RFS transaction, the Company acquired 57 hotels with approximately 8,300 rooms located in 24 states. Brands under which these hotels are operated include Sheraton®, Residence Inn® by Marriott®, Hilton®, DoubleTree®, Holiday Inn®, Hampton Inn®, and Homewood Suites by Hilton®. Flagstone Hospitality Management LLC, which previously managed 50 of the 57 hotel properties, will continue to do so for a period of time. The Company expects to terminate management contracts for many of the Properties in the former RFS portfolio and intends to enter into management agreements with internationally recognized hotel brand managers. Management believes this transaction provides further brand and geographic diversification to the Company’s portfolio of hotels.

     The following tables show hotel operating statistics for 54 of the 57 comparable hotels previously owned by RFS for the three and six months ended June 30, 2003. The hotels excluded in the comparable statistics are the Residence Inns in Fishkill, NY and Sacramento, CA which were undergoing substantial renovations resulting in meaningful rooms out of service, and the Hotel Rex in San Francisco, CA, which closed in November 2002 and didn’t fully reopen until June 2003 after undergoing an earthquake retrofit and renovation. Aggregate capital expenditures for these three hotel projects were approximately $5.8 million.

COMPARABLE RFS HOTELS OPERATING STATISTICS
For the Three Months Ended June 30, 2003

					Revenue Per Available
	OCCUPANCY		ADR		Room

		Variance vs.		Variance vs.		Variance vs.
Hotel Type	2003	2002	2003	2002	2003	2002

Full Service	66.1%	(3.2)pts	$93.25	(7.4)%	$61.63	(11.7)%
Extended Stay	74.8%	(2.2)pts	88.29	(3.2)%	66.04	(5.9)%
Limited Service	68.8%	(3.0)pts	69.85	(0.3)%	48.02	(4.4)%

Total	69.2%	(2.9)pts	$82.99	(4.0)%	57.45	(7.8)%

COMPARABLE RFS HOTELS OPERATING STATISTICS
For the Six Months Ended June 30, 2003

					Revenue Per Available
	OCCUPANCY		ADR		Room

		Variance vs.		Variance vs.		Variance vs.
Hotel Type	2003	2002	2003	2002	2003	2002

Full Service	64.9%	0.1pts	$92.95	(7.4)%	$60.28	(7.4)%
Extended Stay	75.8%	(0.8)pts	88.81	(3.3)%	67.28	(4.3)%
Limited Service	64.5%	(2.3)pts	71.04	0.0%	45.84	(3.4)%

Total	67.4%	(1.0)pts	$83.72	(3.8)%	56.40	(5.3)%

     During the period July 1, 2003 through August 29, 2003, the Company received subscription proceeds from this offering of approximately $214 million for approximately 21.4 million Shares of Common Stock.

     On July 1, 2003 and August 1, 2003, the Company declared Distributions to stockholders of record on July 1, 2003 and August 1, 2003, respectively, totalling approximately $10.7 million and $11.4 million, respectively, or $0.064583 per Share, payable by September 30, 2003.

     In July 2003, the Company obtained Permanent Financing of $50 million on one Property located in Seattle, Washington. The loan bears interest at a rate of 4.93% per annum and required interest only payments through maturity in July 2008.

     In July 2003, the Company borrowed the remaining available funds of approximately $73 million under its Revolving LOC in order to fund a portion of the RFS transaction (See Note 11 to the Condensed Consolidated Financial Statements, “RFS Merger”) and a portion of the Distributions paid to stockholders for the quarter ended June 30, 2003.

     For information regarding Permanent Financing arrangements entered into subsequent to July 2003, see “Business — Borrowing.”

     The Company is currently seeking additional Properties or other permitted real estate related investment opportunities, such as investments into other real estate companies or joint ventures.

MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following information updates the corresponding information beginning on page 112 of the Prospectus.

     Effective as of May 1, 2003, James M. Seneff, Jr. resigned as co-Chief Executive Officer of the Company. Mr. Seneff continues to serve as Chairman of the Board of the Company and co-Chief Executive Officer and Chairman of the Board of the Advisor. In addition, effective May 1, 2003, Thomas J. Hutchison III, who previously served as co-Chief Executive Officer, was appointed sole Chief Executive Officer of the Company.

     On June 27, 2003, at the Company’s annual meeting of stockholders, Robert A. Bourne was re-appointed a director of the Company and resumed the position of Vice Chairman of the Board of Directors. Matthew W. Kaplan’s term as an Independent Director of the Company’s Board expired upon the completion of the elections.

THE ADVISOR AND THE ADVISORY AGREEMENT

THE ADVISOR

     As of July 14, 2003, Marcel Verbaas no longer serves as Senior Vice President of Structured Investments for the Advisor.

     The following information is inserted following the first paragraph on page 118 of the Prospectus.

     Paul Williams, age 39, joined the Advisor in July 2003 and serves as its Senior Vice President of Strategic and Financial Planning. Mr. Williams is responsible for developing corporate strategy and implementing financial plans and targets to achieve the Advisor’s goals. In this capacity, Mr. Williams works closely with the acquisition and development departments to identify as well as execute corporate and asset investments which meet specified criteria. Mr. Williams brings 16 years of experience in the areas of investment banking, finance and real estate including mergers and acquisitions, capital markets, accounting and consulting. Immediately prior to his employment with the Advisor, Mr. Williams served six years as Principal in Mergers and Acquisitions with Banc of America Securities LLC. In doing so, he executed over $10 billion in corporate and asset transactions while specializing in identification and execution of mergers, acquisitions, sales and restructurings for real estate investment trusts and real estate opportunity funds. In addition, Mr. Williams spent 10 years with public accounting firms Price Waterhouse and Deloitte & Touche. Mr. Williams holds a bachelor’s degree in accounting from the University of Florida.

     Barry A.N. Bloom, age 39, joined the Advisor in May 2003 and serves as its Senior Vice President of Portfolio Management & Administration. Mr. Bloom is responsible for the oversight of select hotel assets as well as directing the Advisor’s efforts in management and franchise agreement administration, real estate ownership issues, hotel technology and integrating acquisitions into the Advisor’s existing portfolio management systems. Immediately prior to joining the Advisor, Mr. Bloom served as Vice President — Investment Management for Hyatt Development Corporation for three years. At Hyatt, he was responsible for providing ownership discipline and oversight for over 50 hotels and provided direction and decision making for capital expenditures and real estate issues. Prior to serving as Vice President of Hyatt, Mr. Bloom was a Vice President at Tishman Hotel Corporation where he spent over 10 years in a variety of capacities including investment banking, asset management and property management. Prior to joining Tishman, he worked for VMS Realty Partners and Pannell Kerr Forster. Mr. Bloom holds an MBA from the Johnson School at Cornell University and a bachelor’s degree from the School of Hotel Administration at Cornell University.

CERTAIN TRANSACTIONS

     The following information should be read in conjunction with the “Certain Transactions” section beginning on page 120 of the Prospectus.

     The Managing Dealer is entitled to receive Selling Commissions amounting to 7.5% of the total amount raised from the sale of Shares of Common Stock for services in connection with the offering of Shares, a substantial portion of which may be paid as commissions to other broker-dealers. During the period January 1, 2003 through August 29, 2003, the Company incurred approximately $45.3 million of such fees in connection with its 2002 Offering and this offering, the majority of which has been paid by CNL Securities Corp. as commissions to other broker-dealers.

     In addition, the Managing Dealer is entitled to receive a marketing support fee equal to 0.5% of the total amount raised from the sale of Shares from the 2002 Offering and this offering, a portion of which may be reallowed to other broker-dealers. For the period January 1, 2003 through August 29, 2003, the Company incurred approximately $3 million of such fees in connection with its 2002 Offering and this offering, the majority of which has been reallowed to other broker-dealers.

     The Advisor is entitled to receive Acquisition Fees for services in identifying the Properties and structuring the terms of the acquisition and leases of the Properties and structuring the terms of the Mortgage Loans equal to 4.5% of the total amount raised from the sale of Shares and loan proceeds from Permanent Financing and the Line of Credit that are used to acquire Properties. However, no Acquisition Fees will be paid on loan proceeds from the Line of Credit until such time as all Net Offering Proceeds have been invested by the Company. For the period

January 1, 2003 through August 29, 2003, the Company incurred approximately $27.3 million of such fees in connection with its 2002 Offering and this offering. Additionally, for the period January 1, 2003 through August 29, 2003, the Company incurred Acquisition Fees totalling approximately $13 million as the result of Permanent Financing used to acquire certain Properties.

     CNL Hotel Development Company, a subsidiary of the Advisor, is entitled to receive fees in connection with the development, construction, or renovation of certain Properties, generally equal to 4% to 5% of anticipated project costs. During the six months ended June 30, 2003, the Company incurred approximately $1.7 million of such fees. Such fees are included in land, buildings and equipment on operating leases and investment in unconsolidated subsidiaries in the accompanying consolidated balance sheet included in Financial Information commencing on page F-1.

     The Company and the Advisor have entered into an Advisory Agreement pursuant to which the Advisor will receive a monthly Asset Management Fee of one-twelfth of 0.60% of the Company’s Real Estate Asset Value and the outstanding principal balance of any Mortgage Loans as of the end of the preceding month. The Asset Management Fee, which will not exceed fees which are competitive for similar services in the same geographic area, may or may not be taken, in whole or in part as to any year, in the sole discretion of the Advisor. All or any portion of the Asset Management Fee not taken as to any fiscal year shall be deferred without interest and may be taken in such other fiscal year as the Advisor shall determine. During the six months ended June 30, 2003, the Company incurred approximately $5 million of such fees.

     The Company incurs operating expenses which, in general, are those expenses relating to administration of the Company on an ongoing basis. Pursuant to the Advisory Agreement described above, the Advisor is required to reimburse the Company the amount by which the total Operating Expenses paid or incurred by the Company exceed in any four consecutive fiscal quarters, the greater of 2% of Average Invested Assets or 25% of Net Income. During the six months ended June 30, 2003, the Company’s Operating Expenses did not exceed the Expense Cap.

     The Advisor and its Affiliates provide accounting and administrative services to the Company (including accounting and administrative services in connection with the offering of Shares) on a day-to-day basis. For the six months ended June 30, 2003, the Company incurred a total of approximately $3.1 million for these services, approximately $2.3 million of such costs representing stock issuance costs and approximately $.8 million representing general operating and administrative expenses, including costs related to preparing and distributing reports required by the Securities and Exchange Commission.

     The Company maintains bank accounts in a bank in which certain officers and Directors of the Company serve as directors and are stockholders. The amount deposited with this bank at August 29, 2003 was approximately $25 million. The terms and conditions offered by this bank are similar and competitive with terms offered by unrelated banks.

     EMTG, LLC, a partnership in which the Company has a 31.25% interest, has engaged Dustin/Massagli LLC, a company in which one of the Company’s directors is president, a director and a principal stockholder, to manage its business. In June 2003, the Company contributed an additional $726,563 to the partnership. Simultaneously, the other co-venturers also made contributions in amounts that maintained the existing ownership interests of each venturer.

DISTRIBUTION POLICY

     The following information updates and replaces the table and footnotes on page 131 of the Prospectus.

DISTRIBUTIONS

     The following table presents total Distributions declared and Distributions per Share:

	Quarter

	First	Second	Third	Fourth	Year

2003:
Total Distributions declared	$25,395,897	$29,010,372
Distributions per Share	0.194	0.194
2002:
Total Distributions declared	$15,431,508	$17,058,036	$19,321,343	$22,404,860	$74,217,458
Distributions per Share	0.194	0.194	0.194	0.194	0.775
2001:
Total Distributions declared	$9,772,721	$11,256,998	$13,036,969	$14,342,972	$48,409,660
Distributions per Share	0.191	0.191	0.194	0.194	0.770
2000:
Total Distributions declared	$5,522,124	$6,414,210	$7,533,536	$8,612,405	$28,082,275
Distributions per Share	0.181	0.181	0.188	0.188	0.738
1999:
Total Distributions declared	$998,652	$2,053,964	$3,278,456	$4,434,809	$10,765,881
Distributions per Share	0.175	0.181	0.181	0.181	0.718
1998:
Total Distributions declared	$101,356	$155,730	$362,045	$549,014	$1,168,145
Distributions per Share	0.075	0.075	0.142	0.175	0.467

(1)	In July and August 2003, the Company declared Distributions totalling $10,747,413 and $11,401,211, respectively (representing $0.06458 per Share), payable by September 30, 2003. Distributions for the 12-month period ended August 31, 2003 represent an historical return of 7.75%.

(2)	For the six months ended June 30, 2003 and the years ended December 31, 2002, 2001, 2000, 1999 and 1998, approximately 36%, 51%, 52%, 63%, 75% and 76%, respectively, of the Distributions declared and paid were considered to be ordinary income and approximately 64%, 49%, 48%, 37%, 25% and 24%, respectively, were considered a return of capital for federal income tax purposes. No amounts distributed to stockholders for the periods presented are required to be or have been treated by the Company as return of capital for purposes of calculating the Stockholders’ 8% Return on Invested Capital. Due to the fact that the Company had not yet acquired all of its Properties and was still in the offering stage as of December 31, 2002, the characterization of Distributions for federal income tax purposes is not necessarily considered by management to be representative of the characterization of Distributions in future periods. In addition, the characterization for tax purposes of Distributions declared for the six months ended June 30, 2003, may not be indicative of the results that may be expected for the year ending December 31, 2003.

(3)	Cash distributions are declared by the Board of Directors and generally are based on various factors, including cash available from operations. Approximately 86%, 79%, 60%, 26%, 30% and 18% of cash distributions for the six months ended June 30, 2003 and the years ended December 31, 2002, 2001, 2000, 1999 and 1998, respectively, represent a return of capital in accordance with generally accepted accounting principles (“GAAP”). Cash distributions treated as a return of capital on a GAAP basis represent the amount of cash distributions in excess of accumulated net earnings on a GAAP basis, including deductions for depreciation expense. The Company has not treated such amounts as a return of capital for purposes of calculating Invested Capital and the Stockholders’ 8% Return.

(4)	Distributions declared and paid for the years ended December 31, 2002, 2001, 2000, 1999 and 1998, represent historical distribution rates of 7.75%, 7.70%, 7.38%, 7.18% and 4.67%, respectively, of Invested Capital.

     The following paragraph updates and replaces the corresponding paragraph on page 132 of the Prospectus.

     The Company intends to continue to make regular Distributions to stockholders. The payment of Distributions commenced in December 1997. Distributions will be made to those stockholders who are stockholders as of the record date selected by the Directors. The Board of Directors currently declares Distributions on a monthly basis using the first day of the month as the record date. In order for an investor to receive a Distribution, they must be a stockholder of record as of the record date. Therefore, newly admitted investors, or investors redeeming or transferring Shares, will not receive a Distribution for a record date that they are not considered a stockholder of record. Currently, Distributions are declared monthly and paid quarterly, unless a stockholder elects to receive Distributions monthly, as described below, during the offering period. In addition, Distributions are expected to be declared monthly and paid quarterly during any subsequent offering, and declared and paid quarterly thereafter. However, in the future, the Board of Directors, in its discretion, may determine to declare Distributions on a daily basis during the offering period.

SUMMARY OF THE
ARTICLES OF INCORPORATION AND BYLAWS

     At the Company’s June 27, 2003 annual meeting, the stockholders approved amendments to the Company’s Articles of Incorporation. Accordingly, the following section updates and replaces the “Summary of the Articles of Incorporation and Bylaws — Restriction of Ownership” section beginning on page 136 of the Prospectus.

RESTRICTION OF OWNERSHIP

     To qualify as a REIT under the Code, among other things, (i) not more than 50% of the value of the REIT’s outstanding stock may be owned, directly or indirectly (applying certain attribution rules), by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year, (ii) the REIT’s stock must be beneficially owned (without reference to any attribution rules) by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year; and (iii) certain other requirements must be satisfied. See “Federal Income Tax Considerations — Taxation of the Company.”

     To ensure that the Company satisfies these requirements, the Articles of Incorporation restrict the direct or indirect ownership (applying certain attribution rules) of shares of Common Stock and Preferred Stock by any Person (as defined in the Articles of Incorporation) to no more than 9.8% of the outstanding shares of such Common Stock or 9.8% of any series of Preferred Shares (the “Ownership Limit”). It is the responsibility of each Person (as defined in the Articles of Incorporation) owning (or deemed to own) more than 5% of the outstanding shares of Common Stock or any series of outstanding Preferred Stock to give the Company written notice of such ownership. In addition, to the extent deemed necessary by the Directors, the Company can demand that each stockholder disclose to the Company in writing all information regarding the Beneficial and Constructive Ownership (as such terms are defined in the Articles of Incorporation) of the Common Stock and Preferred Stock. However, the Articles of Incorporation generally provide that the Board of Directors, upon a receipt of a ruling from the Internal Revenue Service or an opinion of counsel or other evidence, representations or undertakings acceptable to the Board of Directors, may, in its sole discretion, waive the application of certain transfer restrictions or the Ownership Limit to a Person if the Board of Directors determines that such Person’s ownership of Common Stock and/or Preferred Stock will not jeopardize the Company’s status as a REIT under the Code. In addition, the restrictions on transfer, ownership limitations and information requirements described in this section will not apply if the Board of Directors determines that it is no longer in the best interests of the Company to attempt to qualify, or to continue to qualify, as a REIT under the Code.

     Subject to the Board’s ability to waive certain of the following restrictions in certain circumstances (as described below), transfers of shares of the Company’s Common Stock or Preferred Stock or other events that would create a direct or indirect ownership of such stock that would (i) violate the Ownership Limit; (ii) result in the Company’s disqualification as a REIT under the Code, including any transfer that results in: (a) the Company’s Common Stock and/or Preferred Stock being owned by fewer than 100 Persons, or (b) the Company being “closely held” within the meaning of Section 856(h) of the Code; or (iii) potentially jeopardize the Company’s status as a REIT under the Code, shall be null and void and of no effect with respect to the shares in excess of the applicable limit and, accordingly, the intended transferee (or “prohibited owner”) shall acquire no right or interest in such shares. Any shares in excess of an applicable limitation will be converted automatically into an equal number of shares of the Company’s excess stock that will be transferred by operation of law to an unaffiliated trust for the exclusive benefit of one or more qualified charitable organizations selected by the Company. As soon as practicable after the transfer of shares to the trust, the trustee of the trust will be required to sell the shares of excess stock to a Person or entity who could own the shares without violating the applicable limit and distribute to the prohibited owner an amount equal to the lesser of: (i) the proceeds of the sale; (ii) the price paid for the stock in excess of the applicable limit by the prohibited owner or, in the event that the original violative transfer was a gift or an event other than a transfer, the market price of the shares on the date of the transfer or other event; or (iii) the pro rata amount of the prohibited owner’s initial capital investment in the Company properly allocated to such shares of excess stock.

     All dividends and other distributions received with respect to the shares of excess stock prior to their sale by the trust and any proceeds from the sale by the trust in excess of the amount distributable to the prohibited owner will be distributed to the beneficiary of the trust. In connection with any liquidation, however, the trust must distribute to the prohibited owner the amounts received upon such liquidation, but the prohibited owner is not entitled to receive amounts in excess of the price paid for such shares by the prohibited owner or, in the event that the original violative transfer was a gift or an event other than a transfer, the market price of the shares on the date of the transfer or other event. In addition to the foregoing transfer restrictions, the Company has the right, for a period of 90 days during the time any shares of excess stock are held by the trust, to purchase all or any portion of such shares of excess stock for the lesser of the price paid for such shares by the prohibited owner (or, in the event that the original violative transfer was a gift or an event other than a transfer, the market price of the shares on the date of the transfer or other event) or the market price of the Company’s stock on the date the Company exercises its option to purchase, which amount will be paid to the prohibited owner. In all instances, the market price will be determined in the manner set forth in the Articles of Incorporation.

     For purposes of the Articles of Incorporation, the term “Person” shall mean an individual, corporation, partnership, estate, trust (including a trust qualified under Section 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity, or a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended; but does not include (i) the Advisor during the period ending on December 31, 1997, or (ii) an underwriter which participated in a public offering of Shares for a period of sixty (60) days following the initial purchase by such underwriter of Shares therein, provided that the foregoing exclusions shall apply only if the ownership of such Shares by the Advisor or an underwriter would not cause the Company to fail to qualify as a REIT by reason of being “closely held” within the meaning of Section 856(a) of the Code or otherwise cause the Company to fail to qualify as a REIT.

FEDERAL INCOME TAX CONSIDERATIONS

TAXATION OF STOCKHOLDERS

     Taxable Domestic Stockholders.

     The following paragraph is inserted following the fifth paragraph under the heading “Federal Income Tax Considerations — Taxation of Stockholders — Taxable Domestic Stockholders” on page 145 of the Prospectus.

     Recently enacted tax legislation lowers the maximum individual tax rate on capital gains and “qualified dividend income” to 15%. Capital gains on sales of Company Shares by individuals and “capital gain” dividends received by individuals will be eligible for the reduced 15% rate (except to the extent of the portion of capital gain dividend attributable to depreciation recapture on sales of real property which will continue to be taxed at a rate of 25%). Ordinary dividend distributions made by the Company will be treated as “qualified dividend income” and eligible for the 15% maximum rate only to the extent attributable to taxable income of the Company on which a corporate level tax has been imposed, e.g. dividend income received by the Company from a non-REIT U.S. “C”-corporation including a TRS, income of the Company subject to a “built-in-gains” tax in the prior taxable year (net of the taxes paid by the Company on such income), and taxable income retained by the Company in the prior taxable year (net of the taxes paid by the Company on such income). Generally the Company does not elect to retain taxable income in excess of the amount required to be distributed for REIT qualification purposes.

EXPERTS

     The following paragraph is inserted following the first paragraph under the heading “Experts” on page 157 of the Prospectus.

     The financial statements of RFS Hotel Investors, Inc. as of December 31, 2002 and 2001 and for each of the three years in the period ended December 31, 2002, and the financial statements of RFS Partnership, L.P. as of December 31, 2002 and 2001 and for each of the three years in the period ended December 31, 2002, included in this Prospectus Supplement, have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent certified public accountants, given on the authority of said firm as experts in auditing and accounting.

     The financial statements of Crystal City Courtyard by Marriott, Marriott BWI and Hyatt Regency Dearborn as of December 31, 2002 and for the year then ended, included in this Prospectus Supplement, have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent certified public accountants, given on the authority of said firm as experts in auditing and accounting.

DEFINITIONS

     The amendments to the Company’s Articles of Incorporation which were approved by the stockholders at the annual meeting on June 27, 2003 included amendments to the definitions. Accordingly, the following definitions replace their corresponding definitions beginning on page 158 of the “Definitions” section of the Prospectus.

     “Line of Credit” means one or more lines of credit in an aggregate amount up to $350,000,000 (or such greater amount as shall be approved by the Board of Directors), the proceeds of which will be used to acquire Properties and make Mortgage Loans and for any other authorized purpose. The Line of Credit may be in addition to any Permanent Financing.

     “Properties” means interests in (i) the real properties, including the buildings located thereon and including Equipment; (ii) the real properties only, or (iii) the buildings only; any of which are acquired by the Company, either directly or indirectly through joint ventures, partnerships, or other legal entities.

INDEX TO FINANCIAL STATEMENTS

CNL HOSPITALITY PROPERTIES, INC.
AND SUBSIDIARIES

Page
Pro Forma Consolidated Financial Information (unaudited):
Pro Forma Consolidated Balance Sheet as of June 30, 2003	F-2
Pro Forma Consolidated Statement of Earnings for the six months ended June 30, 2003	F-3
Pro Forma Consolidated Statement of Earnings for the year ended December 31, 2002	F-4
Notes to Pro Forma Consolidated Financial Statements for the six months ended June 30, 2003
and the year ended December 31, 2002	F-5
Interim Unaudited Condensed Consolidated Financial Statements:
Condensed Consolidated Balance Sheets as of June 30, 2003 and December 31, 2002	F-15
Condensed Consolidated Statements of Earnings for the quarters and six months ended
June 30, 2003 and 2002	F-16
Condensed Consolidated Statements of Stockholders' Equity for the six months ended
June 30, 2003 and the year ended December 31, 2002	F-17
Condensed Consolidated Statements of Cash Flows for the six months ended June 30, 2003 and 2002	F-19
Notes to Condensed Consolidated Financial Statements for the quarters and six months ended
June 30, 2003 and 2002	F-21

PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

        The following Unaudited Pro Forma Consolidated Statements of Earnings of CNL Hospitality Properties, Inc. and its subsidiaries (the “Company” or “CHP”) for the six months ended June 30, 2003 and the year ended December 31, 2002, and the Unaudited Pro Forma Consolidated Balance Sheet of the Company as of June 30, 2003 (together with the Unaudited Pro Forma Consolidated Statements of Earnings, the “Pro Forma Consolidated Financial Statements”), have been prepared to illustrate the estimated effect of acquiring RFS Hotel Investors, Inc. (“RFS”) (hereinafter referred to as the “RFS Transaction”) and other recent or probable transactions, more fully discussed below. The Pro Forma Consolidated Financial Statements do not reflect any anticipated cost savings from the RFS Transaction, any interest savings from any refinancing of long-term obligations or any synergies that are anticipated to result from the transaction, and there can be no assurance that any such savings or synergies will occur. The Unaudited Pro Forma Consolidated Balance Sheet has been adjusted to give effect to the RFS Transaction as if it had occurred on June 30, 2003, and the Unaudited Pro Forma Consolidated Statement of Earnings has been adjusted to give pro forma effect to the transaction as if it had occurred on January 1, 2002. The pro forma adjustments represent the Company’s preliminary determination of purchase accounting adjustments and are based upon available information and certain assumptions that the Company believes are reasonable. The actual allocation of the purchase price and the resulting effect on income from operations may differ significantly from the pro forma amounts included herein. Consequently, the amounts reflected in the Pro Forma Consolidated Financial Statements are subject to change, and the final amounts may differ substantially. The Pro Forma Consolidated Financial Statements should be read in conjunction with the Company’s consolidated financial statements and notes thereto included in the Prospectus and the separate historical condensed consolidated financial information of RFS included in “Other Financial Information” in this Supplement.

        The Unaudited Pro Forma Consolidated Balance Sheet of the Company as of June 30, 2003, also gives effect to (i) the receipt of approximately $214.1 million in gross offering proceeds from the sale of approximately 21.4 million additional shares for the period July 1, 2003 through August 29, 2003, and the assumption of additional borrowings in the amount of approximately $78.9 million for the period July 1, 2003 through August 29, 2003, and (ii) the application of such funds to (a) complete the RFS Transaction (described above) (b) pay offering expenses, acquisition fees and miscellaneous acquisition expenses, (c) purchase interests in seven other Properties (including four through joint ventures), and (d) invest in convertible preferred partnership units of Hersha Hospitality Limited Partnership, all as reflected in the pro forma adjustments described in the related notes. The Unaudited Pro Forma Consolidated Balance Sheet as of June 30, 2003 has been adjusted to give effect to the transactions in (i) and (ii) above as if they had occurred on June 30, 2003. These adjustments have been included in the column entitled “Other Pro Forma Adjustments” on the accompanying Unaudited Pro Forma Consolidated Balance Sheet.

        The Unaudited Pro Forma Consolidated Statement of Earnings for the six months ended June 30, 2003 and the year ended December 31, 2002, also includes the historical operating results of the RFS Transaction, the other Properties acquired and the yield on the convertible preferred partnership units described in (ii)(d) above, as well as the historical operating results of the Properties acquired by the Company prior to June 30, 2003 from the date of their acquisitions plus operating results from (A) the later of (1) the date the property became operational or (2) January 1, 2002, to (B) the earlier of (1) the dates the properties were acquired by the Company or (2) the end of the pro forma period presented (the “Pro Forma Period”). These adjustments have been included in the column entitled “Other Pro Forma Adjustments” on the accompanying Unaudited Pro Forma Consolidated Statement of Earnings.

        This pro forma consolidated financial information is presented for informational purposes only and does not purport to be indicative of the Company’s financial results or conditions if the various events and transactions reflected therein had occurred on the dates, or been in effect during the periods, indicated. This pro forma consolidated financial information should not be viewed as indicative of the Company’s financial results or conditions in the future.

CNL HOSPITALITY PROPERTIES, INC.
AND SUBSIDIARIES
UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
AS OF JUNE 30, 2003
(in thousands except per share data)

	Historical CHP June 30, 2003	Historical RFS June 30, 2003	RFS Transaction Adjustments		Pro Forma CHP Consolidated	Other Pro Forma Adjustments		Consolidated Proforma June 30, 2003
Hotel properties, net of depreciation	$1,143,009	$587,660	$89,526	(a)	$1,820,195	$174,204	(g)	$1,994,399
Investments in unconsolidated subs	293,922	--	--		293,922	99,788	(g)	393,710
Investments	15,000	--	--		15,000	10,000	(i)	25,000
Cash and cash equivalents	213,190	5,894	(177,796)	(b)	41,288	(10,000)	(g,h,i,	31,288
Restricted cash	28,962	5,474	--		34,436	--	j)	34,436
Receivables	17,707	5,058	--		22,765	--		22,765
Due from related parties	5,468	--	--		5,468	--		5,468
Prepaid expenses and other assets	41,415	4,105	(20,167)	(e)	25,353	(4,234)	(g,j)	21,119
Loan cost, net of amortization	6,122	7,779	18,674	(f)	32,575	--		32,575
Deferred income taxes	--	27,376	--		27,376	--		27,376

	$1,764,795	$643,346	$(89,763)		$2,318,378	$269,758		$2,588,136

Mortgages payable and accrued interest	$335,103	$279,161	$189,218	(d)	$803,482	$78,891	(h)	$882,373
Other notes payable	36,853	--	--		36,853	--		36,853
Line of credit	24,076	8,500	34,200	(d)	66,776	--		66,776
Other liabilities	9,270	--	--		9,270	--		9,270
Accounts payable and accrued expenses	17,580	23,412	11,836	(a)	52,828	--		52,828
Due to related parties	4,332	--	--		4,332	--		4,332
Security deposits	12,850	--	--		12,850	--		12,850

Total liabilities	440,064	311,073	235,254		986,391	78,891		1,065,282

Minority interest	--	27,080	(25,863)	(a)	1,217	--		1,217

Commitments and contingencies	--	--	--		--	--		--
Stockholders' equity
Preferred stock, without par value
Auth. and unissued 3,000 shares	--	--	--		--	--		--
Excess shares. $.01 par value per share
Auth. and unissued 63,000 shares	--	--	--		--	--		--
Common stock $.01 par value per share
Authorized 450,000; issued 188,411;
outstanding 187,331 shares, as
adjusted	1,659	301	(294)	(c)	1,666	207	(j)	1,873
Capital in excess of par value	1,474,674	421,113	(415,081)	(c)	1,480,706	190,660	(j)	1,671,366
Accumulated distributions
in excess of net earnings	(145,352)	(108,121)	108,121	(c)	(145,352)	--		(145,352)
Accumulated other comprehensive
loss	(4,779)		--		(4,779)	--		(4,779)
Minority interest distributions in
excess of contributions and
accumulated earnings	(1,471)		--		(1,471)	--		(1,471)
Treasury stock, at cost, 0 shares, as
adjusted	--	(8,100)	8,100	(c)	--	--		--

Total stockholders' equity	1,324,731	305,193	(299,154)		1,330,770	190,867		1,521,637

	$1,764,795	$643,346	$(89,763)		$2,318,378	$269,758		$2,588,136

        See accompanying notes to unaudited pro forma consolidated financial statements.

CNL HOSPITALITY PROPERTIES, INC.
AND SUBSIDIARIES
UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF EARNINGS
FOR THE SIX MONTHS ENDED JUNE 30, 2003
(in thousands except per share data)

	Historical CHP June 30, 2003	Historical RFS June 30, 2003	RFS Transaction Adjustments		Pro Forma CHP Consolidated	Other Pro Forma Adjustments		Consolidated Proforma June 30, 2003
Revenues:
Hotel revenue	$80,525	$91,489	$--		$172,014	$40,705	(5)	$212,719
Rental income	15,729	1,381	--		17,110	--		17,110
FF&E reserve income	1,733	--	--		1,733	--		1,733
Interest and other income	7,530	208	--		7,738	1,313	(14)	9,051

	105,517	93,078	--		198,595	42,018		240,613

Expenses:
Hotel expenses	55,056	57,246	--		112,302	32,211	(5)	144,513
Interest and amortization of
loan costs	10,906	13,927	6,876	(2)	31,709	6,082	(7)	37,791
General and administrative	4,407	10,001	--		14,408	--		14,408
Asset management fees	4,983	--	2,032	(4)	7,015	1,046	(4)	8,061
Depreciation and amortization	17,801	15,619	(2,015)	(3)	31,405	3,968	(6)	35,373

	93,153	96,793	6,893		196,839	43,307		240,146

Earnings before equity in
earnings/(loss)
of unconsolidated subsidiaries and
minority interest and other	12,364	(3,715)	(6,893)		1,756	(1,289)		467
Equity in earnings/(loss) of
unconsolidated subsidiaries	(4,842)	--	--		(4,842)	2,657	(9,12,	(2,185)
							13)
Minority interest	(102)	174	(174)	(16)	(102)	--		(102)
Benefit from taxes	--	1,546	--		1,546	--		1,546

Income (loss) from continuing
operations	$7,420	$(1,995)	$(7,067)		$(1,642)	$1,368		$(274)

Earnings (loss) per share from
continuing operations (8)
Basic	$0.05				$(0.01)			$(0.00)
Diluted	$0.05				$(0.01)			$(0.00)
Weighted average shares outstanding (8)
Basic	143,807				166,581			187,327
Diluted	143,807				166,581			187,327

        See accompanying notes to unaudited pro forma consolidated financial statements.

CNL HOSPITALITY PROPERTIES, INC.
AND SUBSIDIARIES
UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF EARNINGS
FOR THE YEAR ENDED DECEMBER 31, 2002
(in thousands except per share data)

	Historical CHP 2002	Historical RFS 2002	RFS Transaction Adjustments		Pro Forma CHP Consolidated	Other Pro Forma Adjustments		Consolidated Proforma 2002
Revenues:
Hotel revenue	$101,005	$193,258	$--		$294,263	$112,898	(5)	$407,161
Rental income	37,341	5,229	--		42,570	(5,989)	(5)	36,581
FF&E reserve income	4,236	--	--		4,236	--		4,236
Interest and other income	13,826	411	--		14,237	2,625	(14)	16,862

	156,408	198,898	--		355,306	109,534		464,840

Expenses:
Hotel expenses	65,601	130,421	--		196,022	86,602	(5)	282,624
Interest and amortization of
loan costs	18,330	27,101	13,803	(2)	59,234	16,250	(7)	75,484
General and administrative	5,667	4,211	--		9,878	--		9,878
Asset management fees	6,696	--	4,092	(4)	10,788	5,407	(4)	16,195
Depreciation and amortization	27,876	29,812	(2,412)	(3)	55,276	11,758	(6)	67,034

	124,170	191,545	15,483		331,198	120,017		451,215

Earnings before equity in earnings/(loss)
of unconsolidated subsidiaries and
minority interest and other	32,238	7,353	(15,483)		24,108	(10,483)		13,625
Equity in earnings/(loss) of							(9,
unconsolidated subsidiaries	(16,164)	--	--		(16,164)	13,274	10,11,	(2,890)
							12,13)
Minority interest	(264)	654	(654)	(16)	(264)	--		(264)
Benefit from taxes	--	1,096	--		1,096	--		1,096
Debt extinguishments and swap
termination costs	--	(10,122)	6,900	(15)	(3,222)	--		(3,222)

Income (loss) from continuing
operations	$15,810	$(1,019)	$(9,237)		$5,554	$3,791		$8,345

Earnings (loss) per share from
continuing operations (8)
Basic	$0.16				$0.05			$0.05
Diluted	$0.16				$0.05			$0.05
Weighted average shares outstanding (8)

Basic	97,874				119,802			154,019
Diluted	97,874				119,802			154,019

        See accompanying notes to unaudited pro forma consolidated financial statements.

CNL HOSPITALITY PROPERTIES, INC.
AND SUBSIDIARIES
NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2003 AND THE YEAR ENDED DECEMBER 31, 2002

Unaudited Pro Forma Consolidated Balance Sheet:

(a)	The estimated cash paid in connection with the transaction and preliminary adjustments to the historical book value of RFS as a result of the RFS Transaction are as follows (in thousands):

Historical book value of RFS net assets acquired	$305,193
Adjustments to net assets:
Termination and severance liability	(11,836)
Write off of deferred loan cost related to bonds and loan facilities	(6,500)

Adjusted net assets acquired	$286,857

Cash consideration for RFS Transaction including transaction costs (from Note (b))	$381,782
Less: Portion of cash consideration related to acquisition of minority interest OP units	(25,863)
Less: Adjusted net assets acquired	(286,857)

Net cash paid in excess of net assets acquired	$69,062

Preliminary allocation of cash paid in excess of net assets acquired:
Increase in hotel properties	$69,062
Allocation of acquisition fees to hotel properties from other assets	20,464

Total	$89,526

Severance and termination costs, estimated to be approximately $11.8 million, have been reflected as a liability in the accompanying Unaudited Pro Forma Consolidated Balance Sheet.

(b)	Reflects the sources and uses of funds for the RFS Transaction, assuming the transaction occurred and the Company’s common stock was issued on June 30, 2003 (in thousands):

Sources of funds:
Gross proceeds from current offering	$6,600
Less: Estimated stock issuance costs (including $297 in acquisition fees
which have been recorded as other assets)	(858)
Use of existing cash	177,796
Draw on existing revolving line of credit	42,700
Permanent financing obtained **	230,988

Total sources of funds	$457,226

Uses of funds:
Cash consideration for RFS Transaction*	$361,340
Repayment of loan facility	8,500
Estimated transaction costs	20,442
Repayment of secured notes	41,770
Payment of loan costs and debt acquisition fees	25,174

Total uses of funds	$457,226

*	This amount includes the purchase of approximately $25.9 million in minority interest operating partnership (“OP”) units.

**	The RFS Transaction will initially be financed with proceeds from a bridge loan which will be refinanced with proceeds from the issuance of debt securities. The interest cost under the bridge loan is not expected to be materially greater than the interest cost for the permanent debt security financing.

CNL HOSPITALITY PROPERTIES, INC.
AND SUBSIDIARIES
NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
FOR THE SIX MONTHS ENDED JUNE 30, 2003 AND THE YEAR ENDED DECEMBER 31, 2002

(c)	The adjustments to stockholders’ equity as a result of the RFS Transaction are as follows (amounts in thousands):

Common Stock:
Elimination of RFS's common stock	$(301)
Assumed sale of the Company's common stock in connection with the RFS Transaction	7

Total	$(294)

Capital in Excess of Par Value:
Elimination of RFS's capital in excess of par value	$(421,113)
Payment of stock issuance costs from the assumed sale of the Company's common stock	(561)
Assumed sale of the Company's common stock in connection with the RFS Transaction	6,593

Total	$(415,081)

Accumulated Distributions in Excess of Earnings:
Elimination of RFS's pre-business combination distributions and earnings	$108,121

Treasury Stock:
Elimination of RFS's treasury stock	$8,100

(d)	In connection with the RFS Transaction, the Company will repay a loan facility of approximately $8.5 million which appears on the historical RFS balance sheet as of June 30, 2003. Additionally, the Company will obtain new permanent financing totaling approximately $231.0 million in connection with the transaction. Of this amount, approximately $41.8 was used to repay secured notes. As a result, certain RFS historical loan costs will be written off and new loan costs will be incurred by the Company. The Unaudited Pro Forma Consolidated Balance Sheet also reflects the Company drawing approximately $42.7 million on its revolving line of credit. The following is a summary of adjustments related to the RFS Transaction which have been included on the accompanying Unaudited Pro Forma Consolidated Balance Sheet (in thousands):

Adjustment to mortgage loans and accrued interest:
Proceeds from permanent financing	$230,988
Repayments of secured notes	(41,770)

$189,218

Adjustment to line of credit:
Repayment of RFS loan facility	$(8,500)
Draw on existing line of credit	42,700

Total adjustment	$34,200

(e)	Reflects additional acquisition fees from the sale of the Company’s common stock and the allocation of such acquisition fees to hotel properties (building and equipment only). These fees are capitalized and amortized over 36 years, the estimated weighted average useful life of the Company’s hotel properties. The following table summarized these adjustments (in thousands):

Adjustments to prepaid expenses and other assets:
Increase due to acquisition fees on the sale of the
Company's stock as reflected in Note (a)	$297
Acquisition fees allocated to hotel properties	(20,464)

Total change in prepaid expenses and other assets	$(20,167)

CNL HOSPITALITY PROPERTIES, INC.
AND SUBSIDIARIES
NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
FOR THE SIX MONTHS ENDED JUNE 30, 2003 AND THE YEAR ENDED DECEMBER 31, 2002

(f)	Reflects the write-off of loan costs relating to the loan facility that will be repaid and new loan costs that will be incurred by the Company as a result of acquiring new permanent financing. Adjustments are also shown for debt acquisition fees of approximately $21.2 million that will be incurred by the Company in connection with permanent financing. Debt acquisition fees will become payable to the Advisor of the Company immediately upon the closing of the transaction. The following is a summary of adjustments to loan costs in the accompanying Unaudited Pro Forma Consolidated Balance Sheet (in thousands):

Adjustments to loan costs:
Write off of existing loan costs related to
repaid loan facility	$(6,500)
Additional loan costs in connection with new
permanent financing	3,928
Debt acquisition fees paid to Advisor in
connection with permanent financing	21,246

Total change in loan costs	$18,674

(g)	Represents the use of cash and cash equivalents to reflect the purchase of three properties for approximately $174.2 million (which includes closing costs of approximately $6.1 million and acquisition fees and costs of approximately $8.6 million, which had been recorded as other assets as of June 30, 2003 and have been reclassified to land, buildings and equipment). Total cash paid is shown net of approximately $79.3 million which represents mortgages on the property that were or will be assumed or will be obtained by the Company. The following is a summary of the Properties acquired (in thousands):

	Purchase Price	Acquisition Fees and Closing Costs Allocated to Investments	Total
Marriott BWI Baltimore, MD	$69,000	$5,303	$74,303
Doubletree Plano, TX*	55,550	6,661	62,211
Courtyard Arlington, VA	35,000	2,690	37,690

Total	$159,550	$14,654	$174,204

* The Doubletree Plano immediately converted to a Marriott brand.

Also represents the use of cash and cash equivalents to enter into three joint ventures to acquire four Properties for an aggregate purchase price of approximately $99.8 million (which includes acquisition costs and fees of approximately $5.0 million which has been recorded as other assets as of June 30, 2003 and have been reclassified to Investments in unconsolidated subsidiaries).

(h)	Represents permanent financing of $50.0 million obtained on one Property and the assumption of an existing loan of approximately $28.9 million.

(i)	Represents the Company’s $15.0 million investment and commitment to invest up to an additional $10.0 million in convertible preferred partnership units of Hersha Hospitality Limited Partnership.

(j)	Represents gross proceeds of approximately $207.5 million from the sale of approximately 20.7 million shares in addition to the shares reflected in Note (c) and the payment of approximately $9.3 million for related acquisition fees (4.5% of gross proceeds) which are reflected as other assets, selling commissions of approximately $15.6 million (7.5% of gross proceeds) and marketing support fees of approximately $1.0 million (0.5% of proceeds) which have been netted against stockholders’ equity.

CNL HOSPITALITY PROPERTIES, INC.
AND SUBSIDIARIES
NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
FOR THE SIX MONTHS ENDED JUNE 30, 2003 AND THE YEAR ENDED DECEMBER 31, 2002

Unaudited Pro Forma Consolidated Statement of Earnings:

(1)	The Unaudited Pro Forma Consolidated Statement of Earnings assumes that the RFS Transaction occurred on January 1, 2002. For purposes of the Unaudited Pro Forma Consolidated Statement of Earnings for the six months ended June 30, 2003 and the year ended December 31, 2002, the Company’s historical statement of earnings for the six months ended June 30, 2003 and the year ended December 31, 2002 was combined with RFS’s historical statement of earnings for the six months ended June 30, 2003 and the year ended December 31, 2002.

(2)	Reflects reduction in interest and loan cost amortization expense resulting from the repayment of a loan facility of approximately $7.0 million and secured notes of approximately $41.8 million which are included on the RFS historical balance sheet. Additionally, reflects additional interest due to the Company’s acquisition of approximately $231.0 in new permanent financing, including estimated debt acquisition costs, and additional borrowings of approximately $42.7 million on the Company’s revolving line of credit. The following is a summary of the interest expense adjustment calculation for the year ended December 31, 2002 (in thousands):

	Balance	Estimated Rate	Estimated Annual Interest
Additional interest and loan cost amortization
as a result of RFS Transaction:
Acquisition of permanent financing *	$230,988	5.82%	$13,444
Drawn on existing line of credit	42,700	3.63%	1,550
Estimated annual loan cost amortization
(including debt acquisition fees) ($25,174 for 6 years)			4,196

Total estimated additional expenses			19,190

Reduction in interest and loan cost amortization
as a result of repayment of the loan facility	6,950	3.32%	231
Repayment of secured notes	41,770	9.75%	4,073
Estimated annual loan cost amortization ($6,949 for 6 years)			1,083

Total estimated expense reduction			5,387

Net increase in interest and loan cost amortization
under new debt structure			$13,803

* Blended estimated interest rate.

In the event that interest rates on floating rate debt increase by one-eight of one percent, the pro forma adjustment for interest expense would increase by approximately $0.2 million.

CNL HOSPITALITY PROPERTIES, INC.
AND SUBSIDIARIES
NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
FOR THE SIX MONTHS ENDED JUNE 30, 2003 AND THE YEAR ENDED DECEMBER 31, 2002

The following is a summary of the interest expense adjustment calculation for the six months ended June 30, 2003 (in thousands):

	Balance	Estimated Rate	Estimated Annual Interest
Additional interest and loan cost amortization
as a result of RFS Transaction:
Acquisition of permanent financing *	$230,988	5.82%	$6,722
Draw on existing line of credit	42,700	3.63%	775
Estimated annual loan cost amortization
(including debt acquisition fees) ($25,174 for 6 years)			2,098

Total estimated additional expenses			9,595

Reduction in interest and loan cost amortization
as a result of repayment of the loan facility	8,500	3.32%	141
Repayment of secured notes	41,770	9.75%	2,036
Estimated annual loan cost amortization ($6,500 for 6 years)			542

Total estimated expense reduction			2,719

Net increase in interest and loan cost amortization
under new debt structure			$6,876

* Blended estimated interest rate.

In the event that interest rates on floating rate debt increase by one-eight of one percent, the pro forma adjustment for interest expense would increase by approximately $0.1 million.

CNL HOSPITALITY PROPERTIES, INC.
AND SUBSIDIARIES
NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
FOR THE SIX MONTHS ENDED JUNE 30, 2003 AND THE YEAR ENDED DECEMBER 31, 2002

(3)	Adjustments for estimated pro forma depreciation and amortization of real estate assets are based on the adjusted basis of hotel Property assets and their estimated fair values. The increase in the historical cost basis of hotel properties acquired by the Company through the RFS Transaction (see note (a) above) was approximately $88.7 million and $92.3 million for the year ended December 31, 2002 and the six months ended June 30, 2003, respectively. The following table summarizes the adjustments to depreciation and amortization of real estate assets (in thousands):

	Year Ended December 31, 2002		Six Month Ended June 30, 2003
Hotel Properties acquired at historical RFS book value	$593,289		$587,660
Allocation of purchase price to hotel properties	88,667		89,526

Estimated total fixed assets	$681,956		677,186

Estimated allocation between land, buildings and
equipment:
Land	$68,196	10%	$67,719	10%
Buildings	511,467	75%	507,889	75%
Equipment	102,293	15%	101,578	15%

Total	$681,956	100%	677,186	100%

Estimated depreciation expense
Buildings (40 years)	$12,787		$6,349
Equipment (7 years)	14,613		7,255

Total estimated depreciation expense	27,400		13,604

Less historical RFS depreciation expense	(29,812)		(15,619)

Estimated adjustment to depreciation expense	$(2,412)		$(2,015)

(4)	Represents increase in asset management fees relating to the properties acquired by the Company as a result of the pro forma transactions. Asset management fees are equal to 0.60% per year of the Company’s Real Estate Asset Value, as defined in the Company’s prospectus. These fees are paid by the Company to its Advisor on a monthly basis.

(5)	For the year ended December 31, 2002, the amount represents adjustments to rental income from operating leases, hotel operating revenues and hotel operating expenses for the other Properties acquired and leased to taxable REIT subsidiaries of the Company as of August 29, 2003 (the “Pro Forma Leased Properties”) and the assumption of existing leases from third parties by taxable REIT subsidiaries of the Company (the “Pro Forma Operating Properties”) which results in hotel operating revenues of approximately $112.9 million offset by hotel operating expenses of approximately $86.6 million and assumes the elimination of approximately $6.0 million in rental income from operating leases.

For the six months ended June 30, 2003, the amount represents adjustments to hotel operating revenues and hotel operating expenses for the properties acquired by the Company as of August 29, 2003, which results in hotel operating revenues of approximately $40.7 million offset by hotel operating expenses of approximately $32.2 million.

CNL HOSPITALITY PROPERTIES, INC.
AND SUBSIDIARIES
NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
FOR THE SIX MONTHS ENDED JUNE 30, 2003 AND THE YEAR ENDED DECEMBER 31, 2002

The following presents the actual date the other Pro Forma Leased Properties were acquired or placed in service by the Company as compared to the date the other Pro Forma Leased Properties were treated as becoming operational for purposes of the Pro Forma Consolidated Statement of Earnings (in thousands).

	Date Acquired by the Company	Date the Property Became Operational For Pro Forma Leased Purposes	Purchase Price
Marriott Bridgewater, NJ	June 14, 2002	April 2, 2002	$61,500
Hampton Inn Houston, TX	September 4, 2002	January 1, 2002	14,300
Courtyard Newark, CA	October 25, 2002	August 1, 2002	25,500
Residence Inn Newark, CA	November 15, 2002	November 1, 2002	27,300
SpringHill Suites in Plymouth Meeting, PA	January 18, 2002	January 1, 2002	27,000
SpringHill Suites in Manhattan Beach, CA	January 18, 2002	January 1, 2002	20,000
TownePlace Suites in Manhattan Beach, CA	January 18, 2002	January 1, 2002	15,000
Courtyard in Basking Ridge, NJ	March 1, 2002	January 1, 2002	35,750
Hyatt Regency Coral Gables Miami, FL	February 20, 2003	January 1, 2002	36,000
JW Marriott New Orleans, LA	April 21, 2003	January 1, 2002	92,500
Seattle Waterfront Marriott Seattle, WA*	May 23, 2003	April 21, 2003	88,900
Marriott Plano, TX	August 15, 2003	January 1, 2002	55,550
Marriott BWI Baltimore, MD	August 29, 2003	January 1, 2003	69,000
Courtyard Arlington, VA	August 29, 2003	January 1, 2003	35,000

*	The Seattle Waterfront Marriott is a newly constructed Property which opened to the public on April 21, 2003. The Property did not have operating results during the Pro Forma Period presented.

The following represents the date the other Pro Forma Operating Properties were treated as becoming operational as a TRS property for purposes of the other Pro Forma Consolidated Statement of Earnings.

Date the Property Became Operational For Pro Forma Purposes
Courtyard in Alpharetta, GA	January 1, 2002
Residence Inn in Cottonwood, UT	January 1, 2002
TownePlace Suites in Tewksbury, MA	January 1, 2002
TownePlace Suites in Mt. Laurel, NJ	January 1, 2002
TownePlace Suites in Scarborough, ME	January 1, 2002
Courtyard in Orland Park, KS	January 1, 2002
SpringHill Suites in Durham, NC	January 1, 2002
SpringHill Suites in Centreville, VA	January 1, 2002
SpringHill Suites in Charlotte, NC	January 1, 2002
Residence Inn in Gwinnett, GA	January 1, 2002
Residence Inn in Buckhead, GA	January 1, 2002

(6)	Represents incremental increase in depreciation expense of the building and the furniture, fixture and equipment (“FF&E”) portions of the Pro Forma Leased Properties and Pro Forma Operating Properties calculated on the straight-line basis in the amount of approximately $11.8 million and $4.0 million for the year ended December 31, 2002, and the six months ended June 30, 2003, respectively. The buildings and FF&E are depreciated over useful lives of 40 and seven years, respectively.

CNL HOSPITALITY PROPERTIES, INC.
AND SUBSIDIARIES
NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
FOR THE SIX MONTHS ENDED JUNE 30, 2003 AND THE YEAR ENDED DECEMBER 31, 2002

The following presents the amount of land, building and FF&E for each of the other pro forma Properties (in thousands):

	Land	Building	FF&E
TownePlace Suites Manhattan Beach, CA	1,748	11,886	616
SpringHill Suites Plymouth Meeting, PA	1,846	23,917	1,237
SpringHill Suites Manhattan Beach, CA	2,680	16,322	998
Courtyard Newark, CA	1,760	20,216	3,524
Residence Inn Newark, CA	1,697	21,802	3,801
Courtyard Basking Ridge, NJ	3,628	31,987	1,885
Marriott Bridgewater, NJ	1,046	55,247	5,207
Hyatt Regency Coral Gables Miami, FL	5,195	29,624	3,580
JW Marriott New Orleans, LA*	9,802	78,410	9,801
Seattle Waterfront Marriott Seattle, WA	12,037	74,033	7,242
Marriott Plano, TX*	5,886	47,089	5,886
Marriott BWI Baltimore, MD*	7,060	56,484	7,061
Courtyard Arlington, VA*	3,581	28,651	3,582

* Amounts are estimated values.

(7)	Represents estimated interest incurred on new borrowings of approximately $78.9 million at a weighted average interest rate of approximately 5.8 percent (other than for the RFS Transaction) for existing properties for the period from when the properties were acquired by the Company through the end of the Pro Forma Period.

(8)	Historical earnings per share were calculated based upon the weighted average number of shares of common stock outstanding during the year and six months ended December 31, 2002 and June 30, 2003. As a result of receipt of gross proceeds from the sale of shares, through August 29, 2003, pro forma earnings per share were calculated based upon the weighted average number of shares of common stock outstanding, as adjusted for the subsequent sale of shares as if the proceeds were available in connection with the acquisition of the pro forma Properties and other investments described in Notes above.

(9)	Represents adjustment to equity in earnings/loss of the Hilton 2 Partnership, an unconsolidated subsidiary formed in February 2003 in which the Company will own a 75% interest, for the Pro Forma Period. This subsidiary is not currently consolidated because the Company does not have sole majority control over the operations of the partnership, however this presentation may change based on the implementation of FIN 46. The following information represents historical information for the year ended December 31, 2002 and the six months ended June 30, 2003 (in thousands):

	December 31, 2002	June 30, 2003
Revenues:
Hotel revenues	$138,105	$7,714
Expenses:
Hotel expense	101,619	5,292
Depreciation	13,495	911
Interest	13,419	1,875

Net income (loss)	9,572	(364)
Ownership percentage	75.00%	75.00%

Equity in earnings (loss)	$7,179	$(273)

CNL HOSPITALITY PROPERTIES, INC.
AND SUBSIDIARIES
NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
FOR THE SIX MONTHS ENDED JUNE 30, 2003 AND THE YEAR ENDED DECEMBER 31, 2002

(10)	Represents adjustment to equity in earnings/loss of the Interstate Joint Venture, an unconsolidated subsidiary in which the Company owns an 85% interest, for the Pro Forma Period. This subsidiary is not currently consolidated in the Unaudited Pro forma Consolidated Balance Sheet because the Company does not have sole majority control over the operations of the joint venture, however this presentation may change based on the implementation of FIN 46. The following information represents historical information for the Hampton Inn in Houston for the period from January 1, 2002 through the date of acquisition in September 2002 (in thousands):

Revenues:
Hotel revenues	$3,419
Expenses:
Hotel expense	2,798
Depreciation	332
Interest	484

Net loss	(195)
Ownership percentage	85.00%

Equity in loss	$(166)

(11)	Represents adjustment to equity in earnings/loss of the San Francisco Joint Venture, an unconsolidated subsidiary formed in June 2002 in which the Company owns a 50% interest, for the Pro Forma Period. This subsidiary is not currently consolidated in the Unaudited Pro Forma Consolidated Balance Sheet because the Company does not have sole majority control over the operations of the joint venture. The following information represents historical information for the period from January 1, 2002 through the date of acquisition (in thousands):

Revenues:
Hotel revenues	$5,938
Expenses:
Hotel expense	3,995
Depreciation	1,289
Interest	1,797

Net loss	(1,143)
Ownership percentage	50.00%

Equity in loss	$(572)

(12)	Represents adjustment to equity in earnings/loss of the Starwood Joint Venture, an unconsolidated subsidiary in which the Company is expected to own a 75% interest during the Pro Forma Period. This subsidiary is not currently consolidated in the Unaudited Pro Forma Consolidated Balance Sheet as it is consistent with the Company's other similar joint ventures, however, this presentation may change based on the implementation of FIN 46. The following information represents historical information for the two Properties owned by the Starwood Joint Venture for the year ended December 31, 2002 and the six months ended June 30, 2003 (in thousands):

CNL HOSPITALITY PROPERTIES, INC.
AND SUBSIDIARIES
NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
FOR THE SIX MONTHS ENDED JUNE 30, 2003 AND THE YEAR ENDED DECEMBER 31, 2002

	December 31, 2002	June 30, 2003
Revenues:
Hotel revenues	$29,629	$14,484
Expenses:
Hotel expense	21,903	10,453
Depreciation	2,397	1,199
Interest	2,034	1,017

Net income	3,295	1,815
Ownership percentage	75.00%	75.00%

Equity in earnings	$2,471	$1,361

(13)	Represents adjustments to equity in earnings (loss) of the Hyatt Dearborn Joint Venture, an unconsolidated subsidiary formed in August 2003 in which the Company owns an 85% interest during the Proforma Period. This subsidiary is not currently consolidated in the Unaudited Pro Forma Consolidated Balance Sheet as it is consistent with the Company's other similar joint venutres, however, this presentation may change based on the implementation of FIN46. The following information represents historical information for the Hyatt Dearborn Joint Venture for the year ended December 31, 2002 and the six months ended June 30, 2003 (in thousands):

	December 31, 2002	June 30, 2003
Revenues:
Hotel Revenues	$35,426	$16,390
Expenses:
Hotel expense	27,933	13,363
Depreciation	2,361	1,181

Net income (loss)	5,132	1,846
Ownership percentage	85%	85%

Equity in earnings	$4,362	$1,569

(14)	Represents the Company’s 10.5 percent preferred return on its $15.0 million investment and assumed $10.0 million of additional investments in convertible preferred partnership units of Hersha Hospitality Limited Partnership.

(15)	Represents an adjustment to conform the RFS presentation to the accounting policies of the Company, as the Company did not early adopt Statement of Financial Accounting Standards, No. 145 (“SFAS 145”), “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB No. 13, and Technical Corrections,” as of January 1, 2002. SFAS 145 rescinds the provisions of SFAS 4 that required the loss on the extinguishments of debt of approximately $6.9 million (excludes the $3.2 million swap terminations costs) to be reported net of tax as an extraordinary item. Accordingly, the effect of these debt extinguishment costs is not reflected in the accompanying Unaudited Pro Forma Consolidated Statement of Earnings as extraordinary items are generally not included for pro forma purposes.

(16)	Adjustment to reflect the impact of the acquisition of the minority interest in OP units of RFS by the Company.

CNL HOSPITALITY PROPERTIES, INC.
AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(in thousands)

	June 30, 2003	December 31, 2002
ASSETS
Hotel properties, less accumulated depreciation of
$74,209 and $56,408, respectively	$1,143,009	$988,646
Investments in unconsolidated subsidiaries	293,922	202,554
Cash and cash equivalents	213,190	48,993
Restricted cash	28,962	18,822
Receivables	17,707	11,382
Due from related parties	5,468	3,164
Prepaid expenses and other assets	56,415	25,177
Loan costs, less accumulated amortization of $3,097
and $2,180, respectively	6,122	5,122

	$1,764,795	$1,303,860

LIABILITIES AND STOCKHOLDERS' EQUITY
Mortgages payable and accrued interest	$335,103	$207,206
Other notes payable	36,853	29,739
Line of credit	24,076	24,079
Other liabilities	9,270	5,738
Accounts payable and accrued expenses	17,580	9,256
Due to related parties	4,332	2,460
Security deposits	12,850	12,883

Total liabilities	440,064	291,361

Commitments and contingencies
Stockholders' equity:
Preferred stock, without par value
Authorized and unissued 3,000 shares	-	-
Excess shares, $.01 par value per share
Authorized and unissued 63,000 shares	-	-
Common stock, $.01 par value per share
Authorized 450,000 shares; issued 167,005
and 126,802 shares, respectively; outstanding
165,925 and 126,009 shares, respectively	1,659	1,260
Capital in excess of par value	1,474,674	1,115,745
Accumulated distributions in excess of net earnings	(145,352)	(98,366)
Accumulated other comprehensive loss	(4,779)	(4,316)
Minority interest distributions in excess of
contributions and accumulated earnings	(1,471)	(1,824)

Total stockholders' equity	1,324,731	1,012,499

	$1,764,795	$1,303,860

        See accompanying notes to condensed consolidated financial statements.

CNL HOSPITALITY PROPERTIES, INC.
AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(UNAUDITED)
(in thousands, except per share data)

	Quarter Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Revenues:
Room	$34,842	$16,450	$67,341	$29,699
Food and beverage	6,256	692	10,880	1,470
Other hotel operating departments	1,146	724	2,304	1,358
Rental income from operating leases	7,913	11,146	15,729	22,040
FF&E reserve income	872	1,235	1,733	2,377
Interest and other income	4,337	2,059	7,530	2,509

	55,366	32,306	105,517	59,453

Expenses:
Room	7,841	4,842	15,144	8,639
Food and beverage	4,857	599	8,418	1,143
Other hotel operating departments	714	181	1,295	446
Property operations	8,737	3,507	17,386	6,003
Repairs and maintenance	2,059	387	3,907	672
Hotel management fees	1,992	720	3,445	1,375
Sales and marketing	2,699	885	5,461	1,522
Interest and loan cost amortization	5,953	4,884	10,906	9,159
General operating and administrative	2,629	915	4,407	2,785
Asset management fees to related
party	2,640	1,694	4,983	3,075
Depreciation and amortization	9,464	6,839	17,801	12,891

	49,585	25,453	93,153	47,710

Earnings before equity in loss of
unconsolidated subsidiaries and
minority interest	5,781	6,853	12,364	11,743
Equity in loss of unconsolidated
subsidiaries	(4,753)	(2,032)	(4,842)	(3,202)
Minority interest	(45)	(64)	(102)	(133)

Net earnings	$983	$4,757	$7,420	$8,408

Earnings per share of common stock:
Basic and diluted	$0.01	$0.05	$0.05	$0.10

Weighted average number of shares of
common stock outstanding:
Basic and diluted	153,668	89,490	143,807	85,234

        See accompanying notes to condensed consolidated financial statements.

CNL HOSPITALITY PROPERTIES, INC.
AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
Six Months Ended June 30, 2003 and Year Ended December 31, 2002
    (UNAUDITED)   (in thousands, except per share data)

	Common Stock		Capital in	Accumulated distributions	Accumulated other	Minority interest distributions in excess of
	Number of shares	Par value	excess of par value	in excess of net earnings	comprehensive loss	contr. and accum. earnings	Total	Comprehensive income
Balance at December 31, 2001	77,358	$773	$681,152	$(39,959)	$(1,190)	$(2,900)	$637,876	-
Subscriptions received for common
stock through public offerings
and distribution reinvestment plan	48,911	489	488,622	-	-	-	489,111	-
Retirement of common stock	(260)	(2)	(2,389)	-	-	-	(2,391)	-
Stock issuance costs	-	-	(51,640)	-	-		(51,640)
Net earnings	-	-	-	15,810	-		15,810	15,810
Minority interest distributions in
excess of contributions and
accumulated earnings	-	-	-	-	-	1,076	1,076	-
Current period adjustments to
recognize changes in value of
cash flow hedges of equity investees	-	-	-	-	(3,126)	-	(3,126)	(3,126)

Total comprehensive income	-	-	-	-	-	-	-	$12,684

Distributions declared and paid
($.78 per share)	-	-	-	(74,217)	-	-	(74,217)

Balance at December 30, 2002	126,009	$1,260	$1,115,745	$(98,366)	$(4,316)	$(1,824)	$1,012,499

        See accompanying notes to condensed consolidated financial statements.

CNL HOSPITALITY PROPERTIES, INC.
AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY — CONTINUED
Six Months Ended June 30, 2003 and Year Ended December 31, 2002
    (UNAUDITED)   (in thousands, except per share data)

	Common Stock		Capital in	Accumulated distributions	Accumulated other	Minority interest distributions in excess of
	Number of shares	Par value	excess of par value	in excess of net earnings	comprehensive loss	contr. and accum. earnings	Total	Comprehensive income
Balance at December 31, 2002	126,009	$1,260	$1,115,745	$(98,366)	$(4,316)	$(1,824)	$1,012,499	$-
Subscriptions received for common
stock through public offerings
and distribution reinvestment plan	40,202	402	401,620	-	-	-	402,022	-
Retirement of common stock	(286)	(3)	(2,631)	-	-	-	(2,634)	-
Stock issuance costs	-	-	(40,060)	-	-	-	(40,060)	-
Net earnings	-	-	-	7,420	-	-	7,420	7,420
Minority interest distributions in
excess of contributions and
accumulated earnings	-	-	-	-	-	353	353	-
Current period adjustments to
recognize changes in value of
cash flow hedges of equity investees	-	-	-	-	(463)	-	(463)	(463)

Total comprehensive income	-	-	-	-	-	-	-	$6,957

Distributions declared and paid
($.39 per share)	-	-	-	(54,406)	-	-	(54,406)

Balance at June 30, 2003	165,925	$1,659	$1,474,674	$(145,352)	$(4,779)	$(1,471)	$1,324,731

        See accompanying notes to condensed consolidated financial statements.

CNL HOSPITALITY PROPERTIES, INC.
AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
(in thousands)

	Six Months Ended June 30,
	2003	2002
Net cash provided by operating activities	$40,998	$28,583

Cash flows from investing activities:
Additions to hotel properties	(234,955)	(175,762)
Investment in unconsolidated subsidiaries	(23,655)	(25,256)
Deposit on property and other investments	(24,509)	-
Increase in restricted cash	(10,140)	(2,905)
Increase in other assets	(21,781)	(16,678)

Net cash used in investing activities	(315,040)	(220,601)

Cash flows from financing activities:
Draws (repayments) on line of credit	(3)	56,873
Proceeds from borrowings on other notes payable	7,474	15,991
Payment of loan costs	(1,942)	(788)
Proceeds from mortgage loans	129,050	-
Principal payments on mortgage loans	(1,153)	(1,004)
Subscriptions received from stockholders	402,022	176,891
Distributions to stockholders	(54,406)	(32,490)
Distributions to minority interest	(109)	(98)
Retirement of common stock	(2,634)	(1,489)
Payment of stock issuance costs	(40,060)	(18,523)

Net cash provided by financing activities	438,239	195,363

Net increase in cash and cash equivalents	164,197	3,345

Cash and cash equivalents at beginning of period	48,993	44,825

Cash and cash equivalents at end of period	$213,190	$48,170

        See accompanying notes to condensed consolidated financial statements.

CNL HOSPITALITY PROPERTIES, INC.
AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS — CONTINUED
(UNAUDITED)
(in thousands)

	Six Months Ended June 30,
	2003	2002
Supplemental schedule of non-cash activities:
Amounts incurred but not paid for construction in
progress	$1,950	$2,982

Contribution of one hotel property to an
unconsolidated joint venture	$74,093	$-

Supplemental schedule of non-cash investing activities:
Non-cash reduction in tax incremental financing note	$360	$74

Distributions declared but not paid to minority interest	$85	$98

Assumption of loan with Crestline lease assumption	$-	$3,576

        See accompanying notes to condensed consolidated financial statements.

CNL HOSPITALITY PROPERTIES, INC.
AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Quarters and Six Months Ended June 30, 2003 and 2002

1.    Organization:

CNL Hospitality Properties, Inc. (the “Company”) was organized pursuant to the laws of the State of Maryland on June 12, 1996. The terms “Company” or “Registrant” include, unless the context otherwise requires, CNL Hospitality Properties, Inc., CNL Hospitality Partners, LP, CNL Hospitality GP Corp., CNL Hospitality LP Corp., CNL Philadelphia Annex, LLC, CNL Hotel Investors, Inc., CNL LLB SHS Management, LP, CNL LLB F-Inn Management, LP, CNL LLB C-Hotel Management, LP, CNL Bridgewater Hotel Partnership, LP, CNL Hotel MI-4, LP, CNL Foothill Hotel Partnership, LP and each of their wholly owned subsidiaries. Various other wholly owned subsidiaries are utilized to hold or develop hotel properties. The Company operates for federal income tax purposes as a real estate investment trust (a “REIT”) and is engaged in the acquisition, development and ownership of hotel properties (“Properties”). The Company has contracted with CNL Hospitality Corp. (its “Advisor”) to conduct the day-to-day operations of its business.

The Company leases most of its Properties to wholly owned taxable REIT subsidiary (“TRS”) entities and contracts with third-party hotel management companies to operate these Properties. Hotel operating revenues and expenses for these Properties are included in the consolidated results of operations. Other Properties are leased on a triple-net basis to unrelated third-party tenants who operate the Properties or contract with hotel managers to run their hotel operations. Rental income from operating leases is included in the consolidated results of operations for these Properties. With respect to certain of its Properties, the Company has received various credit enhancement guarantees from third-party hotel managers who, subject to certain limitations, have guaranteed a certain level of performance for Properties they manage. See Note 13, “Credit Enhancements,” for additional information on credit enhancements.

2.     Summary of Significant Accounting Policies:

Basis of Presentation – The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with the instructions to Form 10-Q and do not include all of the information and note disclosures required by generally accepted accounting principles. The unaudited condensed consolidated financial statements reflect all adjustments, consisting of normal recurring adjustments, which are, in the opinion of management, necessary for the fair presentation of the results for the interim period presented. Operating results for the quarter ended and six months ended June 30, 2003, may not be indicative of the results that may be expected for the year ending December 31, 2003. Amounts as of December 31, 2002, included in the condensed consolidated financial statements have been derived from audited consolidated financial statements as of that date. These unaudited condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in the Company’s Form 10-K for the year ended December 31, 2002.

Principles of Consolidation –The accompanying consolidated financial statements include the accounts of CNL Hospitality Properties, Inc. and each of its wholly owned and majority controlled subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation. Interests of unaffiliated third parties are reflected as minority interest for less than 100 percent owned and majority controlled entities.

Reclassification – Certain items in the prior year’s consolidated financial statements have been reclassified to conform to the 2003 presentation. These reclassifications had no effect on stockholders’ equity or net earnings.

Income Taxes – Under the provisions of the Internal Revenue Code and applicable state laws, each TRS entity of the Company is subject to taxation of income on the profits and losses from its tenant operations.

CNL HOSPITALITY PROPERTIES, INC.
AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS – CONT’D
Quarters and Six Months Ended June 30, 2003 and 2002

2.     Summary of Significant Accounting Policies — Continued:

The Company accounts for federal and state income taxes with respect to its TRS subsidiaries using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the consolidated financial statements carrying amounts of existing assets and liabilities and respective tax basis and operating losses and tax-credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

Segment Information — The Company derives all significant revenues from a single line of business, hotel real estate ownership and operation.

Recent Accounting Pronouncements— In January 2003, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 46 (“FIN 46”), “Consolidation of Variable Interest Entities,” to expand upon and strengthen existing accounting guidance that addresses when a company should include the assets, liabilities and activities of another entity in its financial statements. To improve financial reporting by companies involved with variable interest entities (more commonly referred to as special-purpose entities or off-balance sheet structures), FIN 46 requires that a variable interest entity be consolidated by a company if that company is subject to a majority risk of loss from the variable interest entity’s activities or entitled to receive a majority of the entity’s residual returns or both. Prior to FIN 46, a company generally included another entity in its consolidated financial statements only if it controlled the entity through voting interests. The purpose of consolidating variable interest entities is to provide more complete information about the resources, obligations, risks and opportunities of the consolidated company. The consolidation requirements of FIN 46 apply immediately to variable interest entities created after January 31, 2003, and to older entities in the first fiscal year or interim period beginning after June 15, 2003. As of June 30, 2003, the Company is evaluating the effect of FIN 46. Under the terms of some or all of the Company’s unconsolidated subsidiaries’ formation agreements, the Company is required to fund its pro rata share of losses of these entities in order to maintain its current ownership share. The Company has also guaranteed a portion of the debt on CNL Plaza, Ltd. (see Note 12, to the Condensed Consolidated Financial Statement’s). These or other variable interests could result in the consolidation of one or more unconsolidated subsidiaries or other investments upon implementation of FIN 46.

In April 2003, the FASB issued Statement of Financial Accounting Standards No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities” (“FASB 149”). FASB 149 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under FASB Statement No. 133, “Accounting for Derivative Instruments and Hedging Activities.” The adoption of FASB 149 is not expected to have a significant impact on the results of operations of the Company.

CNL HOSPITALITY PROPERTIES, INC.
AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS – CONT’D
Quarters and Six Months Ended June 30, 2003 and 2002

2.    Summary of Significant Accounting Policies — Continued:

In May 2003, the FASB issued FASB Statement No.150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity”(“FASB 150”). FASB 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. FASB 150 will require issuers to classify certain financial instruments as liabilities (or assets in some circumstances) that previously were classified as equity. Some of the examples of financial instruments covered by FASB 150 include shares that are mandatorily redeemable, and other financial instruments that embody an obligation to repurchase outstanding shares or a conditional obligation that requires settlement by issuing a variable number of the entity’s shares. FASB 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatorily redeemable financial instruments of non-public entities which are subject to its provisions for the first fiscal period beginning after December 15, 2003.

3.     Investments in Unconsolidated Subsidiaries:

Hilton 2 Partnership
On February 20, 2003, the Company contributed a Doubletree hotel located in Arlington, Virginia (the “Doubletree Crystal City Property”), which was originally acquired in December 2002, and Hilton Hotels Corporation (“Hilton”) conveyed a Hilton hotel located in Rye, New York (the “Hilton Rye Town Property”), to an existing partnership in which the Company owns 75 percent and Hilton owns 25 percent (the “Hilton 2 Partnership”). Simultaneously, the Hilton 2 Partnership acquired three Embassy Suites Properties (one each located in Orlando, Florida, Arlington, Virginia, and Santa Clara, California) for a purchase price of $104.5 million. At the time of these transactions, the Hilton 2 Partnership obtained term financing of $145 million, which was allocated between these five Properties. The loan bears interest at 5.95 percent per annum and matures on March 1, 2010. Payments of interest only are due monthly through maturity.

EMTG, LLC, a partnership in which the Company has a 31.25 percent interest, has engaged Dustin/Massagli LLC, a company in which one of the Company’s directors is president, a director and a principal stockholder, to manage its business. In June 2003, the Company contributed an additional $726,563 to the partnership. Simultaneously, the other co-venturers also made contributions in amounts that maintained the existing ownership interests of each venturer.

The Company has investments in several other joint ventures and partnerships with third parties who share the decision-making and control for these entities. The borrowers on the loans are legally separate entities, having separate assets and liabilities from the Company and, therefore, the assets and credit of the respective entities may not be available to satisfy the debts and other obligations of the Company. Likewise, the assets and credit of the Company may not be available to satisfy the debts and other obligations of the borrowers on the loans of these other entities. Some of these unconsolidated subsidiaries may be consolidated with the financial statements of the Company in the future upon implementation of FIN 46 as discussed in Note 2.

CNL HOSPITALITY PROPERTIES, INC.
AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS – CONT’D
Quarters and Six Months Ended June 30, 2003 and 2002

3.    Investments in Unconsolidated Subsidiaries – Continued:

The following presents unaudited condensed financial information for these investments as of and for the six months ended June 30, 2003 (in thousands):

	Desert Ridge Resort Partners, LLC	WB Resort Partners, LP	CNL HHC Partners, LP	CNL IHC Partners, LP	CY-SF Hotel Parent, LP	CTM Partners LLC	CNL Plaza, Ltd.	CNL HHC Partners II, LP	Total

Hotel Properties	$264,647	$193,417	$221,406	$34,594	$78,943	$-	$-	$367,103	$1,160,110
Other assets	31,096	19,411	12,747	3,057	4,308	14,260	63,353	29,617	177,849
Mortgages and other notes
payable	256,005	169,353	99,659	15,769	59,928	5,494	63,525	224,741	894,474
Other liabilities and
minority interest	28,680	12,493	4,829	679	3,382	(637)	906	9,533	59,865
Partners' capital	11,058	30,982	129,665	21,203	19,941	9,403	(1,078)	162,446	383,620
Revenues	52,783	27,266	31,929	4,841	7,277	2,670	5,338	60,870	192,974
Cost of sales	21,774	11,002	13,237	1,255	2,438	5,274	1,658	25,108	81,746
Expenses	33,888	27,034	17,879	3,215	6,831	492	3,494	32,079	124,912
Net income (loss)	(2,879)	(10,770)	813	371	(1,992)	(3,096)	186	3,683	(13,684)
Income (loss) allocable to the
Company	(1,267)	(5,277)	569	315	(996)	(967)	19	2,762	(4,842)
Other comprehensive
loss allocable
to the Company	(460)	-	(3)	-	-	-	-	-	(463)
Difference between carrying
amount of investment
and Company's share of
partners' capital	4,448	4,679	7,727	1,495	1,763	-	-	13,804	33,916
Company's ownership
interest at end of period	44.0%	49.0%	70.0%	85.0%	50.0%	31.25%	10.0%	75.0%

CNL HOSPITALITY PROPERTIES, INC.
AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS – CONT’D
Quarters and Six Months Ended June 30, 2003 and 2002

3.    Investments in Unconsolidated Subsidiaries – Continued:

The following presents condensed financial information for these joint ventures and partnerships as of and for the year ended December 31, 2002 (in thousands):

	Desert Ridge Resort Partners, LLC	WB Resort Partners, LP	CNL HHC Partners, LP	CNL IHC Partners, LP	CY-SF Hotel Parent, LP	CTM Partners, LLC	CNL Plaza, Ltd.	CNL HHC Partners II, LP	Total

Hotel Properties	$269,925	$198,140	$218,268	$35,073	$80,374	$-	$-	$122,493	$924,273
Other assets	20,543	22,091	9,439	2,995	3,733	12,623	63,735	5,291	140,450
Mortgages and other
notes payable	230,176	157,798	100,000	15,909	57,160	2,247	64,061	78,650	706,001
Other liabilities and minority
interest	41,065	15,834	7,075	814	3,725	220	398	5,673	74,804
Partners' capital	19,227	46,599	120,632	21,345	23,222	10,156	(724)	43,461	283,918
Revenues	7,344	46,667	61,598	6,825	8,564	1,400	6,088	694	139,180
Cost of sales	7,016	20,407	25,809	1,800	2,899	3,941	1,946	386	64,204
Expenses	15,680	44,639	34,990	4,114	7,011	1,604	4,086	549	112,673
Net income (loss)	(15,352)	(18,379)	799	911	(1,346)	(4,145)	56	(241)	(37,697)
Income (loss) allocable
to the Company	(6,547)	(9,006)	560	713	(673)	(1,036)	6	(181)	(16,164)
Other comprehensive
loss allocable
to the Company	(2,572)	-	(554)	-	-	-	-	-	(3,126)
Difference between carrying
amount of investment
and Company's share of
partners' capital	3,642	3,503	7,302	2,050	1,831	-	-	4,501	22,829
Company's ownership
interest at end of period	44.0%	49.0%	70.0%	85.0%	50.0%	31.25%	10.0%	75%

CNL HOSPITALITY PROPERTIES, INC.
AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS – CONT’D
Quarters and Six Months Ended June 30, 2003 and 2002

3.     Investments in Unconsolidated Subsidiaries – Continued:

The difference between the carrying amount of the investments in the above entities and the Company’s share of partners’ capital results from various acquisition costs and fees which are not shared by the co-venturers. These amounts are amortized over 36 years, the estimated weighted average depreciable lives of the Company’s hotel Properties.

The Company is generally entitled to receive cash distributions in proportion to its ownership interest in each partnership. During the six months ended June 30, 2003 and 2002, the Company recorded the following distributions, which reduce the carrying value of the investment (in thousands):

	June 30,
	2003	2002
Desert Ridge Resort Partners, LLC	$1,434	$480
WB Resort Partners, LP	2,375	1,776
CNL HHC Partners, LP	-	1,896
CNL HHC Partners II, LP	2,685	-
CY-SF Hotel Parent, LP	645	61
CNL IHC Partners, LP	106	77
CTM Partners, LLC	-	-
CNL Plaza, Ltd.	53	-

	$7,298	$4,290

As of June 30, 2003 and December 31, 2002, the Company had approximately $5.0 million and $2.5 million, respectively, in distributions receivable from the above partnerships, which are included in due from related parties in the accompanying consolidated balance sheets.

4.    Hotel Properties:

During the six months ended June 30, 2003, the Company acquired the following Properties (in thousands):

Brand Affiliation	Property Location	Date of Acquisition	Purchase Price
Hyatt	Miami, FL	February 20, 2003	$36,000
JW Marriott	New Orleans, LA	April 21, 2003	92,500
Marriott Hotel*	Seattle, WA	May 23, 2003	88,900
* Newly constructed

All of these Properties are leased to TRS entities of the Company and are operated by third-party managers. The Properties were recorded at cost, which was allocated between land, building, and equipment based on fair market value using appraisal data. Hotel operating assets, liabilities, and any related intangible assets are also recorded based on their fair values. The results of operations of the Properties since the date of acquisition are included in the consolidated results of operations.

Additionally, the Company is currently developing one hotel in California (the “California Property”) and another hotel in Florida (the “Florida Property”). The California Property and the Florida Property are expected to be completed in September 2003 and June 2004, respectively. Construction in progress of approximately $8.1 million and approximately $0.9 million are included in Hotel Properties in the accompanying condensed consolidated balance sheets as of June 30, 2003 and December 31, 2002, respectively. These Properties are expected to be leased to TRS entities of the Company and managed by a subsidiary of Marriott International, Inc. (“Marriott”).

CNL HOSPITALITY PROPERTIES, INC.
AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS – CONT’D
Quarters and Six Months Ended June 30, 2003 and 2002

4.    Hotel Properties — Continued:

The following presents unaudited pro forma results of operations of the Company as if the Properties were owned during the entire period for the six months ended June 30, 2003 and 2002 (in thousands):

	June 30,
	2003	2002
Revenues	$116,227	$81,496
Expenses	110,574	75,324
Net earnings	5,653	6,172
Basic and diluted earnings per share	0.04	0.07
Weighted average number of common shares
outstanding - basic and diluted	143,807	85,234

5.    Investments:

On April 21, 2003 and May 21, 2003, the Company invested $10 million and $5 million, respectively, in convertible preferred partnership units of Hersha Hospitality Limited Partnership (“HLP”) representing approximately a 3 percent voting interest in HLP. The Company has committed to invest up to an additional $10 million in HLP and up to $40 million in joint ventures with HLP. The investment in HLP is structured to provide the Company with a 10.5 percent cumulative preferred distribution, paid quarterly, and the proposed investment in joint ventures with HLP is structured to provide the Company with a 10.5 percent cumulative preferred distribution on its unreturned capital contributions. There is no assurance, however, that such distributions or returns will be paid. HLP declares dividends quarterly in arrears and, therefore, the Company did not receive any distributions during the quarter ended June 30, 2003.

6.    Indebtedness:

Indebtedness consisted of the following at (in thousands):

	June 30, 2003	December 31, 2002

Mortgages payable and accrued interest	$335,103	$207,206
Construction loan facilities	28,754	21,280
Tax incremental financing note	8,099	8,459
Line of credit	24,076	24,079

	$396,032	$261,024

7.    Distributions:

For the six months ended June 30, 2003 and 2002, approximately 36 percent and 62 percent, respectively, of the distributions paid to stockholders were considered ordinary income and approximately 64 percent and 38 percent, respectively, were considered a return of capital to stockholders for federal income tax purposes. No amounts distributed to the stockholders for the six months ended June 30, 2003 or 2002 are required to be or have been treated by the Company as a return of capital for purposes of calculating the stockholders’ return on their invested capital.

CNL HOSPITALITY PROPERTIES, INC.
AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS – CONT’D
Quarters and Six Months Ended June 30, 2003 and 2002

8.    Related Party Transactions:

Certain directors and officers of the Company hold similar positions with the Advisor and its affiliates, including the managing dealer for the Company’s equity offerings, CNL Securities Corp. These affiliates are by contract entitled to receive fees and compensation for services provided in connection with common stock offerings, and the acquisition, development, management and sale of the Company’s assets.

Amounts incurred relating to these transactions with affiliates were as follows for the six months ended June 30 (in thousands):

	2003	2002

CNL Securities Corp.:
Selling commissions *	$30,060	$13,285
Marketing support fee and due diligence expense
reimbursements*	1,999	885

	32,059	14,170

Advisor and its affiliates:
Acquisition fees	28,672	10,291
Development fees	1,667	1,004
Asset management fees	4,983	3,075

	35,322	14,370

	$67,381	$28,540

* The majority of these commissions, fees and reimbursements were reallowed to unaffiliated broker-dealer firms.

Of these amounts, approximately $4.3 million and $2.5 million is included in due to related parties in the accompanying consolidated balance sheets as of June 30, 2003 and December 31, 2002, respectively.

The Advisor and its affiliates provide various administrative services to the Company, including services related to accounting; financial, tax and regulatory compliance reporting; stockholder distributions and reporting; due diligence and marketing; and investor relations (including administrative services in connection with the offerings), on a day-to-day basis. The expenses incurred for these services were classified as follows for the six months ended June 30 (in thousands):

	2003	2002

Stock issuance costs	$2,322	$1,844
General operating and administrative expenses	825	603

	$3,147	$2,447

The Company maintains bank accounts in a bank in which certain officers and directors of the Company serve as directors and are stockholders. The amounts deposited with this bank were approximately $19.7 million and $14.9 million at June 30, 2003 and December 31, 2002, respectively.

CNL HOSPITALITY PROPERTIES, INC.
AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS – CONT’D
Quarters and Six Months Ended June 30, 2003 and 2002

8.    Related Party Transactions – Continued:

EMTG, LLC, a partnership in which the Company has a 31.25 percent interest, has engaged Dustin/Massagli LLC, a company in which one of the Company’s directors is president, a director and a principal stockholder, to manage its business. In June 2003, the Company contributed an additional $726,563 to the partnership. Simultaneously, the other co-venturers also made contributions in amounts that maintained the existing ownership interests of each venturer.

The Company owns a 10 percent interest in CNL Plaza, Ltd., a limited partnership that owns an office building located in Orlando, Florida, in which the Advisor and its affiliates lease office space. The remaining interest in the limited partnership is owned by several affiliates of the Advisor. In connection with this acquisition, the Company has severally guaranteed a 16.67 percent share, or approximately $2.6 million, of a $15.5 million unsecured promissory note of the limited partnership.

9.    Concentration of Credit Risk:

A significant portion of the Company’s rental income and hotel revenues were earned from Properties operating as various Marriott and Hilton brands. Additionally, the Company relies on Marriott to provide credit enhancements for certain of its Properties. Although the Company carefully screens its managers and tenants and has obtained interests in non-Marriott and non-Hilton branded Properties, poor performance by the Marriott or Hilton brands could significantly impact the results of operations of the Company. Management believes that this risk may be reduced through future acquisitions and diversification, and through the initial and continuing due diligence procedures performed by the Company.

10.  Stockholders’Equity:

On August 13, 2002, the Company filed a registration statement on Form S-11 with the Securities and Exchange Commission (the “Commission”) in connection with the proposed sale by the Company of up to 175 million shares of common stock at $10 per share ($1.75 billion) (the “2003 Offering”). The 2003 Offering commenced immediately following the completion of the Company’s fourth public offering on February 4, 2003. Of the 175 million shares of common stock offered pursuant to the 2003 Offering, up to 25 million shares are available to stockholders purchasing shares through the Company’s reinvestment plan. On July 23, 2003, the Company filed a registration statement on Form S-11 with the Commission in connection with the proposed sale by the Company of up to 400 million shares of common stock at $10 per share ($4 billion) (the “2004 Offering”). Of the 400 million shares of common stock to be offered, up to 50 million are expected to be available to stockholders purchasing shares through the reinvestment plan. The 2004 Offering is expected to commence immediately following the termination of the 2003 Offering. CNL Securities Corp., an affiliate of the Advisor, is the managing dealer for the Company’s equity offerings.

CNL HOSPITALITY PROPERTIES, INC.
AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS – CONT’D
Quarters and Six Months Ended June 30, 2003 and 2002

11.    RFS Merger:

On July 10, 2003, the Company, through its subsidiaries, acquired RFS Hotel Investors, Inc., a Tennessee REIT (“RFS”) and RFS Partnership, L.P. (“RFS OP”), for approximately $382 million in cash ($12.35 per share). Upon consummation of this transaction, RFS was merged with and into a subsidiary of the Company (“CNL Acquisition”) and RFS ceased to exist as a separate corporate entity. Further, upon consummation of this transaction, a subsidiary of the Company was merged with and into RFS OP and RFS OP continued to exist as a separate entity. Prior to the closing of this transaction, RFS was publicly traded on the New York Stock Exchange under the symbol “RFS.” The former assets of RFS are now held by subsidiaries of the Company. By virtue of the closing of the transaction, the Company and its subsidiaries (which now include RFS OP) are responsible for the former debts and obligations of RFS and its subsidiaries (approximately $318 million). In connection with this transaction, the Company paid transaction costs and assumed certain liabilities related to severance and termination costs which are expected to total approximately $53 million. The Company initially financed this transaction by using approximately $158 million from sales of common stock in its current offering, borrowing approximately $43 million under its line of credit, obtaining $50 million in permanent financing related to one if its Properties, as discussed below in Note 14, “Subsequent Events”, obtaining an additional $81 million in permanent debt funding from an existing loan and obtaining a bridge loan of $101 million from an affiliate of Bank of America. Subject to compliance with certain loan covenants, the bridge loan is expected to be repaid with proceeds from the issuance of debt securities and proceeds that the Company receives from the sale of its common stock through its offering. Up to an additional $219 million is available to the Company under the bridge loan in order to refinance the former RFS debts to which the Company succeeded and for certain other approved uses. Previously, on May 9, 2003, in a separate transaction, the Company purchased from RFS one million newly issued shares of RFS’s common stock at a price per share of $12.35, the proceeds of which were used by RFS to pay down its existing line of credit. This amount is recorded in prepaid expenses and other assets as of June 30, 2003.

The following presents unaudited pro forma results of operations of the Company as if the RFS transaction had occurred as of January 1, 2002 in thousands):

	June 30,
	2003	2002
Revenues	$198,595	$160,358
Expenses	193,353	159,181
Net earnings	5,242	1,177
Basic and diluted earnings per share	0.03	0.01
Weighted average number of common shares
outstanding - basic and diluted	172,107	113,934

In connection with the RFS transaction, the Company acquired 57 hotels with approximately 8,300 rooms located in 24 states. Brands under which these hotels are operated include Sheraton®, Residence Inn® by Marriott®, Hilton®, DoubleTree®, Holiday Inn®, Hampton Inn®, and Homewood Suites by Hilton®. Flagstone Hospitality Management LLC, which previously managed 50 of the 57 hotel properties, will continue to do so for a period of time. The Company expects to terminate management contracts for many of the Properties in the former RFS portfolio and intends to enter into management agreements with new internationally recognized hotel brand managers. This transaction provides further brand and geographic diversification to the Company’s portfolio of hotels.

CNL HOSPITALITY PROPERTIES, INC.
AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS – CONT’D
Quarters and Six Months Ended June 30, 2003 and 2002

12.    Commitments and Contingencies:

In connection with the RFS transaction discussed in Note 11, “RFS Merger”, on May 13, 2003, A. Bruce Chasen, as class representative, filed a putative class action lawsuit in the Circuit Court of Shelby County, Tennessee, 30th Judicial District against RFS, RFS’s directors and the Company. On June 6, 2003, the complaint was amended. The amended putative class action complaint alleges, among other things, that (i) the merger consideration to be received by RFS’s shareholders is significantly less than the intrinsic value of RFS, (ii) the RFS directors breached their fiduciary duties due to shareholders on a variety of grounds including failing to ascertain the true value of RFS, failing to determine whether there were any other bidders for RFS, and failing to avoid certain alleged conflicts of interest shared by members of the RFS Board and its financial advisor, (iii) the Company aided and abetted the RFS Board in connection with their breach of fiduciary duties, (iv) the RFS Board violated portions of the Tennessee Investor Protection Act, and (v) the RFS proxy statement is false and misleading. Among other things, the amended complaint seeks certification of the class action, an injunction enjoining RFS and the Company from completing the merger, monetary damages in an unspecified amount, the payment of attorney’s fees, and rescissory damages. On July 1, 2003 the Company filed an answer to the amended complaint setting forth an affirmative defense and its general denials of the allegations set forth therein. The plaintiff’s motion for a temporary restraining order for purposes of enjoining the transaction, which was argued by the plaintiff on July 8, 2003, was denied by the Circuit Court of Shelby County, Tennessee, 30th Judicial District on said date. Based upon the information currently available to the Company, the Company believes the allegations contained in the amended complaint are without merit and intends to vigorously defend the action.

As of June 30, 2003, the Company had an initial commitment to (i) acquire one hotel Property for an anticipated purchase price of approximately $55.6 million, (ii) complete construction on two Properties, with an estimated aggregate cost of approximately $64 million (iii) fund the remaining total of approximately $2.9 million for property improvements in one existing partnership, (iv) acquire RFS Hotel Investors, Inc. (as discussed in Footnote 11, “RFS Merger”) and (v) fund furniture, fixture and equipment replacements valued at approximately $1.4 million at one Property. The Company also has committed to fund its pro rata share of working capital shortfalls and construction commitments for its partnerships, if shortfalls arise, and has guaranteed the debt service for several of its subsidiaries and partnerships. The acquisition of the additional Property is subject to the fulfillment of certain conditions. There can be no assurance that any or all of the conditions will be satisfied or, if satisfied, that the acquisition will occur. In order to enter into these and other transactions, the Company must obtain additional funds through the receipt of additional offering proceeds and/or advances on its revolving line of credit (the “Revolving LOC”) and permanent financing.

The Company has entered into an agreement whereby if certain conditions are met, the leases with respect to ten Properties currently leased to third-party tenants on a triple-net basis must be assumed by the Company on or before March 31, 2004. In order for this to occur, the Properties must have operating results above a certain minimum threshold. If these conditions are met and the Company does not assume these leases by the deadline, the Company has agreed to return approximately $3 million in security deposits it holds on three of the Properties. If these conditions are met and the Company does assume these leases, the Company will not be obligated to pay any additional consideration for the leasehold position and the manager will be allowed to participate, through incentive fees, in any additional earnings above what would otherwise be the minimum rent. Additionally, if the conditions are met and the Company assumes these leases, it would be released from its current obligation to return the security deposits it holds on these three Properties.

CNL HOSPITALITY PROPERTIES, INC.
AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS – CONT’D
Quarters and Six Months Ended June 30, 2003 and 2002

13.  Credit Enhancements:

The Company benefits from various types of credit enhancements that have been provided by the managers of many of its hotel Properties. These credit enhancements may be provided to the Company directly or indirectly through unconsolidated subsidiaries. All of the credit enhancements are subject to expiration, or “burn-off” provisions over time. There is no guarantee that the Company will continue to be able to obtain credit enhancements in the future. As a result of the downturn in the overall economy and the threat of terrorism, the Company’s net earnings and cash flows have been substantially enhanced by these credit features. To the extent that this trend continues and current credit enhancements are fully utilized or expire, the Company’s results of operations and its ability to pay distributions to stockholders may be adversely affected. The following are summaries of the various types of credit enhancements that the Company benefits from:

Limited Rent Guarantees –Limited rent guarantees (“LRG”) are provided by hotel managers to the Company for certain Properties which the Company leases on a triple-net basis to unrelated third-party tenants. These credit enhancements guarantee the full, complete and timely payment of rental payments to the Company. The expiration of LRGs may result in the inability of the Company to collect the full amount of rent from its third party tenants. The following table summarizes the amounts and utilization of the LRGs which benefit the Company (in thousands):

	Company	Unconsolidated Subsidiaries

Amount of LRG available as of December 31, 2002	$1,327	$-
Utilization during six months ended June 30, 2003	(158)	-

Amount of LRG available as of June 30, 2003	$1,169	$-

Threshold Guarantees – Threshold guarantees (“TG”) are provided by third-party hotel managers to the Company in order to guarantee a certain minimum return for each of the Properties covered by the TG. Generally, each TG is available for a specific Property or pool of Properties. Funding under these guarantees is either recognized as other income, as a reduction in base management fees or as other liabilities by the Company, depending upon whether the funded amounts are required to be repaid by the Company in the future. The expiration of TGs may result in a reduction of other income and cash flows derived from these Properties in future operating periods. The following table summarizes the amounts and utilization of the Company’s TGs (in thousands):

	Company	Unconsolidated Subsidiaries

Amount of TG available as of December 31, 2002	$37,871	$-
New TG obtained	13,900
Utilization during six months ended June 30, 2003	(12,672)	-

Amount of TG available as of June 30, 2003	$39,099	$-

CNL HOSPITALITY PROPERTIES, INC.
AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS – CONT’D
Quarters and Six Months Ended June 30, 2003 and 2002

13.   Credit Enhancements – Continued:

During the six months ended June 30, 2003 and 2002, the Company recognized approximately $6.4 million and $1.9 million, respectively, in other income and approximately $1.6 million and $0, respectively, as a reduction in base management fees as a result of TG amounts that were utilized. As of June 30, 2003 and December 31, 2002, the Company has $0.5 million and $0, respectively, recorded as other liabilities related to funding under its TGs. The repayment of TG fundings that recorded as other liabilities is expected to be paid from future operating cash flows in excess of minimum returns to the Company. Of the remaining amount available under the TGs, approximately $5 million will be subject to repayment provisions if utilized.

For ten of the Company’s Properties leased to affiliates of Marriott, TG funding is treated like LRG funding (see above) until such time as the leases for the Properties are assumed by the Company. Until that time, TG funding for these Properties will be funded directly to the third party tenants of these Properties, which in turn allows such tenants to make periodic rental payments as discussed above. The TG applicable to these Properties is expected to be fully utilized and expire in the third quarter of 2003. At that time, the third party tenants will remain obligated to make rental payments to the Company under its operating leases for these Properties. The scheduled rent payments for Properties covered by this guarantee are $26.7 million during each fiscal year. There is no guarantee that the Company will assume the leases for these ten Properties. The amount of rental income from operating leases related to TG funding for these Properties was approximately $6.0 million during the six months ended June 30, 2003.

Liquidity Facility Loans –Liquidity Facility Loans (“LFL”) are provided by hotel managers to the Company in order to guarantee a certain minimum distribution for each of the Properties covered by the LFL. Funding under LFLs is recognized as a liability by the Company and its unconsolidated subsidiaries because the Company may be required to repay amounts funded. The expiration of LFLs for the Company’s Properties may result in a reduction in cash flows derived from these Properties. The following table summarizes the amounts and utilization of the Company’s LFLs (in thousands):

	Company	Unconsolidated Subsidiaries
Amount of LFL available as of December 31, 2002	$4,867	$46,028
Utilization during six months ended June 30, 2003	(2,187)	(20,788)

Amount of LFL available as of June 30, 2003	$2,680	$25,240

As of June 30, 2003 and December 31, 2002, the Company had liabilities of approximately $7.6 million and $5.6 million, respectively, and the Company’s unconsolidated subsidiaries had liabilities of approximately $38.7 million and $23.9 million, respectively, from LFL fundings. The repayment of these liabilities is expected to be paid from future operating cash flows in excess of minimum returns to the Company. The LFL for the Waikiki Beach Marriott Property, in which the Company owns a 49% joint venture interest in, is expected to expire in the third quarter of 2003. As a result, the Company and its co-venturers may no longer receive cash distributions from this joint venture and may be required to make capital contributions to fund hotel operating shortfalls until the time that the operating performance of this Property improves. This may reduce cash flows available for distribution to the stockholders of the Company.

CNL HOSPITALITY PROPERTIES, INC.
AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS – CONT’D
Quarters and Six Months Ended June 30, 2003 and 2002

13.   Credit Enhancements – Continued:

Senior Loan Guarantees – Senior loan guarantees (“SLG”) are provided by hotel managers to the Company in order to guarantee the payment of senior debt service for each of the Properties covered by the SLG. Funding under SLGs is recognized as a liability by the Company and its unconsolidated subsidiaries because in the future the Company may be required to repay the amounts funded. The expiration of SLGs from Properties owned directly by the Company or through unconsolidated subsidiaries may result in a decrease in the cash distributions that the Company receives from such subsidiaries and may affect the Company’s ability to pay debt service. The following table summarizes the amounts and utilization of the Company’s SLGs (in thousands):

	Company	Unconsolidated Subsidiaries
Amount of SLG available as of December 31, 2002	$-	$21,098
Utilization during six months ended June 30, 2003	-	(4,775)

Amount of SLG available as of June 30, 2003	$-	$16,323

As of June 30, 2003 and December 31, 2002, the Company’s unconsolidated subsidiaries had liabilities of approximately $20.3 million and $8.5 million, respectively, from SLG funding. The repayment of these liabilities is expected to be from future operating cash flows in excess of minimum returns to the Company. The SLG for the Waikiki Beach Marriott Property is expected to expire in the third quarter of 2003. When this occurs, the Company and its co-venturers may be required to make capital contributions to fund debt service until the operations of the Property improve. This may reduce cash flows available for distribution to the stockholders of the Company.

14.   Subsequent Events

During the period July 1, 2003 through August 4, 2003, the Company received subscription proceeds from its fifth public offering of approximately $111 million for approximately 11 million shares of common stock.

On July 1, 2003 and August 1, 2003, the Company declared distributions to stockholders of record on July 1, 2003 and August 1, 2003, respectively, totaling approximately $10.7 million and $11.4 million, respectively, or $0.064583 per share, payable by September 30, 2003.

In July 2003, the Company obtained permanent financing of $50 million on one Property located in Seattle, Washington. The loan bears interest at a rate of 4.93 percent per annum and required interest only payments through maturity in July 2008.

In July 2003 the Company borrowed the remaining available funds of approximately $73 million under its Revolving LOC in order to fund a portion of the RFS transaction (See Note 11, “RFS Merger”)and a portion of the distributions paid to stockholders for the quarter ended June 30, 2003.

The Company is currently seeking additional Properties or other permitted real estate related investment opportunities, such as investments into other real estate companies or joint ventures.

INDEX TO OTHER FINANCIAL STATEMENTS

The Company is required to file audited consolidated financial statements as well as interim unaudited consolidated financial statements of RFS Hotel Investors, Inc. and RFS Partnership, L.P. (“RFS”) due to the significance of the results of operations of these unconsolidated subsidiaries. The consolidated financial statements presented for RFS as of December 31, 2002 and 2001, and for each of the years ended December 31, 2002, 2001 and 2000, were obtained from the Form 10-K filed by RFS with the Commission for the fiscal year ended December 31, 2002.

Page
RFS HOTEL INVESTORS, INC
Consolidated Balance Sheets as of June 30, 2003 and December 31, 2002	F-36
Consolidated Statements of Operations for the three and six months ended June 30, 2003 and 2002	F-37
Consolidated Statements of Cash Flows for the six months ended June 30, 2003 and 2002	F-38
Notes to Consolidated Financial Statements	F-39
Report of Independent Accountants	F-49
Consolidated Balance Sheets as of December 31, 2002 and 2001	F-50
Consolidated Statements of Operations for the years ended
December 31, 2002, 2001 and 2000	F-51
Consolidated Statements of Comprehensive Income (Loss) for the years ended
December 31, 2002, 2001 and 2000	F-52
Consolidated Statements of Shareholders' Equity for the years ended
December 31, 2002, 2001 and 2000	F-53
Consolidated Statements of Cash Flows for the years ended
December 31, 2002, 2001 and 2000	F-54
RFS PARTNERSHIP, L.P.
Report of Independent Accountants	F-55
Consolidated Balance Sheets as of December 31, 2002 and 2001	F-56
Consolidated Statements of Operations for the years ended
December 31, 2002, 2001 and 2000	F-57
Consolidated Statements of Comprehensive Income (Loss) for the years ended
December 31, 2002, 2001 and 2000	F-58
Consolidated Statements of Partners' Capital for the years ended
December 31, 2002, 2001 and 2000	F-59
Consolidated Statements of Cash Flows for the years ended
December 31, 2002, 2001 and 2000	F-60
Notes to Consolidated Financial Statements of RFS Hotel Investors, Inc. and RFS Partnership, L.P.	F-61

The Company is required to file audited financial statements as well as interim unaudited financial statements relating to the Crystal City Courtyard by Marriott, the Marriott BWI and the Hyatt Regency Dearborn Properties due to the significance of the results of operations of these acquisitions.

Crystal City Courtyard by Marriott Property	F-85
Marriott BWI Property	F-100
Hyatt Regency Dearborn Property	F-114

RFS Hotel Investors, Inc.
CONSOLIDATED BALANCE SHEETS
(in thousands)

	June 30, 2003	December 31, 2002
ASSETS
Investment in hotel properties, net	$587,660	$593,289
Cash and cash equivalents	5,894	1,938
Restricted cash	5,474	4,383
Accounts receivable	5,058	4,698
Deferred expenses, net	7,779	8,805
Other assets	4,105	3,712
Deferred income taxes	27,376	25,830

Total assets	$643,346	$642,655

LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable and accrued expenses	$23,412	$22,160
Borrowings on Line of Credit	8,500	6,950
Mortgage notes payable	157,941	159,279
Senior notes payable	121,220	125,000
Minority interest in Operating Partnership, 2,422 and 2,459 units issued and
outstanding at June 30, 2003 and December 31, 2002, respectively	27,080	28,047

Total liabilities	338,153	341,436

Commitments and contingencies
Shareholders' equity:
Common Stock, $.01 par value, 100,000 shares authorized,
30,096 and 29,043 shares issued at June 30, 2003 and
December 31, 2002, respectively	301	290
Additional paid-in capital	421,113	408,017
Treasury stock, at cost, 576 shares	(8,100)	(8,100)
Distributions in excess of earnings	(108,121)	(98,988)

Total shareholders' equity	305,193	301,219

Total liabilities and shareholders' equity	$643,346	$642,655

The accompanying notes are an integral part of these consolidated financial statements.

RFS Hotel Investors, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONSFOR
THE THREE AND SIX MONTHS ENDED JUNE 30, 2003 AND 2002
(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Revenue:
Rooms	$41,683	$45,866	$80,046	$86,275
Food and beverage	4,464	4,674	8,635	8,877
Other operating departments	1,399	1,714	2,808	3,307
Lease revenue	1,227	1,234	2,842	2,868
Deferred revenue	(474)	(491)	(1,461)	(1,503)
Other	169	107	208	261

Total hotel revenue	48,468	53,104	93,078	100,085

Hotel operating expenses:
Rooms	8,577	9,010	16,829	17,347
Food and beverage	3,246	3,346	6,247	6,507
Other operating departments	399	458	825	924
Undistributed operating expenses:
Property operating costs	5,748	5,361	11,468	10,621
Property taxes, insurance and other	3,185	3,153	6,113	6,488
Franchise costs	4,030	4,339	7,751	8,152
Maintenance and repair	2,840	2,463	5,360	4,744
Management fees	1,309	1,256	2,653	2,507
Depreciation	7,517	7,539	15,038	14,785
Amortization of franchise fees and unearned compensation	295	319	581	638
General and administrative	5,348	4,995	10,001	9,734

Total operating expenses	42,494	42,239	82,866	82,447

Operating income	5,974	10,865	10,212	17,638
Debt extinguishments and swap termination costs				10,122
Amortization of loan origination costs	421	420	784	777
Interest expense	6,485	6,511	13,143	12,555

Income (loss) from continuing operations before income taxes	(932)	3,934	(3,715)	(5,816)
Minority interest in income (loss) of Operating Partnership	(34)	119	(174)	(676)
Provision for (benefit from) income taxes	(549)	130	(1,546)	(380)

Income (loss) from continuing operations	(349)	3,685	(1,995)	(4,760)
Income from discontinued operations		94		19
Gain (loss) on sale of assets		(10)	(9)	962

Net income (loss)	(349)	3,769	(2,004)	(3,779)
Loss on redemption of Preferred Stock		(1,890)		(1,890)
Preferred stock dividends		(781)		(1,562)

Net income (loss) applicable to common stockholders	$(349)	$1,098	$(2,004)	$(7,231)

Earnings (loss) per share data:
Basic earnings (loss) per share from continuing operations	$(0.01)	$0.04	$(0.07)	$(0.27)
Discontinued operations	0.00	0.00	0.00	0.00

Basic earnings (loss) per share	$(0.01)	$0.04	$(0.07)	$(0.27)

Diluted earnings (loss) per share from continuing operations	$(0.01)	$0.04	$(0.07)	$(0.27)
Discontinued operations	0.00	0.00	0.00	0.00

Diluted earnings (loss) per share	$(0.01)	$0.04	$(0.07)	$(0.27)

Weighted average common shares outstanding—basic	29,102	27,046	28,811	26,407
Weighted average common shares outstanding—diluted	29,102	27,046	28,811	26,407

The accompanying notes are an integral part of these consolidated financial statements.

RFS Hotel Investors, Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWSFOR
THE SIX MONTHS ENDED JUNE 30, 2003 AND 2002
(in thousands)

	2003	2002

Cash flows from operating activities:
Net loss	$(2,004)	$(3,779)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	16,403	16,348
Minority Interest in Operating Partnership	(174)	(676)
Write-off of deferred expenses	122	1,361
Loss (gain) on sale of assets	9	(962)
Changes in assets and liabilities:
Accounts receivable	(360)	428
Other assets	(429)	(396)
Deferred income taxes	(1,546)	(380)
Accounts payable and accrued expenses	1,252	7,281

Net cash provided by operating activities	13,273	19,225

Cash flows from investing activities:
Investment in hotel properties	(9,388)	(4,646)
Restricted cash	(1,091)	1,442
Cash returned for franchise fees	107
Proceeds from sale of assets	6	1,111

Net cash used by investing activities	(10,366)	(2,093)

Cash flows from financing activities:
Net proceeds (payments) on line of credit	1,550	(71,938)
Proceeds from issuance of (payments to retire) Senior Notes	(3,780)	125,000
Payments on mortgage notes payable	(1,338)	(59,417)
Redemption of preferred units		(25,850)
Distributions to unitholders	(7,735)	(15,838)
Issuance of common and preferred units	12,408	39,653
Loan fees paid	(56)	(4,004)

Net cash provided (used) by financing activities	1,049	(12,394)

Net increase in cash and cash equivalents	3,956	4,738
Cash and cash equivalents at beginning of period	1,938	5,735

Cash and cash equivalents at end of period	$5,894	$10,473

Supplemental disclosure of non-cash activities:

In 2003, the Company issued 37 thousand shares of common stock with a value of $0.4 million in exchange for 37 thousand Operating Partnership units.

In 2002, the Company recorded a $0.2 million allocation from paid-in capital to minority interest.

The accompanying notes are an integral part of these consolidated financial statements.

RFS Hotel Investors, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

    1.        Organization. RFS Hotel Investors, Inc. (“RFS”), was a publicly held hotel real estate investment trust which, at June 30, 2003, owned interests in 57 hotels with 8,271 rooms located in 24 states (collectively the “Hotels”) through its approximate 92% equity interest in RFS Partnership, L.P. (the “Operating Partnership”). At June 30, 2003, third party limited partners owned the remaining 8%. RFS was the general partner in the Operating Partnership. On July 10, 2003, RFS and the Operating Partnership were acquired by subsidiaries of CNL Hospitality Properties, Inc. (“CNL”) for approximately $383 million in cash ($12.35 per share and per unit). Upon consummation of this transaction, RFS was merged with and into a subsidiary of CNL and RFS ceased to exist as a separate corporate entity. Further, upon consummation of this transaction, a subsidiary of CNL was merged with and into the Operating Partnership and the Operating Partnership continues to exist as a separate entity and an indirect wholly owned subsidiary of CNL. Prior to the closing of this transaction the common stock of RFS was publicly traded on the New York Stock Exchange under the symbol “RFS.” The common stock of RFS has since been removed from listing on the New York Stock Exchange. RFS filed a Form 15 on July 14, 2003, terminating its filing requirements with the Securities and Exchange Commission (“SEC”). See Note 14, Subsequent Events.

        These unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial statements pursuant to the rules and regulations of the SEC. Accordingly, they do not include all the information and footnotes required by generally accepted accounting principles for audited financial statements and should be read in conjunction with the financial statements and notes thereto of the Operating Partnership included in the combined RFS and Operating Partnership’s Annual Report on Form 10-K for the year ended December 31, 2002. The following notes to the consolidated financial statements highlight significant changes to notes included in the Form 10-K and present interim disclosures required by the SEC.

        The accompanying consolidated financial statements reflect, in the opinion of management, all adjustments necessary for a fair presentation of the interim financial statements. All such adjustments are of a normal and recurring nature. In preparing financial statements that conform with generally accepted accounting principles, management must make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and amounts of revenues and expenses reflected during the reporting period. The results of operations for the three and six months ended June 30, 2003 and 2002 are not necessarily indicative of the results of operations to be expected for the full year or future periods.

        2.  Basic and Diluted Earnings Per Share or Unit. Basic earnings (loss) per share or unit from continuing operations is computed by dividing income (loss) from continuing operations, less preferred stock or unit dividends, plus (minus) the gain (loss) on sale of assets by the weighted average number of common shares or units outstanding during the period. Diluted earnings (loss) per share or unit from continuing operations is computed by dividing income (loss) from continuing operations, less preferred stock or unit dividends, plus (minus) the gain (loss) on sale of assets by the weighted average number of common shares or units and equivalents outstanding.

        Basic earnings per share or unit is computed by dividing net income (loss) applicable to common shareholders or unitholders by the weighted average number of common shares or units outstanding during the period. Diluted earnings per share or unit is computed by dividing net income (loss) applicable to common shareholders or unitholders by the weighted average number of common shares or units and equivalents outstanding. Common share or unit equivalents represent shares or units issuable upon exercise of options.

        For the three months ended June 30, 2002, there were 171 thousand unit equivalents pursuant upon the exercise of options and for the three and six months ended June 30, 2003, and for the six months ended June 30, 2002, one thousand, 15 thousand and 147 thousand unit equivalents pursuant upon the exercise of options would be antidilutive, and accordingly, for those periods, are not assumed to be converted in the computation of diluted earnings per unit. In addition, the Series B Preferred Units are non-convertible and accordingly, are not included in the computation of diluted earning per unit.

    3.        Declaration of Dividends.  On March 3, 2003, the Board of RFS declared a $0.25 dividend on each share of Common Stock outstanding to shareholders of record on March 17, 2003. The dividend on Common Stock was paid on March 31, 2003. Correspondingly, the Partnership declared a $0.25 dividend on each general partnership and limited partnership unit outstanding to unitholders of record on March 17, 2003. A portion ($23 thousand) of the dividend payable to the minority interest holders (limited partnership unitholders) was paid on March 31, 2003 and the remainder ($582 thousand) was paid on April 1, 2003.

    4.        Revenue Recognition. In accordance with Staff Accounting Bulletin (SAB) 101, lease revenue is recognized as income after certain specific annual hurdles have been achieved by the lessee in accordance with provisions of the percentage lease agreements. SAB 101 effectively defers the recognition of revenue from its percentage leases for the first and second quarters to the third and fourth quarters. At June 30, 2003, deferred revenue of $1.5 million is included in accounts payable and accrued expenses. The lessees are in compliance with their rental obligations under the Percentage Leases. For the three and six months ended June 30, 2003 and 2002, five hotels were leased to third-party lessees.

    5.        Debt. During the first quarter of 2003, the Company borrowed approximately $3.8 million under the Line of Credit to retire $3.8 million of Senior Notes. The Senior Notes were purchased in open market transactions at then prevailing market prices. As a result of the prepayment of the $3.8 million Senior Notes, the Company expensed $122 thousand in unamortized debt issuance costs and $29 thousand of costs related to acquiring the Senior Notes.

        At June 30, 2003, the Company was in violation of certain financial covenants under the Line of Credit. The covenant violations have no impact on the Company because the Line of Credit was terminated in connection with the acquisition of RFS by CNL on July 10, 2003. Deferred issuance costs of approximately $1.8 million will be written off as part of the termination.

    6.        Issuance of Shares or Units. On May 9, 2003, RFS sold 1.0 million shares of common stock for $12.35 per share. Proceeds of approximately $12.3 million were contributed to the Operating Partnership in exchange for the issuance of 1.0 million Operating Partnership units. The Operating Partnership used the proceeds to reduce the outstanding balance on the line of credit.

    7.        Gain (Loss) on Sale of Assets. The loss of $9 thousand relates to losses incurred on the sale of several hotel vans. In the first quarter 2002, the Company recognized a gain of approximately $1.0 million on the sale of an unconsolidated joint venture for approximately $1.1 million.

    8.        Income Taxes. Income taxes are accounted for in accordance with the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 109, “Accounting for Income Taxes.” Under SFAS No. 109, income taxes are recognized using the asset and liability method under which deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.

        The components of income tax benefit for the three and six months ended June 30, 2003 are as follows:

	Three Months Ended	Six Months Ended

Deferred:
Federal	$(549)	$(1,546)

Benefit from income taxes	$(549)	$(1,546)

        The deferred benefit from income taxes and related deferred tax asset was calculated using an effective tax rate of 38% applied to the income or loss of the TRS Lessees, wholly owned subsidiary companies which lease 52 of the 57 hotels owned by the Company, adjusted for temporary differences related mainly to the Hilton lease termination transaction and operating losses.

        The deferred tax asset is provided for the temporary differences between the financial reporting basis and the tax basis of the Company’s assets and liabilities, resulting primarily from the Hilton lease termination, and for operating loss carryforwards. The Company believes that the TRS Lessees will generate sufficient future taxable income to realize in full the deferred tax asset. Accordingly, no valuation allowance has been recorded at June 30, 2003.

    9.        Comprehensive Income. SFAS No. 130, “Reporting Comprehensive Income,” requires the disclosure of the components included in comprehensive income (loss). For the three and six months ended June 30, 2003, there were no items of other comprehensive income.

    10.        Segment Information. SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information,” requires the disclosure of selected information about operating segments. Based on the guidance provided in the standard, the Company has determined that its business is conducted in one operating segment.

    11.        Discontinued Operations. In November 2002, the Company sold its Comfort Inn in Fort Mill, South Carolina for $3.25 million in cash, resulting in a loss on sale of approximately $3.8 million. The results of operations for this hotel for the three and six months ended June 30, 2002 are included on the consolidated statement of operations under the heading, “income from discontinued operations.” There were no results of operations for this hotel in 2003. The results of operations for this hotel have been reclassified as Income from Discontinued Operations on the Consolidated Statements of Operations for the three and six months ended June 30, 2002. The components of income from discontinued operations for the three and six months ended June 30, 2002 are shown below:

	Three Months Ended	Six Months Ended

Hotel revenue	$524	$820
Hotel operating costs	(335)	(608)
Property taxes and insurance	(22)	(45)
Depreciation	(73)	(148)

Income from discontinued operations	$94	$19

    12.        Stock Based Compensation. The FASB issued SFAS No. 148 “Accounting for Stock-Based Compensation—Transition and Disclosure.” SFAS No. 148 amends SFAS No. 123, “Accounting for Stock-Based Compensation,” to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. The Company applies the fair value based method of accounting for stock-based employee compensation prospectively to all awards granted, modified, or settled beginning January 1, 2003.

        There were no grants of options to purchase shares of RFS common stock made during the three and six months ended June 30, 2003. In May 2002, 40,000 options to purchase shares of RFS common stock were granted to each of the seven independent directors. Had compensation cost for the Company’s stock-based compensation plans been determined consistent with SFAS 123, the Company’s net income (loss) and net income (loss) per share would have been reduced to the pro forma amounts indicated below for the three and six months ended June 30, 2003 and 2002, respectively:

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Net income (loss) applicable to shareholders:
As reported	$(349)	$1,098	$(2,004)	$(7,231)
Pro forma	$(449)	$979	$(2,204)	$(6,994)
Basic and diluted earnings (loss) per share:
As reported	$(0.01)	$0.04	$(0.07)	$(0.27)
Pro forma	$(0.02)	$0.04	$(0.08)	$(0.26)

    13.        Consolidating Financial Information of RFS Partnership, L.P. RFS Leasing II, Inc., RFS Leasing VII, Inc., RFS Financing Partnership, L.P., RFS Financing Corporation and RFS Financing 2002, LLC, wholly-owned subsidiaries of the Operating Partnership (“Guarantor Subsidiaries”), have guaranteed on a full and unconditional basis, the payment of amounts due under the Operating Partnership’s Senior Notes. RFS Leasing II and RFS Leasing VII had no substantial operations prior to January 1, 2002. RFS Leasing II leases 15 hotels directly from RFS Financing Partnership, L.P., which owns the fifteen hotels. RFS Leasing VII leases 21 hotels from the Operating Partnership. As of and for the three and six months ended June 30, 2003 and 2002, RFS Leasing II and RFS Leasing VII did not have a material amount of assets, and incurred both operating and net losses. RFS Financing 2002 was formed to facilitate the issuance of the Senior Notes. RFS Financing Corporation was formed to facilitate the issuance of the 1996 commercial mortgage bonds, which were redeemed with a portion of the proceeds from the sale of the Senior Notes. RFS Financing Corporation and RFS Financing 2002 have no operations or assets and no sources of revenue or cash flow. Consequently, in the event that it becomes necessary for RFS Leasing II, RFS Leasing VII, RFS Financing 2002 or RFS Financing Corporation to provide credit support for the Senior Notes, RFS Leasing II, RFS Leasing VII, RFS Financing 2002 and RFS Financing Corporation likely will not have sufficient cash flow to make any required payments under the Senior Notes.

        The following tables present consolidating information for the Partnership, the Guarantor Subsidiaries and the non-guarantor subsidiaries.

Consolidating Balance Sheet
June 30, 2003
(in thousands)

	RFS Partnership, L.P.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total Consolidated
ASSETS
Investment in hotel properties, net	$212,909	$132,070	$242,681		$587,660
Investment in consolidated entities	245,280		16,871	$(262,151)	—
Cash and cash equivalents	260	3,566	2,068		5,894
Restricted cash			5,474		5,474
Accounts receivable	896	9,674	6,702	(12,214)	5,058
Deferred expenses, net	5,810	78	1,891		7,779
Other assets	1,732	1,055	1,318		4,105
Deferred income taxes		15,654	11,722		27,376

Total assets	$466,887	$162,097	$288,727	$(274,365)	$643,346

LIABILITIES AND PARTNERS' CAPITAL
Accounts payable and accrued expenses	$6,936	$15,558	$15,174	$(12,214)	$25,454
Borrowings on Line of Credit	8,500				8,500
Mortgage notes payable			157,941		157,941
Senior Notes Payable	121,220				121,220

Total liabilities	136,656	15,558	173,115	(12,214)	313,115

Redeemable units at redemption value	29,837				29,837

General partnership units	300,394	146,539	115,612	(262,151)	300,394

Total partners' capital	300,394	146,539	115,612	(262,151)	300,394

Total liabilities and partners' capital	$466,887	$162,097	$288,727	$(274,365)	$643,346

Consolidating Balance Sheet
December 31, 2002
(in thousands)

	RFS Partnership, L.P.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total Consolidated
ASSETS
Investment in hotel properties, net	$212,823	$133,507	$246,959		$593,289
Investment in consolidated entities	253,921		18,962	$(272,883)	—
Cash and cash equivalents	446	825	667		1,938
Restricted cash			4,383		4,383
Accounts receivable	2,596	12,439	10,901	(21,238)	4,698
Deferred expenses, net	6,578	176	2,051		8,805
Other assets	1,478	620	1,614		3,712
Deferred income taxes		14,384	11,446		25,830

Total assets	$477,842	$161,951	$296,983	$(294,121)	$642,655

LIABILITIES AND PARTNERS' CAPITAL
Accounts payable and accrued expenses	$18,668	$9,432	$17,340	$(21,238)	$24,202
Borrowings on Line of Credit	6,950				6,950
Mortgage notes payable			159,279		159,279
Senior Notes Payable	125,000				125,000

Total liabilities	150,618	9,432	176,619	(21,238)	315,431

Redeemable units at redemption value	26,702				26,702

General partnership units	300,522	152,519	120,364	(272,883)	300,522

Total partners' capital	300,522	152,519	120,364	(272,883)	300,522

Total liabilities and partners' capital	$477,842	$161,951	$296,983	$(294,121)	$642,655

Consolidating Statement of Operations
For the Three Months Ended June 30, 2003
(in thousands)

	RFS Partnership, L.P.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total Consolidated
Revenue:
Rooms		$27,746	$13,937		$41,683
Food and beverage		3,013	1,451		4,464
Other operating departments		744	655		1,399
Lease revenue	$6,579	4,960	655	$(10,967)	1,227
Deferred revenue	(105)		(369)		(474)
Other	275	21	50	(177)	169

Total hotel revenue	6,749	36,484	16,379	(11,144)	48,468

Hotel operating expenses:
Rooms		5,788	2,789		8,577
Food and beverage		2,380	866		3,246
Other operating departments		296	103		399
Undistributed operating expenses:
Property operating costs		4,009	1,739		5,748
Property taxes, insurance and other	1,057	908	1,220		3,185
Franchise costs	(51)	2,556	1,525		4,030
Maintenance and repair		1,900	940		2,840
Management fees		868	441		1,309
Percentage lease expense		10,967		(10,967)
Depreciation	2,579	1,727	3,211		7,517
Amortization of franchise fees and unearned compensation	276	11	8		295
General and administrative	870	2,671	1,807		5,348

Total operating expenses	4,731	34,081	14,649	(10,967)	42,494

Operating income	2,018	2,403	1,730	(177)	5,974
Amortization of loan origination costs	345	1	75		421
Interest expense	3,310	177	3,175	(177)	6,485
Equity in (earnings) loss of consolidated subsidiaries	(1,254)		969	285

Income (loss) from continuing operations before income
taxes	(383)	2,225	(2,489)	285	(932)
Benefit from income taxes		(474)	(75)		(549)

Income (loss) from continuing operations	(383)	2,699	(2,414)	285	(383)
Gain (loss) on sale of assets

Net income (loss)	(383)	2,699	(2,414)	285	(383)
Preferred unit dividends

Net income (loss) applicable to unitholders	$(383)	$2,699	$(2,414)	$285	$(383)

Consolidating Statement of Operations
For the Three Months Ended June 30, 2002
(in thousands)

	RFS Partnership, L.P.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total Consolidated
Revenue:
Rooms		$30,381	$15,485		$45,866
Food and beverage		3,186	1,488		4,674
Other operating departments		921	793		1,714
Lease revenue	$7,291	5,841	609	$(12,507)	1,234
Deferred revenue	(163)		(328)		(491)
Other	232	8	52	(185)	107

Total hotel revenue	7,360	40,337	18,099	(12,692)	53,104

Hotel operating expenses:
Rooms		6,077	2,933		9,010
Food and beverage		2,445	901		3,346
Other operating departments		315	143		458
Undistributed operating expenses:
Property operating costs		3,737	1,624		5,361
Property taxes, insurance and other	888	933	1,332		3,153
Franchise costs	(40)	2,716	1,663		4,339
Maintenance and repair		1,660	803		2,463
Management fees		825	431		1,256
Percentage lease expense		12,507		(12,507)
Depreciation	2,592	1,762	3,185		7,539
Amortization of franchise fees and unearned compensation	302	11	6		319
General and administrative	194	2,687	2,114		4,995

Total operating expenses	3,936	35,675	15,135	(12,507)	42,239

Operating income	3,424	4,662	2,964	(185)	10,865
Debt extinguishments and swap termination costs
Amortization of loan origination costs	344		76		420
Interest expense	3,285	186	3,225	(185)	6,511
Equity in (earnings) loss of consolidated subsidiaries	(4,103)		483	3,620

Income (loss) from continuing operations before income
taxes	3,898	4,476	(820)	(3,620)	3,934
Benefit from income taxes		(296)	426		130

Income (loss) from continuing operations	3,898	4,772	(1,246)	(3,620)	3,804
Earnings from discontinued operations		94			94
Gain (loss) on sale of assets	(10)				(10)

Net income (loss)	3,888	4,866	(1,246)	(3,620)	3,888
Loss on sale of Preferred Units	(1,890)				(1,890)
Preferred unit dividends	(781)				(781)

Net income (loss) applicable to unitholders	$1,217	$4,866	$(1,246)	$(3,620)	$1,217

Consolidating Statement of Operations
For the Six Months Ended June 30, 2003
(in thousands)

	RFS Partnership, L.P.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total Consolidated
Revenue:
Rooms		$52,704	$27,342		$80,046
Food and beverage		6,014	2,621		8,635
Other operating departments		1,525	1,283		2,808
Lease revenue	$13,178	9,199	1,419	$(20,954)	2,842
Deferred revenue	(613)		(848)		(1,461)
Other	462	22	78	(354)	208

Total hotel revenue	13,027	69,464	31,895	(21,308)	93,078

Hotel operating expenses:
Rooms		11,209	5,620		16,829
Food and beverage		4,625	1,622		6,247
Other operating departments		601	224		825
Undistributed operating expenses:
Property operating costs		8,016	3,452		11,468
Property taxes, insurance and other	1,620	1,836	2,657		6,113
Franchise costs	(102)	4,883	2,970		7,751
Maintenance and repair		3,599	1,761		5,360
Management fees		1,770	883		2,653
Percentage lease expense		20,954		(20,954)
Depreciation	5,159	3,469	6,410		15,038
Amortization of franchise fees and unearned compensation	548	19	14		581
General and administrative	1,087	5,295	3,619		10,001

Total operating expenses	8,312	66,276	29,232	(20,954)	82,866

Operating income	4,715	3,188	2,663	(354)	10,212
Amortization of loan origination costs	633	2	149		784
Interest expense	6,818	354	6,325	(354)	13,143
Equity in (earnings) loss of consolidated subsidiaries	(568)		2,375	(1,807)

Income (loss) from continuing operations before income
taxes	(2,168)	2,832	(6,186)	1,807	(3,715)
Benefit from income taxes		(1,270)	(276)		(1,546)

Income (loss) from continuing operations	(2,168)	4,102	(5,910)	1,807	(2,169)
Gain (loss) on sale of assets	(10)	1			(9)

Net income (loss)	(2,178)	4,103	(5,910)	1,807	(2,178)
Preferred unit dividends

Net income (loss) applicable to unitholders	$(2,178)	$4,103	$(5,910)	$1,807	$(2,178)

Consolidating Statement of Operations
For the Six Months Ended June 30, 2002
(in thousands)

	RFS Partnership, L.P.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total Consolidated
Revenue:
Rooms		$57,170	$29,105		$86,275
Food and beverage		6,232	2,645		8,877
Other operating departments		1,830	1,477		3,307
Lease revenue	$14,338	10,807	1,325	$(23,602)	2,868
Deferred revenue	(740)		(763)		(1,503)
Other	514	22	93	(368)	261

Total hotel revenue	14,112	76,061	33,882	(23,970)	100,085

Hotel operating expenses:
Rooms		11,702	5,645		17,347
Food and beverage		4,827	1,680		6,507
Other operating departments		642	282		924
Undistributed operating expenses:
Property operating costs		7,396	3,225		10,621
Property taxes, insurance and other	1,752	1,792	2,944		6,488
Franchise costs	(91)	5,055	3,188		8,152
Maintenance and repair		3,214	1,530		4,744
Management fees		1,640	867		2,507
Percentage lease expense		23,602		(23,602)
Depreciation	5,075	3,442	6,268		14,785
Amortization of franchise fees and unearned compensation	604	21,	13		638
General and administrative	304	5,346	4,084		9,734

Total operating expenses	7,644	68,679	29,726	(23,602)	82,447

Operating income	6,468	7,382	4,156	(368)	17,638
Debt extinguishments and swap termination costs	3,210	6,912			10,122
Amortization of loan origination costs	613	14	150		777
Interest expense	5,238	1,259	6,426	(368)	12,555
Equity in (earnings) loss of consolidated subsidiaries	2,837		600	(3,437)

Income (loss) from continuing operations before income
taxes	(5,430)	(803)	(3,020)	3,437	(5,816)

Benefit from income taxes		(368)	(12)		(380)
Income (loss) from continuing operations	(5,430)	(435)	(3,008)	3,437	(5,436)
Earnings from discontinued operations		19			19
Gain (loss) on sale of assets	975		(13)		962

Net income (loss)	(4,455)	(416)	(3,021)	3,437	(4,455)
Loss on sale of Preferred Units	(1,890)				(1,890)
Preferred unit dividends	(1,562)				(1,562)

Net income (loss) applicable to unitholders	$(7,907)	$(416)	$(3,021)	$3,437	$(7,907)

Consolidating Statement of Cash Flows
For the Six Months Ended June 30, 2003
(in thousands)

	LP Only	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Total Consolidated
Cash flows from (used in) operating activities	$(5,991)	$9,070	$10,194	$13,273
Cash flows from (used in) investing activities	3,417	(6,329)	(7,454)	(10,366)
Cash flows from (used in) financing activities	2,388	--	(1,339)	1,049

Net increase in cash and cash equivalents	(186)	2,741	1,401	3,956
Cash and cash equivalents at beginning of period	446	825	667	1,938

Cash and cash equivalents at end of period	$260	$3,566	$2,068	$5,894

Consolidating Statement of Cash Flows
For the Six Months Ended June 30, 2002
(in thousands)

	LP Only	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Total Consolidated
Cash flows from (used in) operating activities	$28,965	$1,973	$(11,713)	$19,225
Cash flows from (used in) investing activities	(72,474)	56,576	13,805	(2,093)
Cash flows from (used in) financing activities	47,035	(58,191)	(1,238)	(12,394)

Net increase in cash and cash equivalents	3,526	358	854	4,738
Cash and cash equivalents at beginning of period	263	3,467	2,005	5,735

Cash and cash equivalents at end of period	$3,789	$3,825	$2,859	$10,473

    14.        Subsequent Events – On July 10, 2003, RFS and the Operating Partnership were acquired by subsidiaries of CNL for approximately $383 million in cash ($12.35 per share and per unit). Upon consummation of this transaction, RFS was merged with and into a subsidiary of CNL and RFS ceased to exist as a separate corporate entity. Further, upon consummation of this transaction, a subsidiary of CNL was merged with and into the Operating Partnership and the Operating Partnership continues to exist as a separate entity and an indirect wholly owned subsidiary of CNL. Prior to the closing of this transaction the common stock of RFS was publicly traded on the New York Stock Exchange under the symbol “RFS.” The common stock of RFS has since been removed from listing on the New York Stock Exchange. The former assets of RFS are now held by subsidiaries of CNL. By virtue of the closing of the transaction, CNL and its subsidiaries (which now include the Operating Partnership) are responsible for the former debts and obligations of RFS and its subsidiaries (approximately $318 million).

        On May 13, 2003, A. Bruce Chasen, as class representative, filed a putative class action lawsuit in the Circuit Court of Shelby County, Tennessee, 30th Judicial District against RFS, RFS’s directors and CNL. On June 6, 2003, the complaint was amended. The amended putative class action complaint alleges, among other things, that (i) the merger consideration to be received by RFS’s shareholders is significantly less than the intrinsic value of RFS, (ii) the RFS directors breached their fiduciary duties due to shareholders on a variety of grounds including failing to ascertain the true value of RFS, failing to determine whether there were any other bidders for RFS, and failing to avoid certain alleged conflicts of interest shared by members of the RFS board of directors and its financial advisor, (iii) CNL aided and abetted the RFS board of directors in connection with their breach of fiduciary duties, (iv) the RFS board of directors violated portions of the Tennessee Investor Protection Act, and (v) the RFS proxy statement is false and misleading. Among other relief, the amended complaint seeks certification of the class action, an injunction enjoining RFS and CNL from completing the merger, monetary damages in an unspecified amount, the payment of attorney’s fees, and rescissory damages. On June 23 and on July 1, 2003, respectively, RFS and CNL filed an answer to the amended complaint setting forth an affirmative defense and its general denials of the allegations set forth therein. The plaintiff’s motion for a temporary restraining order for purposes of enjoining the transaction, which was argued by the plaintiff on July 8, 2003, was denied by the Circuit Court of Shelby County, Tennessee, 30th Judicial District on said date. Based upon the information currently available to the Operating Partnership and CNL, the Operating Partnership and CNL believe the allegations contained in the amended complaint are without merit and CNL intends to vigorously defend the action.

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and

Shareholders of RFS Hotel Investors, Inc.

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of comprehensive income (loss), of shareholders’ equity and of cash flows present fairly, in all material respects, the financial position of RFS Hotel Investors, Inc. (“RFS”) at December 31, 2002 and 2001, and the results of its operations and cash flows for the three years then ended, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of RFS’ management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 2 to the consolidated financial statements, effective January 1, 2001, RFS adopted the provisions of FASB No. 133, “Accounting for Derivative Instruments and Hedging Activities;” and as discussed in Note 8 and Note 2 to the consolidated financial statements, effective January 1, 2002, RFS adopted FASB No. 144, “Accounting for the Impairment or Disposal of Long Lived Assets,” and FASB No. 145, “Rescission of FAS Statements No. 4, 44 and 64, Amendment of FASB No. 13, and Technical Corrections.”

PRICEWATERHOUSECOOPERS LLP

Dallas, Texas

January 29, 2003, except for Note 13, as to

which the date is March 3, 2003

RFS HOTEL INVESTORS, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31, 2002	December 31, 2001
ASSETS
Investment in hotel properties, net	$593,289	$615,562
Cash and cash equivalents	1,938	5,735
Restricted cash	4,383	6,817
Accounts receivable	4,698	5,533
Deferred expenses, net	8,805	6,964
Other assets	3,712	3,517
Deferred income taxes	25,830	24,734

Total assets	$642,655	$668,862

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable and accrued expenses	$22,160	$20,857
Borrowings on Line of Credit	6,950	81,188
Mortgage notes payable	159,279	219,947
Senior notes payable	125,000
Minority interest in Operating Partnership, 2,459 units issued and outstanding at December 31, 2002 and December 31, 2001, respectively and other consolidated subsidiaries	28,047	31,059

Total liabilities	341,436	353,051

Series B Preferred Stock, $0.01 par value, 5,000 shares authorized, 250 shares issued and outstanding at December 31, 2001		25,000

Commitments and contingencies
Shareholders’ equity:
Common Stock, $.01 par value, 100,000 shares authorized, 29,043 and 25,811 shares issued at December 31, 2002 and December 31, 2001, respectively	290	258
Additional paid-in capital	408,017	368,361
Other comprehensive income		(3,220)
Treasury stock, at cost, 576 shares	(8,100)	(8,100)
Distributions in excess of earnings	(98,988)	(66,488)

Total shareholders’ equity	301,219	290,811

Total liabilities and shareholders’ equity	$642,655	$668,862

The accompanying notes are an integral part of these consolidated financial statements.

RFS HOTEL INVESTORS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

For the Years Ended December 31, 2002, 2001 and 2000

(in thousands, except per share data)

	2002	2001	2000
Revenue:
Rooms	$169,357	$187,144
Food and beverage	17,452	17,695
Other operating departments	6,449	9,044
Lease revenue	5,229	5,782	$106,001
Other	411	573	785

Total hotel revenue	198,898	220,238	106,786

Hotel operating expenses:
Rooms	34,679	36,617
Food and beverage	12,793	13,533
Other operating departments	1,874	2,163
Undistributed operating expenses:
Property operating costs	21,798	22,193
Property taxes, insurance and other	12,536	12,767	10,678
Franchise costs	16,265	16,857
Maintenance and repair	9,485	9,576
Management fees	4,876	5,721
Depreciation	29,812	29,290	26,920
Lease termination		65,489
Amortization of franchise fees and unearned compensation	1,247	1,384	674
General and administrative	19,079	19,246	6,304

Total operating expenses	164,444	234,836	44,576

Operating income (loss)	34,454	(14,598)	62,210
Debt extinguishments and swap termination costs	10,122
Amortization of loan origination costs	1,617	1,354	1,036
Interest expense	25,484	24,688	23,016

Income (loss) from continuing operations before minority interest and income taxes	(2,769)	(40,640)	38,158
Minority interest	(654)	(1,150)	3,200
Benefit from income taxes	(1,096)	(24,714)

Income (loss) from continuing operations	(1,019)	(14,776)	34,958
Earnings (losses) from discontinued operations	(3,719)	(80)	208
Gain (loss) on sale of assets	950	1,127	(4,376)

Net income (loss)	(3,788)	(13,729)	30,790
Gain (loss) on redemption of preferred Stock	(1,890)	5,141
Preferred stock dividends	(1,562)	(3,125)	(1,412)

Net income (loss) applicable to common shareholders	$(7,240)	$(11,713)	$29,378

Earnings (loss) per share data:
Basic earnings (loss) per share from continuing operations	$(0.12)	$(0.47)	$1.19
Discontinued operations	(0.14)	0.00	0.01

Basic earnings (loss) per share	$(0.26)	$(0.47)	$1.20

Diluted earnings (loss) per share from continuing operations	$(0.12)	$(0.47)	$1.19
Discontinued operations	(0.14)	0.00	0.01

Diluted earnings (loss) per share	$(0.26)	$(0.47)	$1.20

Weighted average common shares outstanding—basic	27,446	25,045	24,559
Weighted average common shares outstanding—diluted	27,446	25,045	24,566

The accompanying notes are an integral part of these consolidated financial statements.

RFS HOTEL INVESTORS, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

For the Years Ended December 31, 2002, 2001 and 2000

(in thousands)

	2002	2001	2000
Net income (loss)	$(3,788)	$(13,729)	$30,790
Reclassification adjustment for losses included in earnings	3,220
Unrealized holding loss on interest rate swaps		(3,220)

Comprehensive income (loss)	$(568)	$(16,949)	$30,790

The accompanying notes are an integral part of these consolidated financial statements.

RFS HOTEL INVESTORS, INC.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

For the Years Ended December 31, 2002, 2001 and 2000

(in thousands, except per share data)

		Common Stock
	Preferred Stock	Number of Shares	Amount	Additional Paid-In Capital	Other Comprehensive Income	Treasury Stock	Distributions in Excess of Income	Total
Balances at December 31, 1999	$10	25,062	$251	$374,087		$(3,656)	$(9,409)	$361,283
Purchase of treasury shares						(4,444)		(4,444)
Issuance of common shares		26		162				162
Distributions on common shares, ($1.54 per share)							(38,586)	(38,586)
Distributions on Series A preferred shares, ($1.54 per share)							(1,412)	(1,412)
Amortization of unearned compensation				661				661
Net income							30,790	30,790

Balances at December 31, 2000	$10	25,088	$251	$374,910		$(8,100)	$(18,617)	$348,454
Redemption of Series A preferred shares, including $5,141 gain on redemption	(10)			(12,990)				(13,000)
Series B Preferred Shares issuance costs				(1,040)				(1,040)
Issuance of common shares		723	7	6,152				6,159
Distributions on common shares, ($1.255 per share)							(30,661)	(30,661)
Distributions on preferred shares, ($0.385 per Series A share and $12.50 per Series B share)							(3,481)	(3,481)
Unrealized holding losses arising on interest rate swaps					$(3,220)			(3,220)
Amortization of unearned compensation				1,329				1,329
Net loss							(13,729)	(13,729)

Balances at December 31, 2001	$0	25,811	$258	$368,361	$(3,220)	$(8,100)	$(66,488)	$290,811
Loss on redemption of Series B preferred shares, net of $1,040 issuance costs				(850)				(850)
Issuance of common shares		3,232	32	39,621				39,653
Allocation to minority interest				(232)				(232)
Distributions on common shares, ($1.00 per share)							(27,150)	(27,150)
Distributions on preferred shares, ($6.25 per Series B share)							(1,562)	(1,562)
Reclassification adjustment for losses included in earnings					3,220			3,220
Amortization of unearned compensation				1,117				1,117
Net loss							(3,788)	(3,788)

Balances at December 31, 2002	$0	29,043	$290	$408,017	$0	$(8,100)	$(98,988)	$301,219

The accompanying notes are an integral part of these consolidated financial statements.

RFS HOTEL INVESTORS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Years Ended December 31, 2002, 2001 and 2000

(in thousands)

	2002	2001	2000
Cash flows from operating activities:
Net income (loss)	$(3,788)	$(13,729)	$30,790
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	32,944	32,343	28,908
Minority interest in Operating Partnership	(644)	(1,157)	3,218
(Gain) loss on sale of assets, including loss on sale of discontinued operations	2,890	(1,127)	4,376
Write-off of loan costs	1,361
Changes in assets and liabilities:
Accounts receivable	835	7,508	(2,240)
Other assets	(499)	5,432	(3,473)
Deferred income taxes	(1,096)	(24,734)
Accounts payable and accrued expenses	4,523	5,930	3,644

Net cash provided by operating activities	36,526	10,466	65,223

Cash flows from investing activities:
Investment in hotel properties and hotels under development	(14,576)	(18,013)	(32,551)
Cash paid for franchise fees	(172)	(65)
Restricted cash	2,434	(1,888)	(379)
Proceeds from sale of hotel properties	4,175	11,324	22,087

Net cash used by investing activities	(8,139)	(8,642)	(10,843)

Cash flows from financing activities:
Purchase of treasury stock			(4,444)
Net proceeds (payments) on line of credit	(74,238)	30,914	(48,534)
Proceeds from issuance of debt	125,000		52,200
Payments on mortgage notes payable	(60,668)	(7,210)	(8,513)
Redemption of preferred stock	(25,850)	(13,000)
Distributions to common and preferred shareholders	(28,712)	(34,142)	(39,972)
Distributions to limited partners	(2,592)	(3,135)	(3,988)
Issuance of common stock, net of $0.3 million issuance costs in 2002	39,653	4,479	162
Issuance of preferred stock, net of $1.0 million issuance costs		23,960
Loan fees paid	(4,777)	(1,636)	(3,523)

Net cash provided (used) by financing activities	(32,184)	230	(56,612)

Net increase (decrease) in cash and cash equivalents	(3,797)	2,054	(2,232)
Cash and cash equivalents at beginning of period	5,735	3,681	5,913

Cash and cash equivalents at end of period	$1,938	$5,735	$3,681

Supplemental disclosure of cash flow information:
Cash paid for interest	$22,059	$24,403	$22,970

Supplemental disclosure of non-cash activities: See Note 10 to the consolidated financial statements

The accompanying notes are an integral part of these consolidated financial statements.

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors

of RFS Hotel Investors, Inc.

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of comprehensive income (loss), of partners’ capital and of cash flows present fairly, in all material respects, the financial position of RFS Partnership, L.P. (the “Partnership”) at December 31, 2002 and 2001, and the results of its operations and cash flows for the three years then ended, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Partnership’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 2 to the consolidated financial statements, effective January 1, 2001, the Partnership adopted the provisions of FASB No. 133, “Accounting for Derivative Instruments and Hedging Activities;” and as discussed in Note 8 and Note 2 to the consolidated financial statements, effective January 1, 2002, the Partnership adopted FASB No. 144, “Accounting for the Impairment or Disposal of Long Lived Assets” and FASB No. 145, “Rescission of FAS Statements No. 4, 44 and 64, Amendment of FASB No. 13, and Technical Corrections.”

PRICEWATERHOUSECOOPERS LLP

Dallas, Texas

January 29, 2003, except for Note 13, as to

which the date is March 3, 2003

RFS PARTNERSHIP, L.P.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31, 2002	December 31, 2001
ASSETS
Investment in hotel properties, net	$593,289	$615,562
Cash and cash equivalents	1,938	5,735
Restricted cash	4,383	6,817
Accounts receivable	4,698	5,533
Deferred expenses, net	8,805	6,964
Other assets	3,712	3,517
Deferred income taxes	25,830	24,734

Total assets	$642,655	$668,862

LIABILITIES AND PARTNERS’ CAPITAL
Accounts payable and accrued expenses	$24,202	$23,032
Borrowings on Line of Credit	6,950	81,188
Mortgage notes payable	159,279	219,947
Senior notes payable	125,000

Total liabilities	315,431	324,167

Commitments and contingencies
Series B Preferred Units, $0.01 par value, 5,000 units authorized, 250 units issued and outstanding at December 31, 2001		25,000

Redeemable limited partnership units at redemption value, 2,459 units at December 31, 2002 and 2001, respectively	26,702	27,980

Partners’ Capital:
Other comprehensive income		(3,220)
General partnership units, 28,467 units and 25,235 units at December 31, 2002 and December 31, 2001, respectively	300,522	294,935

Total partners’ capital	300,522	291,715

Total liabilities and partners’ capital	$642,655	$668,862

The accompanying notes are an integral part of these consolidated financial statements.

RFS PARTNERSHIP, L.P.

CONSOLIDATED STATEMENTS OF OPERATIONS

For the Years Ended December 31, 2002, 2001 and 2000

(in thousands, except per unit data)

	2002	2001	2000
Revenue:
Rooms	$169,357	$187,144
Food and beverage	17,452	17,695
Other operating departments	6,449	9,044
Lease revenue	5,229	5,782	$106,001
Other	411	573	785

Total hotel revenue	198,898	220,238	106,786

Hotel operating expenses:
Rooms	34,679	36,617
Food and beverage	12,793	13,533
Other operating departments	1,874	2,163
Undistributed operating expenses:
Property operating costs	21,798	22,193
Property taxes, insurance and other	12,536	12,767	10,678
Franchise costs	16,265	16,857
Maintenance and repair	9,485	9,576
Management fees	4,876	5,721
Depreciation	29,812	29,290	26,920
Lease termination		65,489
Amortization of franchise fees and unearned compensation	1,247	1,384	674
General and administrative	19,079	19,246	6,304

Total operating expenses	164,444	234,836	44,576

Operating income (loss)	34,454	(14,598)	62,210
Debt extinguishment and swap termination costs	10,122
Amortization of loan origination costs	1,617	1,354	1,036
Interest expense	25,484	24,688	23,016

Income (loss) from continuing operations before income taxes	(2,769)	(40,640)	38,158
Benefit from income taxes	(1,096)	(24,714)

Income (loss) from continuing operations	(1,673)	(15,926)	38,158
Earnings (losses) from discontinued operations	(3,709)	(87)	226
Gain (loss) on sale of assets	950	1,127	(4,376)

Net income (loss)	(4,432)	(14,886)	34,008
Gain (loss) on redemption of preferred units	(1,890)	5,141
Preferred unit dividends	(1,562)	(3,125)	(1,412)

Net income (loss) applicable to unitholders	$(7,884)	$(12,870)	$32,596

Net income (loss) allocated to general partnership units	$(7,240)	$(11,713)	$29,378

Net income (loss) allocated to limited partnership units	$(644)	$(1,157)	$3,218

Earnings (loss) per share data:
Basic earnings (loss) per share from continuing operations	$(0.12)	$(0.47)	$1.19
Discontinued operations	(0.14)	0.00	0.01

Basic earnings (loss) per share	$(0.26)	$(0.47)	$1.20

Diluted earnings (loss) per share from continuing operations	$(0.12)	$(0.47)	$1.19
Discontinued operations	(0.14)	0.00	0.01

Diluted earnings (loss) per share	$(0.26)	$(0.47)	$1.20

Weighted average common units outstanding—basic	29,905	27,520	27,121
Weighted average common units outstanding—diluted	29,905	27,520	27,127

The accompanying notes are an integral part of these consolidated financial statements.

RFS PARTNERSHIP, L.P.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

For the Years Ended December 31, 2002, 2001 and 2000

(in thousands)

	2002	2001	2000
Net income (loss)	$(4,432)	$(14,886)	$34,008
Reclassification adjustment for losses included in earnings	3,220
Unrealized holding loss on interest rate swaps		(3,220)

Comprehensive income (loss)	$(1,212)	$(18,106)	$34,008

The accompanying notes are an integral part of these consolidated financial statements.

RFS PARTNERSHIP, L.P.

CONSOLIDATED STATEMENTS OF PARTNERS’ CAPITAL

For the Years Ended December 31, 2002, 2001 and 2000

(in thousands)

Balance, December 31, 1999	369,947
Contributions	162
Redemption of general partnership units	(4,444)
Distributions to general partnership units ($1.54 per unit)	(38,585)
Distributions to redeemable limited partnership units ($1.54 per unit)	(3,988)
Distributions preferred units ($1.54 per unit)	(1,412)
Allocation to redeemable limited partnership units	(6,682)
Contribution from general partner related to amortization of stock-based compensation	661
Net income	34,008

Balance, December 31, 2000	349,667
Issuance of general partnership units	4,661
Redemption of Series A Preferred units, including $5,141 gain on redemption	(13,000)
Series B Preferred Unit issuance costs	(1,040)
Distributions to general partnership units ($1.255 per unit)	(30,661)
Distributions to redeemable limited partnership units ($1.255 per unit)	(3,135)
Distributions preferred units ($0.385 per Series A Preferred unit and $12.50 per Series B Preferred unit)	(3,481)
Allocation from redeemable limited partnership units	5,481
Contribution from general partner related to amortization of stock-based compensation	1,329
Unrealized holding loss on interest rate swaps	(3,220)
Net loss	(14,886)

Balance, December 31, 2001	$291,715
Issuance of general partnership units	39,646
Loss on redemption of Series B Preferred units, net of $1,040 in issuance costs	(850)
Distributions to general partnership units ($1.00 per unit)	(27,018)
Distributions to redeemable limited partnership units ($1.00 per unit)	(2,592)
Distributions preferred units ($6.25 per Series B Preferred unit)	(1,562)
Allocation from redeemable limited partnership units	1,278
Contribution from general partner related to amortization of stock-based compensation	1,117
Reclassification of holding loss on interest rate swaps into earnings	3,220
Net loss	(4,432)

Balance, December 31, 2002	$300,522

The accompanying notes are an integral part of these consolidated financial statements.

RFS PARNTERSHIP, L.P.

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Years Ended December 31, 2002, 2001 and 2000

(in thousands)

	2002	2001	2000
Cash flows from operating activities:
Net income (loss)	$(4,432)	$(14,886)	$34,008
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	32,944	32,343	28,908
(Gain) loss on sale of assets, including loss on sale of discontinued operations	2,890	(1,127)	4,376
Write-off of loan costs	1,361
Changes in assets and liabilities:
Accounts receivable	835	7,508	(2,240)
Other assets	(499)	5,432	(3,473)
Deferred income taxes	(1,096)	(24,734)
Accounts payable and accrued expenses	4,523	5,930	3,644

Net cash provided by operating activities	36,526	10,466	65,223

Cash flows from investing activities:
Investment in hotel properties and hotels under development	(14,576)	(18,013)	(32,551)
Cash paid for franchise fees	(172)	(65)
Restricted cash	2,434	(1,888)	(379)
Proceeds from sale of hotel properties	4,175	11,324	22,087

Net cash used by investing activities	(8,139)	(8,642)	(10,843)

Cash flows from financing activities:
Redemption of general partnership units			(4,444)
Net proceeds (payments) on line of credit	(74,238)	30,914	(48,534)
Proceeds from issuance of debt	125,000		52,200
Payments on mortgage notes payable	(60,668)	(7,210)	(8,513)
Redemption of preferred units	(25,850)	(13,000)
Distributions to general partner and preferred unitholders	(28,712)	(34,142)	(39,972)
Distributions to limited partners	(2,592)	(3,135)	(3,988)
Issuance of general partnership units, net of $0.3 million issuance costs in 2002	39,653	4,479	162
Issuance of preferred units, net of $1.0 million issuance costs		23,960
Loan fees paid	(4,777)	(1,636)	(3,523)

Net cash provided (used) by financing activities	(32,184)	230	(56,612)

Net increase (decrease) in cash and cash equivalents	(3,797)	2,054	(2,232)
Cash and cash equivalents at beginning of period	5,735	3,681	5,913

Cash and cash equivalents at end of period	$1,938	$5,735	$3,681

Supplemental disclosure of cash flow information:
Cash paid for interest	$22,059	$24,403	$22,970

Supplemental disclosure of non-cash activities: See Note 10 to the consolidated financial statements

The accompanying notes are an integral part of these consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS OF

RFS HOTEL INVESTORS, INC. AND RFS PARTNERSHIP, L.P.

Note 1.	Organization

RFS Hotel Investors, Inc. (“RFS”), is a publicly held hotel real estate investment trust, which at December 31, 2002, owned interests in 57 Hotels with 8,271 rooms located in 24 states through its approximate 92% interest in RFS Partnership, L.P. (the “Operating Partnership”). The Operating Partnership is the issuer of public debt. Because RFS is the issuer of publicly held common stock and the Operating Partnership is the issuer of publicly held debt, both entities are required to file Form 10K’s, either separately or combined. This Form 10K represents a combined Form 10K for both RFS and the Operating Partnership. RFS, the Operating Partnership, and their subsidiaries are herein referred to, collectively, as the “Company.” Unless one of the notes to the consolidated financial statements specifically refers to either RFS or the Operating Partnership, the notes are applicable to both RFS and the Operating Partnership as separate registrants.

Under the REIT Modernization Act (the “RMA”) that became effective January 1, 2001, the Company is permitted to lease its hotels to wholly-owned taxable real estate investment trust (“REIT”) subsidiaries of the Company (“TRS Lessees”), provided that the TRS Lessees engage a third-party management company to manage the hotels. Effective January 1, 2001, the Company terminated its operating leases, management contracts and related ancillary agreements with Hilton Hotels Corporation (“Hilton”) for approximately $65.5 million. This transaction represents the cancellation of certain executory contracts some of which extended through 2012. As a result of this transaction, the Company began reporting hotel revenues and expenses rather than lease revenue.

The following table provides a schedule of the hotels by brand at December 31, 2002 (unaudited):

Franchise Affiliation	Hotel Properties	Rooms/Suites
Full Service Hotels:
Sheraton	4	864
Holiday Inn	5	954
Sheraton Four Points	2	412
Independent	2	331
Doubletree	1	221
Hilton	1	234

	15	3,016

Extended Stay Hotels:
Residence Inn by Marriott	14	1,852
TownePlace Suites by Marriott	3	285
Homewood Suites by Hilton	1	83

	18	2,220

Limited Service Hotels:
Hampton Inn	17	2,112
Holiday Inn Express	5	637
Comfort Inn	1	184
Courtyard by Marriott	1	102

	24	3,035

Total	57	8,271

The following summarizes the number of hotels owned for the periods presented:

	2002	2001	2000
Hotels owned at beginning of years	58	60	62
Sales of hotels	(1)	(2)	(2)

Hotels owned at end of years	57	58	60

Note 2.	Summary of Significant Accounting Policies

Principles of Consolidation. The consolidated financial statements include the accounts of RFS, the Operating Partnership and each of their consolidated subsidiaries. All significant intercompany balances and transactions have been eliminated.

Use of Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

Fair Value of Financial Instruments. The Company’s financial instruments include rents receivable, accounts payable, other accrued expenses and mortgage loans payable. The fair values of these financial instruments, except for the mortgage loans payable are not materially different from their carrying or contract values. The carrying values of the Company’s borrowings are estimated to be below fair value by approximately $50.1 million due to changes in comparable interest rates.

Investment in Hotel Properties. Hotel properties are recorded at cost and are depreciated using the straight-line method over estimated useful lives of 40 years for buildings and improvements and five to seven years for furniture and equipment. Repairs and maintenance costs are charged to expense as incurred. The Company periodically reviews the carrying value of each Hotel to determine if circumstances exist indicating impairment in the carrying value of the investment in the hotel or that depreciation periods should be modified. If circumstances support the possibility of impairment, the Company will prepare a projection of the undiscounted future cash flows, without interest charges, of the specific hotel and determine if the investment in such hotel is recoverable based on the undiscounted cash flows. If impairment is indicated, an adjustment will be made to the carrying value of the hotel based on discounted future cash flows.

Cash and Cash Equivalents. All highly liquid investments with a maturity of three months or less when purchased are considered to be cash equivalents.

Restricted Cash. Restricted cash includes amounts the Company must make available for the replacement and refurbishment of furniture and equipment and amounts held in escrow by certain lenders for the payment of taxes and insurance.

Deferred Expenses. Deferred expenses, consisting of initial fees paid to franchisors, loan fees and other costs incurred in issuing debt, are recorded at cost. Amortization of franchise fees is computed using the straight-line method over the lives of the franchise agreements, which range from 10 to 15 years. Amortization of loan fees and other costs incurred in issuing debt are computed using the interest method over the maturity period of the related debt. Accumulated amortization of deferred expenses is $7.6 million and $6.6 million at December 31, 2002 and 2001, respectively.

Minority Interest in Operating Partnership and other Consolidated Subsidiaries. Minority interest in the Operating Partnership and other Consolidated Subsidiaries represents the limited partners’ proportionate share of the equity in the Operating Partnership and other Consolidated Subsidiaries. Income (loss) is allocated to minority interest based on the weighted average percentage ownership throughout the year.

Treasury Stock. The Board of Directors approved a stock repurchase program to buy back up to 3 million shares of common stock on the open market subject to certain market conditions and other factors. During 2000, the Company repurchased 409 thousand shares of common stock at an average price per share of $10.88 or $4.4 million, bringing the total number of shares repurchased under the program to 576 thousand.

Revenue Recognition. In accordance with Staff Accounting Bulletin (SAB) 101, lease revenue is recognized as income after certain specific annual hurdles have been achieved by the lessee in accordance with the provisions of the lease agreements. The lessees are in compliance with their rental obligations under the leases. For the years ended December 31, 2002 and 2001, five hotels were leased to third party lessees.

Income Taxes. The Company has elected to be treated as a REIT under the Internal Revenue Code. Prior to January 1, 2001, the Company, as a REIT, was not subject to federal income taxes. Under the RMA that became effective January 1, 2001, the Company leases all but five of its hotels to wholly-owned taxable REIT subsidiaries that are subject to federal and state income taxes. The Company accounts for income taxes in accordance with the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 109, “Accounting for Income Taxes.” Under SFAS 109, the Company accounts for income taxes using the asset and liability method under which deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.

Debt Extinguishment and Swap Termination Costs. The Company has elected to adopt the provisions of SFAS 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB No. 13, and Technical Corrections,” as of January 1, 2002. SFAS 145 rescinds the provisions of SFAS 4 that would have required the loss on the extinguishments of debt of $6.9 million (excludes the $3.2 million swap termination costs) to be reported net of tax as an extraordinary item. Accordingly, these costs are included in debt extinguishment and swap termination costs in the accompanying 2002 statement of operations.

Stock Based Compensation. The Company accounts for share option grants in accordance with APB Opinion No. 25, Accounting for Stock Issued to Employees (“APB 25”) and related Interpretations. Under APB 25, no compensation expense is recognized for employee share option grants because the exercise price of the options granted to date has equaled the market price of the underlying shares on the date of grant (the “intrinsic value method”).

Had compensation cost for the Company’s stock-based compensation plans been determined consistent with SFAS 123, the Company’s net income (loss) and earnings per share would have been reduced to the pro forma amounts indicated below:

	2002	2001	2000
Net income (loss) applicable to common shareholders:
As reported	$(7,240)	$(11,713)	$29,378
Pro forma	$(7,728)	$(12,013)	$29,045
Basic and diluted earnings (loss) per share:
As reported	$(0.26)	$(0.47)	$1.20
Pro forma	$(0.28)	$(0.48)	$1.18

The FASB issued SFAS No. 148 “Accounting for Stock-Based Compensation—Transition and Disclosure.” SFAS No. 148 amends SFAS No. 123, “Accounting for Stock-Based Compensation,” to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. The Company will apply the fair value based method of accounting for stock-based employee compensation prospectively to all awards granted, modified, or settled beginning January 1, 2003.

Basic and Diluted Earnings Per Share or Unit. Basic earnings (loss) per share from continuing operations is computed by dividing income (loss) from continuing operations, less preferred stock or unit dividends, plus (minus) the gain (loss) on sale of assets and plus (minus) the gain (loss) on redemption of Preferred Stock or Units by the weighted average number of common shares or units outstanding during the period. Diluted earnings (loss) per share from continuing operations is computed by dividing income (loss) from continuing operations, less preferred stock or unit dividends, plus (minus) the gain (loss) on sale of assets and plus (minus) the gain (loss) on redemption of Preferred Stock or Units by the weighted average number of common shares or units and equivalents outstanding. Basic earnings per share or unit is computed by dividing net income (loss) applicable to common shareholders/unitholders by the weighted average number of common shares or units outstanding during the period. Diluted earnings per share or unit is computed by dividing net income (loss) applicable to common shareholders/unitholders by the weighted average number of common shares or units and equivalents outstanding. Common share or unit equivalents represent shares or units issuable upon exercise of options. At December 31, 2000, six thousand shares or units were issuable pursuant upon the exercise of options. For the years ended December 31, 2002 and 2001, 85 thousand and 135 thousand common share or unit equivalents pursuant upon the exercise of options would be antidilutive, and accordingly, for those periods, are not assumed to be converted in the computation of diluted earnings per share or unit. In addition, for the year ended December 31, 2000, the Company’s Series A Preferred Stock or Units, if converted to common shares or units, would be antidilutive; accordingly, the Series A Preferred Stock or Units are not assumed to be converted in the computation of diluted earnings per share or unit. In addition, the Series B Preferred Stock or Units are non-convertible and accordingly, are not included in the computation of diluted earning per share or unit for the years ended December 31, 2002 and 2001.

Derivatives. Effective January 1, 2001, SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended by SFAS 138, established accounting and reporting standards for derivative instruments and hedging activities. It required that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. Upon adoption of SFAS 133 on January 1, 2001, the Company recorded a liability of approximately $0.8 million with a corresponding charge to other comprehensive income representing the fair value of its interest rate swap agreements. At December 31, 2001, the fair value of the Company’s interest rate swap agreements was a liability of approximately $3.2 million and was included in “Accounts payable and accrued expenses” with the related unrealized loss recorded in other comprehensive income within shareholders’ equity. In February 2002, the Company terminated both interest rate swap agreements and incurred a loss on termination of approximately $3.2 million. This loss is included in debt extinguishment and swap termination costs on the 2002 statement of operations. This loss was reclassified from other comprehensive income upon termination. At December 31, 2002, the Company had no outstanding derivative interest rate swap agreements.

In the normal course of business, the Company is exposed to the effect of interest rate changes. The Company limits these risks by following established risk management policies and procedures including the use of derivatives (cash flow hedges). The Company does not use derivatives for trading or speculative purposes. Further, the Company has a policy of only entering into contracts with major financial institutions based upon their credit ratings and other factors.

Segment Information. SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information,” requires the disclosure of selected information about operating segments. Based on the guidance provided in the standard, the Company has determined that its business is conducted in one operating segment.

Distributions. The Company intends to pay regular quarterly distributions on its common shares or units and Operating Partnership units and the current quarterly distribution is $0.25 per share or unit. The Company’s ability to make distributions is dependent upon receipt of its quarterly distributions from the Operating Partnership. The Operating Partnership’s ability to make distributions is dependent upon the results of operations of the Company’s hotels.

Note 3.	Investment in Hotel Properties

Investment in hotel properties consists of the following at December 31, 2002, and 2001, respectively (in thousands):

	2002	2001
Land	$69,639	$70,401
Building and improvements	545,557	543,912
Furniture and equipment	124,496	115,479
Capital improvements in progress	12,002	16,422

	751,694	746,214
Accumulated depreciation	(158,405)	(130,652)

	$593,289	$615,562

Capitalized interest was $16 thousand, $0 and $0.6 million for the years ended December 31 2002, 2001 and 2000, respectively.

Note 4.	Debt

The following details the Company’s debt outstanding at December 31, 2002 and 2001 and the net book value of the collateral pledged against the debt at December 31, 2002 (dollar amounts in thousands):

			Collateral
	Interest Rate	Maturity	# of Hotels		Net Book Value		2002	2001
Variable Rate Debt:
Line of Credit	LIBOR + 250bp	July 2005	24		$212,823		$6,950	$11,188
Fixed Rate Debt:
Line of Credit			(a	)	(a	)		40,000
Line of Credit			(a	)	(a	)		30,000
Senior Notes	9.75%	March 2010					125,000
Mortgage	6.83%	August 2008	15					33,181
Mortgage	7.30%	November 2011	(b	)	(b	)		25,000
Mortgage	7.83%	December 2008	10		122,307		90,600	92,087
Mortgage	8.22%	November 2007	1		42,786		17,960	18,271
Mortgage	8.00%	August 2010	8		81,866		50,719	51,408

					$459,782		$291,229	$301,135

(a)	Interest rate swaps fixed the rate of interest on these portions of the Line of Credit and these portions were also collateralized by the twenty-four properties pledged against the variable portion of the Line. The interest rate swaps were terminated in 2002.
(b)	This mortgage was collateralized by the fifteen properties pledged against the previous mortgage in the table.

On October 31, 2002, the Company concluded an amendment and extension of its $140 million Line of Credit. The amendment extends the maturity of the facility from July 30, 2004 to July 30, 2005, and relaxes certain financial covenants, including the interest coverage, fixed charge coverage, and total leverage tests. The interest rate on the $140 million Line of Credit that matures in July 2005 ranges from 150 basis points to 250 basis points above LIBOR, depending on the Company’s ratio of total debt to its investment in hotel properties (as defined). The average interest rate on outstanding contracts under the Line of Credit at December 31, 2002 was 3.9%, calculated as the LIBOR interest rate of 1.4% plus 250 basis points. The Line of Credit is collateralized by first priority mortgages on 24 hotels that restrict the transfer, pledge or other hypothecation of the hotels (collectively, the “Collateral Pool”). The Company may obtain a release of the pledge of any hotel in the Collateral Pool if the Company provides a substitute hotel or reduces the total availability under the Line of Credit. Borrowings under the Line of Credit are limited to the Borrowing Base Value, which was $93.3 million at December 31, 2002. Accordingly, the Company had borrowings available under the Line of Credit of approximately $86.4 million at December 31, 2002. The Line of Credit contains various covenants including the maintenance of a minimum net worth, minimum debt and interest coverage ratios, and total indebtedness and liability limitations. The Company was in compliance with these covenants at December 31, 2002.

The Company participated in two interest rate swap agreements, the first for a notional amount of $30 million and the second for a notional amount of $40 million, both of which were terminated in February, 2002 in conjunction with the issuance of $125 million senior notes. The Company incurred a loss of $3.2 million upon termination of the interest rate swap agreements. The estimated unrealized net loss on these instruments was approximately $3.2 million and $0.8 million at December 31, 2001 and 2000.

On February 26, 2002, the Company sold $125 million of senior notes. The senior notes mature March 1, 2012 and bear interest at a rate of 9.75% per year, payable semi-annually, in arrears, on March 1 and September 1 of each year, commencing on September 1, 2002. The senior notes are unsecured obligations of the Partnership and are guaranteed by RFS and certain of its subsidiaries. The senior notes contain covenants that could, among other things, restrict RFS’s ability to borrow money, pay dividends on or repurchase capital stock, make investments, and sell assets or enter into mergers and consolidations. The Company was in compliance with these covenants at December 31, 2002. Net proceeds from the issuance of the senior notes of $121.5 million were used to retire the 1996 CMBS mortgage debt on March 20, 2002 ($57.5 million outstanding), pay the prepayment penalty on the 1996 CMBS mortgage debt of approximately $5.5 million, terminate the two outstanding interest rate swap agreements for approximately $3.2 million, with the balance used to reduce outstanding borrowings under the line of credit. As a result of the prepayment of the 1996 CMBS debt, the Company expensed $1.4 million in unamortized debt costs.

The Company’s other borrowings are nonrecourse to the Company and contain provisions allowing for the substitution of collateral, upon satisfaction of certain conditions. Most of the mortgage borrowings are prepayable and subject to various prepayment penalties, yield maintenance, or defeasance obligations. At December 31, 2002, approximately 98% of the Company’s debt is fixed at a weighted average interest rate of 8.7%.

Future scheduled principal payments of debt obligations at December 31, 2002 are as follows (in thousands):

Amount
2003	$2,695
2004	2,888
2005	10,111
2006	3,424
2007	19,662
Thereafter	252,449

$291,229

In addition to the above principal payment of debt obligations as of December 31, 2002, the Company has a $3.0 million letter of credit outstanding. The letter of credit serves as collateral on the worker’s compensation plan for the benefit of the hotel employees of Flagstone Hospitality Management LLC (“Flagstone”). There are no outstanding balances on the letter of credit. The Company is also committed to make future payments under various operating leases that are not significant.

The Company in the future may seek to increase further the amount of its credit facilities, negotiate additional credit facilities, or issue corporate debt instruments. Although the Company has no charter restrictions on the amount of indebtedness the Company may incur, the Board of Directors of the Company has adopted a current policy limiting the amount of indebtedness that the Company will incur to an amount not in excess of approximately 45% of the Company’s investment in hotel properties, at cost, (as defined). The Board of Directors may change the debt policy at any time without shareholder approval.

The Company may incur, or cause the Partnership to incur, indebtedness to meet distribution requirements imposed on a REIT under the Internal Revenue Code including the requirement that a REIT distribute to its shareholders annually at least 90% of its taxable income to the extent that working capital and cash flow from the Company’s investments are insufficient to make such distributions.

Note 5.	Income Taxes

The Company elected to be taxed as a REIT under the Internal Revenue Code. To qualify as a REIT, the Company must meet a number of organizational and operational requirements, including a requirement that it currently distribute as least 90% of its taxable income to its stockholders. It is management’s current intention to adhere to these requirements and maintain the Company’s REIT status. As a REIT, the Company generally will not be subject to corporate level federal income taxes on taxable income it distributes currently to its stockholders. If the Company fails to qualify as a REIT in any taxable year, it will be subject to federal income taxes at regular corporate rates (including any applicable alternative minimum tax) and may not qualify as a REIT for subsequent taxable years. Even if the Company qualifies for taxation as a REIT, the Company may be subject to certain state and local taxes on its income and property, and to federal income and excise taxes on its undistributed taxable income. In addition, taxable income from non-REIT activities managed through taxable REIT subsidiaries is subject to federal, state and local income taxes.

Prior to January 1, 2001, the Company was not subject to federal income taxes. Under the RMA that became effective January 1, 2001, the Company leases 52 of its hotels to wholly-owned taxable REIT subsidiaries that are subject to federal and state income taxes. The Company accounts for income taxes in accordance with the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 109, “Accounting for Income Taxes.” Under SFAS 109, the Company accounts for income taxes using the asset and liability method under which deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.

The components of income tax expense (benefit) for the years ended December 31, 2002 and 2001 are as follows:

	2002	2001
Current:
State		$20
Deferred:
Federal	$(1,096)	(24,734)

Benefit from income taxes	$(1,096)	$(24,714)

The benefit from income taxes was calculated using an effective tax rate of 38% applied to the income or losses of the TRS Lessees, adjusted for temporary differences related to the Hilton lease termination transaction, operating losses, bad debts and contributions.

Deferred income taxes are provided for the temporary differences between the financial reporting basis and the tax basis of the Company’s assets and liabilities and for operating loss carryforwards. Significant components of the Company’s deferred tax asset are as follows:

	2002	2001
Lease termination	$19,583	$22,228
Operating loss carryforwards	6,175	2,470
Other	72	36

Deferred tax asset	$25,830	$24,734

The Company’s operating loss carryforwards, which are expected to provide future tax benefits, expire in 2021 ($2.5 million) and 2022 ($3.7 million). The Company believes the TRS Lessees will generate sufficient future taxable income to realize in full the deferred tax asset, as such, no valuation allowance has been recorded at December 31, 2002 and 2001, respectively.

The reconciliation of the Company’s statutory income tax rate to effective tax rate for the years ended December 31, 2002 and 2001 is as follows:

	2002	2001
Statutory U.S. Federal income tax benefit	35%	35%
State income tax benefit	3%	3%
Non-taxable REIT income	(22)%	25%
Other	(3)%	1%

Effective tax rate	13%	64%

Reconciliation between GAAP net income (loss) and REIT taxable income:

The following table reconciles the Company’s GAAP net income (loss) to taxable income for the years ended December 31, 2002, 2001 and 2000:

	2002	2001	2000
GAAP net income (loss)	$(3,788)	$(13,729)	$30,790
Plus GAAP net loss on taxable subsidiaries included above	2,014	40,234	889

GAAP net income from REIT operations (a)	(1,774)	26,505	31,679
Book/tax differences on minority interest share of TRS Lessees’ loss	(505)	(3,206)
Book/tax differences on depreciation and amortization	6,290	4,333	(2,005)
Book/tax differences on gains/losses from capital transactions	1,268	4,781	3,745
Other book/tax differences, net	(94)	(180)	915

Adjusted taxable income subject to distribution requirement (b)	$5,185	$32,233	$34,334

(a)	All adjustments to “GAAP net income from REIT operations” are net of amounts attributable to taxable REIT subsidiaries and non-qualified REIT subsidiaries.
(b)	The dividend requirement was 90% in 2002 and 2001, respectively, and 95% in 2000.

Characterization of distributions:

The following table characterizes distributions paid per common share for the years ended December 31, 2002, 2001 and 2000:

	2002		2001		2000
	$	%	$	%	$	%
Ordinary income	$0.13	13.3%	$0.90	71.6%	$1.43	92.8%
Return of capital	0.87	86.7%	0.36	28.4%	0.02	1.3%
Capital gains					0.01	0.3%
Unrecaptured Section 1250 gain					0.08	5.6%

	$1.00	100%	$1.26	100%	$1.54	100%

Note 6.	Capital Stock and Partnership Units

Common Stock. On February 20, 2002, RFS sold 1.15 million shares of common stock and contributed the net proceeds to the Partnership in exchange for 1.15 million units. Proceeds of approximately $14.2 million (net of $0.2 million expenses) from the sale of the common stock were used to reduce the outstanding balance on the line of credit.

On June 4, 2002, RFS sold 2.0 million shares of common stock and contributed the net proceeds to the Partnership in exchange for 2.0 million units. Proceeds of approximately $24.6 million (net of $0.1 million expenses), together with available cash, were used to redeem the Partnership’s 250,000 outstanding Series B preferred units from RFS.

Preferred Stock. The Board of Directors is authorized to provide for the issuance of up to 5 million shares of Preferred Stock in one or more series, to establish the number of shares in each series and to fix the designation, powers, preferences and rights of each such series and the qualifications, limitations or restrictions thereof.

In 1996, the Company issued to one of the lessees 973,684 shares of Series A Convertible Preferred Stock (the “Series A Preferred Stock”). The Company redeemed the Series A Preferred Stock on January 1, 2001 for cash consideration of $13.0 million, which resulted in a gain on redemption of $5.1 million that is included in net income (loss) applicable to common shareholders in 2001.

On January 2, 2001, the Company issued 250,000 shares of non-convertible mandatorily redeemable Series B Preferred Stock for $25 million prior to fees and expenses of approximately $1 million. Holders of the Series B Preferred Stock are entitled to receive quarterly cash dividends commencing March 31, 2001 at an annual rate of 12.5%. If not redeemed prior to January 1, 2006, the dividend rate increases 2.0% per annum up to a maximum rate of 20.5%. The Company may redeem shares of the Series B Preferred Stock in whole but not in part, on or after December 31, 2003 at the original price of $25 million. If the shares are redeemed before December 31, 2003, the redemption price is at varying amounts over the original share price. The shares are mandatorily redeemable by the holders at varying premiums over the original share price upon a change of control, dissolution, or winding up of the Company or on the Company’s failure to qualify as a REIT.

On June 28, 2002, the Operating Partnership repurchased all of its Series B preferred units from RFS for an aggregate purchase price of $25,850,000, excluding dividends. Correspondingly, RFS repurchased all of its Series B Preferred Stock from an independent third party for an aggregate purchase price of $25,850,000, excluding dividends. In the second quarter of 2002, the Company expensed $1.9 million in costs associated with the repurchase, comprised of $0.9 million related to prepayment costs and $1.0 million in issuance costs.

Operating Partnership Units. RFS is the sole general partner of the Operating Partnership and is obligated to contribute the net proceeds from any issuance of its equity securities to the Operating Partnership in exchange for units of partnership interest (“Units”) corresponding in number and terms to the equity securities issued. The Operating Partnership may also issue Units to third parties in exchange for cash or property, and Units so issued to third parties are redeemable at the option of the holder for a like number of shares of common stock of the Company, or cash, or a combination thereof, at the election of the Company.

The ownership of the Operating Partnership is as follows at December 31, 2002 and 2001:

	Common Units	%	Series B Preferred Units	%
2002
RFS Hotel Investors, Inc.	28,466,461	92.05%
Third parties	2,458,705	7.95%

Total	30,925,166	100.00%

2001
RFS Hotel Investors, Inc.	25,234,877	91.12%
Third parties	2,458,705	8.88%	250,000	100.00%

Total	27,693,582	100.00%	250,000	100.00%

General Partnership Units. On February 20, 2002, RFS sold 1.15 million shares of common stock and contributed the net proceeds to the Operating Partnership in exchange for 1.15 million units. Proceeds of approximately $14.2 million (net of $0.2 million expenses) from the sale of the common stock were used to reduce the outstanding balance on the line of credit.

On June 4, 2002, RFS sold 2.0 million shares of common stock and contributed the net proceeds to the Operating Partnership in exchange for 2.0 million common units. Proceeds of approximately $24.6 million (net of $0.1 million expenses), together with available cash, were used to redeem the Operating Partnership’s 250,000 outstanding Series B preferred units from RFS.

Redeemable Limited Partnership Units. The Operating Partnership has issued limited partnership units to third parties in exchange for cash or property. The outstanding units of limited partnership interest in the Operating Partnership are redeemable at the option of the holder for a like number of shares of common stock of RFS, or cash, or a combination thereof, at the election of RFS. Due to these redemption rights, these limited partnership units have been excluded from partners’ capital and are included in redeemable limited partnership units and measured at redemption value as of the end of the periods presented based on the closing market price of RFS’s common stock at December 31, 2002 and 2001, which was $10.86 and $11.38 respectively.

Preferred Units. Under the partnership agreement between RFS and the Operating Partnership, the Operating Partnership is authorized to provide for the issuance of up to 5 million Preferred Units in one or more series, to establish the number of units in each series and to fix the designation, powers, preferences and rights of each such series and the qualifications, limitations or restrictions thereof.

In 1996, the Operating Partnership issued to one of the lessees 973,684 units of Series A Convertible Preferred Units (the “Series A Preferred Units”). The Operating Partnership redeemed the Series A Preferred Units on January 1, 2001 for cash consideration of $13.0 million, which resulted in a gain on redemption of $5.1 million that is included in net income (loss) applicable to unitholders in 2001.

On January 2, 2001, the Operating Partnership issued 250 thousand shares of non-convertible mandatorily redeemable Series B Preferred Units for $25 million prior to fees and expenses of approximately $1 million. Holders of the Series B Preferred Units are entitled to receive quarterly cash dividends commencing March 31, 2001 at an annual rate of 12.5%. If not redeemed prior to January 1, 2006, the dividend rate increases 2.0% per annum up to a maximum rate of 20.5%. The Operating Partnership may redeem units of the Series B Preferred Units in whole but not in part, on or after December 31, 2003 at the original price of $25 million. If the units are redeemed before December 31, 2003, the redemption price is at varying amounts over the original unit price. The units are mandatorily redeemable by the holders at varying premiums over the original unit price upon a change of control, dissolution, or winding up of the Operating Partnership.

On June 28, 2002, the Operating Partnership repurchased all of its Series B preferred units from RFS for an aggregate purchase price of $25,850,000, excluding dividends. Correspondingly, RFS repurchased all of its Series B Preferred Stock from an independent third party for an aggregate purchase price of $25,850,000, excluding dividends. In the second quarter of 2002, the Operating Partnership expensed $1.9 million in costs associated with the repurchase, comprised of $0.9 million related to prepayment costs and $1.0 million in issuance costs.

When RFS, the general partner, repurchases its outstanding common stock, the Operating Partnership repurchases a matching number of units held by RFS at an equal price. The Board of Directors of RFS approved a stock repurchase program to buy back up to 3 million shares of common stock on the open market subject to certain market conditions and other factors. During 2000, RFS repurchased 409 thousand shares at an average price per share of $10.88 or $4.4 million which has been recorded as a reduction to partners’ capital as a result of the redemption of units held by RFS to fund the repurchase, bringing the total number of shares repurchased under the program to 576 thousand.

Note 7.	Commitments and Contingencies

The Company maintains comprehensive insurance on each of its hotels, including liability, fire and extended coverage, of the type and amount customarily obtained for or by hotel owners. All 10 of the Company’s hotels in California are located in areas that are subject to earthquake activity. These hotels are located in areas of high seismic risk and some were constructed under building codes which were less stringent with regard to earthquake related requirements. An earthquake could render significant damage to the Company’s hotels. Additionally, areas in Florida where six of the Company’s hotels are located may experience hurricane or high-wind activity. The Company has earthquake insurance policies on its hotels in California and wind insurance policies on certain of its hotels located in Florida. However, various types of catastrophic losses, like earthquakes and floods may not be fully insurable or may not be economically insurable. With respect to its hotels in California, in addition to the applicable deductibles under its earthquake insurance policies, the Company is self-insured for the first $7.5 million per earthquake, and its coverage is for losses up to $45 million per occurrence. The Company believes that this coverage is adequate based on an analysis performed by an independent third party for the benefit of the Company. The Company maintains terrorism insurance, which the Company believes currently insures against losses resulting from a terrorist attach. In the event of a substantial loss, the Company’s insurance coverage may not be able to cover the full current market value or replacement cost of its lost investment. Inflation, changes in building codes and ordinances, environmental considerations and other factors might also affect our ability to replace or renovate a hotel after it has been damaged or destroyed.

As of December 31, 2002, the Company had a $3.0 million letter of credit outstanding. The letter of credit serves as collateral on the worker’s compensation plan set-up on behalf of the hotel employees of Flagstone. There are no outstanding balances on the letter of credit.

During 2002 and 2001, the Company received rental income from five hotels leased to third parties under leases which expire in 2007 (1 hotel), 2008 (2 hotels) and 2009 (2 hotels). During 2000, all of the Company’s hotels were leased to third parties.

Each lease provides for the payment of percentage rent each year based on the annual room revenues of the hotel, subject to a minimum base rent. The table below sets forth the percentage rent and base rent earned by the Company for the years ended December 31, 2002, 2001 and 2000 (in thousands).

	2002	2001	2000
Base rent	$2,487	$2,442	$40,073
Percentage rent	2,742	3,340	66,501
Base and percentage rent classified in discontinued operations			(573)

Total lease revenue	$5,229	$5,782	$106,001

Minimum future rental income (base rents) due the Company under these noncancelable operating leases at December 31, 2002, is as follows (in thousands):

Year	Amount
2003	2,489
2004	2,489
2005	2,489
2006	2,489
2007	2,326
2008 and thereafter	1,527

$13,809

Lease revenue is based on a percentage of room revenues, food and beverage revenues and other revenues of the hotels. Both the base rent and the threshold room revenue in each lease computation are adjusted annually for changes in the Consumer Price Index (“CPI”). The adjustment is calculated at the beginning of each calendar year. The CPI adjustments made in January 2002 and 2001 were 1.6% and 3.4%, respectively.

The Company may terminate any lease agreement with respect to a hotel property upon the sale of a hotel property in exchange for a termination payment to the lessee. Under the percentage leases, the Company is obligated to pay the costs of real estate taxes, property insurance, maintenance of underground utilities and structural elements of the Hotels, and to set aside a portion of the hotels’ revenues to fund capital expenditures for the periodic replacement or refurbishment of furniture, fixtures and equipment required for the retention of the franchise licenses with respect to the hotels.

Note 8.	Discontinued Operations

In 2002, the Company adopted the provisions of Financial Accounting Standard No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (“SFAS 144”). SFAS 144 establishes criteria beyond that previously specified in Statement of Financial Accounting Standard No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of (“SFAS 121”), to determine when a long-lived asset is classified as held for sale, and it provides a single accounting model for the disposal of long-lived assets. Due to the adoption of SFAS 144, the Company now reports as discontinued operations any assets held for sale (as defined by SFAS 144), of which the Company has none at December 31, 2002, and assets sold in the current period. All results of these discontinued operations, less applicable income taxes, are included in a separate component of income on the consolidated statement of operations under the heading, “earnings (losses) from discontinued operations.” This change has resulted in certain reclassifications of the previously reported 2001 and 2000 statements of operations.

In 2002, the Company sold its Comfort Inn in Fort Mill, South Carolina for $3.25 million in cash, resulting in a loss on sale of approximately $3.8 million. This loss, as well as results of operations for this hotel for the years ending December 31, 2002, 2001 and 2000, are included on the consolidated statement of operations under the heading, “earnings (losses) from discontinued operations.” The components of earnings (losses) from discontinued operations for the years ended December 31, 2002, 2001 and 2000 are shown below:

	2002	2001	2000
Hotel revenue	$1,590	$1,640	$573
Hotel operating costs	(1,110)	(1,324)
Property taxes and insurance	(81)	(81)	(69)
Depreciation	(268)	(315)	(278)
Hilton lease termination		(7)

Operating income (loss) before minority interest	131	(87)	226
Minority interest	10	(7)	18

Income (loss) from operations	121	(80)	208
Loss on sale of discontinued operations	(3,840)

Earnings (losses) from discontinued operations	$(3,719)	$(80)	$208

Note 9.	Stock-Based Compensation Plans

RFS sponsors a Restricted Stock and Stock Option Plan (the “Plan”) that provides for the grant of stock options to purchase a specified number of shares of common stock (“Options”) and grants of restricted shares of common stock (“Restricted Stock”). Upon issuance of any stock, RFS is obligated to contribute the proceeds to the Operating Partnership in exchange for an equal number of Operating Partnership units. Under the Plan, approximately 2.3 million shares of common stock, of which 650 thousand shares may be restricted stock, are available for awards to the officers and key employees of the Company and 675 thousand shares of common stock, of which 120 thousand shares may be restricted stock, are available for awards to Directors of the Company who are not officers or employees. Options issued under the plan have a maximum term of ten years from the date of grant. The exercise price of the options shall be determined on the date of each grant. Restricted shares vest between one and five years based on each individual award and these shares have voting and dividend rights from the date of grant.

A summary of the RFS’s stock options under the Plan as of December 31, 2002, 2001 and 2000, and the changes during the years are presented below (in thousands, except per share data):

	2002		2001		2000
	Number of Shares Underlying Options	Weighted Average Exercise Price	Number of Shares Underlying Options	Weighted Average Exercise Price	Number of Shares Underlying Options	Weighted Average Exercise Price
Outstanding at beginning of years	1,388	$12.76	1,207	$13.43	1,484	$13.83
Granted	280	13.15	680	11.47	50	11.06
Exercised	(89)	11.99	(343)	12.30	(30)	11.88
Forfeited	(251)	16.14	(156)	13.72	(297)	14.64

Outstanding at end of years	1,328	$12.25	1,388	$12.76	1,207	$13.43

Exercisable at end of years	581	$12.45	519	$14.28	700	$14.25

Weighted-average fair value		$1.79		$1.10		$0.60

Price range of shares under option	$10.50 to $16.87		$10.50 to $16.87		$10.50 to $16.87

The weighted average remaining contractual life of options outstanding as of December 31, 2001 is 8.5 years.

The fair value of each option granted is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions: dividend of $1.00 for 2002 grants, $1.10 for 2001 and $1.54 for 2000; volatility of 27.6% for 2002 grants, volatility of 26.7% for 2001 grants and volatility of 26.2% for 2000 grants, risk-free interest rate of 4.9% for 2002, 4.8% for 2001 and 6.2% for 2000 and expected life of 6 years for 2002, 2001 and 2000.

Restricted Stock. A summary of the status of RFS’s restricted stock grants as of December 31, 2002, 2001 and 2000 and the changes during the years are presented below (value is computed as the weighted average fair market value of the restricted stock at grant date):

	2002		2001		2000
	# Shares	Value	# Shares	Value	# Shares	Value
Outstanding at beginning of year	611,667	$13.31	343,000	$13.42	329,000	$13.56
Granted, subject to vesting	10,500	$11.38	270,000	$13.11	14,000	$11.36
Forfeited	(3,333)	$13.06	(1,333)	$11.88

Outstanding at end of year	618,834	$13.28	611,667	$13.31	343,000	$13.42

Vested at end of year	380,169	$13.43	314,000	$13.65	270,662	$13.89

Note 10.	Supplemental Disclosure of Non-Cash Activities

RFS Hotel Investors, Inc.

In 2002, RFS:

i.	Recorded a $0.2 million allocation from paid in capital to minority interest.

ii.	Recorded an expense of $1.1 million related to the issuance costs associated with the redemption of the Series B Preferred Stock which was previously included in additional paid-in capital.

In 2001, RFS:

i.	Issued 103 thousand shares of common stock with a value of $1.6 million in exchange for 103 thousand Operating Partnership units and issued 7 thousand shares of common stock with a value of $0.1 million for an interest in a subsidiary partnership.

ii.	Recorded a liability of $3.2 million for the fair value of the interest rate swaps at December 31, 2001.

iii.	Sold a hotel that closed on February 20, 2001 in which a loss and related liability of $1.0 million was recorded in the financial statements in 2000 as a non-cash transaction at December 31, 2000.

In 2000, RFS:

i.	Recorded a $0.1 million allocation to paid-in capital from minority interest.

ii.	Recorded a loss and related liability of $1.0 million as a non-cash transaction for a hotel that was sold on February 20, 2001.

RFS Partnership, L.P.

In 2002, the Operating Partnership:

i.	Allocated $1.3 million from redeemable limited partnership units to Partners’ Capital.

ii.	Recorded an expense of $1.1 million related to the issuance costs associated with the redemption of the Series B Preferred Units which was previously included in Partners’ Capital.

In 2001, the Operating Partnership:

i.	Issued 103 thousand general partnership units with a value of $1.6 million in exchange for 103 thousand redeemable limited partnership units and issued 7 thousand general partnership units with a value of $0.1 million for an interest in a subsidiary partnership.

ii.	Allocated $1.3 million from redeemable limited partnership units to Partners’ Capital.

iii.	Recorded a liability of $3.2 million for the fair value of the interest rate swaps at December 31, 2001.

iv.	Sold a hotel that closed on February 20, 2001 in which a loss and related liability of $1.0 million was recorded in the financial statements in 2000 as a non-cash transaction at December 31, 2000.

In 2000, the Operating Partnership:

i.	Allocated $6.7 million to redeemable limited partnership units from Partners’ Capital.

ii.	Recorded a loss and related liability of $1.0 million as a non-cash transaction for a hotel that was sold on February 20, 2001.

Note 11.	Consolidating Financial Information of RFS Partnership, L.P.

RFS Leasing II, Inc., RFS Leasing VII, Inc., RFS Financing Partnership, L.P., RFS Financing Corporation and RFS Financing 2002, LLC, wholly-owned subsidiaries of the Operating Partnership (“Guarantor Subsidiaries”), have guaranteed on a full and unconditional basis, the payment of amounts due under the Operating Partnership’s $125 million senior notes. RFS Leasing II, Inc. and RFS Leasing VII, Inc. had no substantial operations prior to January 1, 2001. RFS Leasing II, Inc. leases 15 hotels directly from RFS Financing Partnership, L.P., which owns the fifteen hotels. RFS Leasing VII, Inc. leases 21 hotels from the Operating Partnership. As of and for the years ended December 31, 2002 and 2001, RFS Leasing II, Inc. and RFS Leasing VII, Inc. did not have a material amount of assets, and incurred both operating and net losses. RFS Financing 2002, LLC was formed to facilitate the issuance of the senior notes in February, 2002. RFS Financing Corporation was formed to facilitate the issuance of the 1996 commercial mortgage bonds, which were redeemed with a portion of the proceeds from the sale of the senior notes. RFS Financing Corporation and RFS Financing 2002, LLC have no operations or assets and no sources of revenue or cash flow. Consequently, in the event that it becomes necessary for RFS Leasing II, Inc., RFS Leasing VII, Inc., RFS Financing 2002, LLC or RFS Financing Corporation to provide credit support for the senior notes, RFS Leasing II, Inc., RFS Leasing VII, Inc., RFS Financing 2002, LLC and RFS Financing Corporation likely will not have sufficient cash flow to make any required payments under the senior notes.

The following tables present consolidating information for the Operating Partnership, the Guarantor Subsidiaries and the non-guarantor subsidiaries.

Consolidating Balance Sheet

December 31, 2002

(in thousands)

	RFS Partnership, L.P.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total Consolidated
ASSETS
Investment in hotel properties, net	$212,823	$133,507	$246,959		$593,289
Investment in consolidated entities	253,921		18,962	$(272,883)	—
Cash and cash equivalents	446	825	667		1,938
Restricted cash			4,383		4,383
Accounts receivable	2,596	12,439	10,901	(21,238)	4,698
Deferred expenses, net	6,578	176	2,051		8,805
Other assets	1,478	620	1,614		3,712
Deferred income taxes		14,384	11,446		25,830

Total assets	$477,842	$161,951	$296,983	$(294,121)	$642,655

LIABILITIES AND PARTNERS’ CAPITAL
Accounts payable and accrued expenses	$18,668	$9,432	$17,340	$(21,238)	$24,202
Borrowings on Line of Credit	6,950				6,950
Mortgage notes payable			159,279		159,279
Senior Notes Payable	125,000				125,000

Total liabilities	150,618	9,432	176,619	(21,238)	315,431

Redeemable units at redemption value	26,702				26,702

General partnership units	300,522	152,519	120,364	(272,883)	300,522

Total partners’ capital	300,522	152,519	120,364	(272,883)	300,522

Total liabilities and partners’ capital	$477,842	$161,951	$296,983	$(294,121)	$642,655

Consolidating Balance Sheet

December 31, 2001

(in thousands)

	RFS Partnership, L.P.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total Consolidated
ASSETS
Investment in hotel properties, net	$216,228	$143,523	$255,811		$615,562
Investment in consolidated entities	195,290		12,963	$(208,253)	—
Cash and cash equivalents	263	3,467	2,005		5,735
Restricted cash	20	11	6,786		6,817
Accounts receivable	15,556	16,969	2,331	(29,323)	5,533
Deferred expenses, net	3,077	1,512	2,375		6,964
Other assets	1,814	487	1,216		3,517
Deferred income taxes		13,552	11,182		24,734

Total assets	$432,248	$179,521	$294,669	$(237,576)	$668,862

LIABILITIES AND PARTNERS’ CAPITAL
Accounts payable and accrued expenses	$6,365	$4,709	$26,281	$(14,323)	$23,032
Borrowings on Line of Credit	81,188				81,188
Mortgage notes payable		58,181	176,766	(15,000)	219,947

Total liabilities	87,553	62,890	203,047	(29,323)	324,167

Series B Preferred Units, $.01 par value, 5,000 units authorized, 250 units issued and outstanding	25,000				25,000

Redeemable units at redemption value	27,980				27,980

Other comprehensive income	(3,220)				(3,220)
General partnership units	294,935	116,631	91,622	(208,253)	294,935

Total partners’ capital	291,715	116,631	91,622	(208,253)	291,715

Total liabilities and partners’ capital	$432,248	$179,521	$294,669	$(237,576)	$668,862

Consolidating Statement of Operations

For the Year Ended December 31, 2002

(in thousands)

	RFS Partnership, L.P.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total Consolidated
Revenue:
Rooms		$112,969	$56,388		$169,357
Food and beverage		12,241	5,211		17,452
Other operating departments		3,631	2,818		6,449
Lease revenue	$27,071	20,569	2,487	$(44,898)	5,229
Other	911	31	177	(708)	411

Total hotel revenue	27,982	149,441	67,081	(45,606)	198,898

Hotel operating expenses:
Rooms		23,557	11,122		34,679
Food and beverage		9,455	3,338		12,793
Other operating departments		1,313	561		1,874
Undistributed operating expenses:
Property operating costs		15,371	6,427		21,798
Property taxes, insurance and other	3,393	3,581	5,562		12,536
Franchise costs	(193)	10,273	6,185		16,265
Maintenance and repair		6,494	2,991		9,485
Management fees		3,185	1,691		4,876
Percentage lease expense		44,898		(44,898)
Depreciation	10,213	7,228	12,371		29,812
Amortization of franchise fees and unearned compensation	1,181	40	26		1,247
General and administrative	697	10,684	7,698		19,079

Total operating expenses	15,291	136,079	57,972	(44,898)	164,444

Operating income	12,691	13,362	9,109	(708)	34,454
Debt extinguishments and swap termination costs	3,210	6,912			10,122
Amortization of loan origination costs	1,302	16	299		1,617
Interest expense	11,692	1,599	12,901	(708)	25,484
Equity in earnings (loss) of consolidated subsidiaries	1,894		1,527	(3,421)

Income (loss) from continuing operations before income taxes	(5,407)	4,835	(5,618)	3,421	(2,769)
Benefit from income taxes		(832)	(264)		(1,096)

Income (loss) from continuing operations	(5,407)	5,667	(5,354)	3,421	(1,673)
Losses from discontinued operations		(3,709)			(3,709)
Gain (loss) on sale of assets	975		(25)		950

Net income (loss)	(4,432)	1,958	(5,379)	3,421	(4,432)
Loss on redemption of preferred units	(1,890)				(1,890)
Preferred unit dividends	(1,562)				(1,562)

Net income (loss) applicable to unitholders	$(7,884)	$1,958	$(5,379)	$3,421	$(7,884)

Consolidating Statement of Operations

For the Year Ended December 31, 2001

(in thousands)

	RFS Partnership, L.P.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total Consolidated
Revenue:
Rooms		$121,140	$66,004		$187,144
Food and beverage		12,556	5,139		17,695
Other operating departments		5,180	3,864		9,044
Lease revenue	$29,455	23,172	2,651	$(49,496)	5,782
Other	1,715	96	279	(1,517)	573

Total hotel revenue	31,170	162,144	77,937	(51,013)	220,238

Hotel operating expenses:
Rooms		24,049	12,568		36,617
Food and beverage		10,171	3,362		13,533
Other operating departments		1,521	642		2,163
Undistributed operating expenses:
Property operating costs		15,249	6,944		22,193
Property taxes, insurance and other	3,392	3,454	5,921		12,767
Franchise costs	(216)	10,436	6,637		16,857
Maintenance and repair		6,482	3,094		9,576
Management fees		3,966	1,755		5,721
Percentage lease expense		55,403	(5,907)	(49,496)
Depreciation	9,037	6,726	13,527		29,290
Lease termination		35,657	29,832		65,489
Amortization of franchise fees and unearned compensation	1,315	41	28		1,384
General and administrative	1,384	10,420	7,442		19,246

Total operating expenses	14,912	183,575	85,845	(49,496)	234,836

Operating income (loss)	16,258	(21,431)	(7,908)	(1,517)	(14,598)
Amortization of loan origination costs	903	146	305		1,354
Interest expense	7,355	4,650	14,200	(1,517)	24,688
Equity in earnings (loss) of consolidated subsidiaries	(22,886)		(22,047)	44,933

Loss from continuing operations before income taxes	(14,886)	(26,227)	(44,460)	44,933	(40,640)
Benefit from income taxes		(13,552)	(11,162)		(24,714)

Loss from continuing operations	(14,886)	(12,675)	(33,298)	44,933	(15,926)
Losses from discontinued operations		(87)			(87)
Gain on sale of assets			1,127		1,127

Net loss	(14,886)	(12,762)	(32,171)	44,933	(14,886)
Gain on redemption of preferred units	5,141				5,141
Preferred unit dividends	(3,125)				(3,125)

Net loss applicable to unitholders	$(12,870)	$(12,762)	$(32,171)	$44,933	$(12,870)

Consolidating Statement of Operations

For the Year Ended December 31, 2000

(in thousands)

	RFS Partnership, L.P.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total Consolidated
Revenuer:
Lease revenue	$43,716	$24,442	$37,843		$106,001
Other	2,221	37	177	$(1,650)	785

Total hotel revenue	45,937	24,479	38,020	(1,650)	106,786

Undistributed operating expenses:
Property taxes, insurance and other	4,529	2,177	3,972		10,678
Depreciation	11,687	5,817	9,416		26,920
Amortization of franchise fees and unearned compensation	610	41	23		674
General and administrative	3,617	100	2,587		6,304

Total operating expenses	20,443	8,135	15,998		44,576

Operating income	25,494	16,344	22,022	(1,650)	62,210
Amortization of loan origination costs	678	140	218		1,036
Interest expense	8,623	4,452	11,591	(1,650)	23,016
Equity in earnings of consolidated subsidiaries	21,164			(21,164)

Income from continuing operations	37,357	11,752	10,213	(21,164)	38,158
Earnings from discontinued operations		226			226
Loss on sale of assets	(3,349)		(1,027)		(4,376)

Net income	34,008	11,978	9,186	(21,164)	34,008
Preferred unit dividends	(1,412)				(1,412)

Net income applicable to unitholders	$32,596	$11,978	$9,186	$(21,164)	$32,596

Consolidating Statement of Cash Flows

For the Year Ended December 31, 2002

(in thousands)

	RFS Partnership, L.P.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Total Consolidated
Cash flows from (used in) operating activities	$36,108	$10,066	$(9,648)	$36,526
Cash flows from (used in) investing activities	(64,421)	45,484	10,798	(8,139)
Cash flows from (used in) financing activities	28,496	(58,192)	(2,488)	(32,184)

Net increase (decrease) in cash and cash equivalents	183	(2,642)	(1,338)	(3,797)
Cash and cash equivalents at beginning of period	263	3,467	2,005	5,735

Cash and cash equivalents at end of period	$446	$825	$667	$1,938

Consolidating Statement of Cash Flows

For the Year Ended December 31, 2001

(in thousands)

	RFS Partnership, L.P.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Total Consolidated
Cash flows from (used in) operating activities	$26,229	$(14,993)	$(770)	$10,466
Cash flows from (used in) investing activities	(34,462)	(13,540)	39,360	(8,642)
Cash flows from (used in) financing activities	7,447	31,864	(39,081)	230

Net increase (decrease) in cash and cash equivalents	(786)	3,331	(491)	2,054
Cash and cash equivalents at beginning of period	1,049	136	2,496	3,681

Cash and cash equivalents at end of period	$263	$3,467	$2,005	$5,735

Consolidating Statement of Cash Flows

For the Year Ended December 31, 2000

(in thousands)

	RFS Partnership, L.P.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Total Consolidated
Cash flows from operating activities	$28,142	$18,515	$18,566	$65,223
Cash flows from (used in) investing activities	67,997	(14,966)	(63,874)	(10,843)
Cash flows from (used in) financing activities	(98,741)	(3,551)	45,680	(56,612)

Net increase (decrease) in cash and cash equivalents	(2,602)	(2)	372	(2,232)
Cash and cash equivalents at beginning of period	3,651	138	2,124	5,913

Cash and cash equivalents at end of period	$1,049	$136	$2,496	$3,681

Note 12.	Recent Accounting Pronouncements

The Financial Accounting Standards Board (“FASB”) has issued Statement of Financial Accounting Standards (“SFAS”) No. 146, “Accounting for Exit or Disposal Activities.” SFAS No. 146 addresses significant issues regarding the recognition, measurement, and reporting of costs that are associated with exit and disposal activities, including restructuring activities that are currently accounted for pursuant to the guidance that the Emerging Issues Task Force (“EITF”) of the FASB has set forth in EITF Issue No 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).” The scope of SFAS No. 146 also included (1) costs related to terminating a contract that is not a capital lease and (2) termination benefits that employees who are involuntarily terminated receive under the terms of a one-time benefit arrangement that is not an ongoing benefit arrangement or an individual deferred compensation contract. SFAS No. 146 will be effective for exit or disposal activities initiated after December 31, 2002. We believe that SFAS No. 146 will have no effect on our results of operations and financial position.

The FASB has issued SFAS No. 147, “Acquisitions of Certain Financial Institutions,” which is effective for certain transactions arising on or after October 1, 2002. SFAS No. 147 will have no impact on the Company.

The FASB has issued SFAS No. 148 “Accounting for Stock-Based Compensation—Transition and Disclosure.” SFAS No. 148 amends SFAS No. 123, “Accounting for Stock-Based Compensation,” to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The Company has adopted the disclosure requirements of SFAS No. 148. As of December 31, 2002, the Company accounts for stock-based employee compensation in accordance with APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations. However, the Company will apply the fair value based method of accounting for stock-based employee compensation prospectively to all awards granted, modified, or settled beginning January 1, 2003.

FASB Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others an interpretation of FASB Statements No. 5, 57, and 107 and rescission of FASB Interpretation No. 34,” (“FIN 45”) was issued in November 2002. FIN 45 elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. FIN 45 does not prescribe a specific approach for subsequently measuring the guarantor’s recognized liability over the term of the related guarantee. The initial recognition and initial measurement provisions of FIN 45 are applicable on a prospective basis to guarantees issued or modified after December 31, 2002, irrespective of the guarantor’s fiscal year-end. The disclosure requirements in FIN 45 are effective for financial statements of interim or annual periods ending after December 15, 2002. The Company has made the disclosures required by FIN 45.

FASB Interpretation No. 46, “Consolidation of Variable Interest Entities—an interpretation of ARB No. 51,” (“FIN 46”) was issued in January 2003. FIN 46 requires existing unconsolidated variable interest entities to be consolidated by their primary beneficiaries if the entities do not effectively disperse risks among parties involved. FIN 46 applies immediately to variable interest entities created after January 31, 2003 and to variable interest entities in which an enterprise obtains an interest after that date. It applies in the first fiscal year or interim period beginning after June 15, 2003, to variable interest entities in which an enterprise holds a variable interest that it acquired before February 1, 2003. The Company has no ownership interest in variable interest entities that would be consolidated under the requirements of FIN 46

Note 13.	Subsequent Events

On March 3, 2003, the Company’s Board of Directors declared a first quarter distribution of $0.25 per common share or unit, payable on March 31, 2003, to holders of record on March 17, 2003.

Crystal City Courtyard by Marriott
(A wholly owned property of Starwood Hotels & Resorts Worldwide, Inc.)
Index
June 30, 2003

Page(s)
Unaudited Financial Statements
Unaudited Balance Sheets	F-87
Unaudited Statements of Income and Changes in Owner's Equity	F-88
Unaudited Statements of Cash Flows	F-89
Notes to Unaudited Financial Statements	F-90

F-86

Crystal City Courtyard by Marriott
(A wholly owned property of Starwood Hotels & Resorts Worldwide, Inc.)
Unaudited Balance SheetsJune
30, 2003 and December 31, 2002

	2003	2002
Assets
Current assets
Cash and cash equivalents	$433,642	$95,236
Guest and trade accounts receivable, net of allowance
for doubtful accounts of $3,119 and $1,760, respectively	348,999	215,006
Inventory	76,817	69,738
Prepaid expenses and other current assets	124,219	50,263

Total current assets	983,677	430,243
Property and equipment, net	33,324,513	34,244,329

Total assets	$34,308,190	$34,674,572

Liabilities and Owner's Equity
Current liabilities
Accounts payable	$178,686	$238,828
Accrued compensation and benefits	220,622	258,405
Accrued taxes	249,377	57,595
Other accrued liabilities	87,975	52,817

Total current liabilities	736,660	607,645
Commitments and contingencies
Owner's equity	33,571,530	34,066,927

Total liabilities and owner's equity	$34,308,190	$34,674,572

The accompanying notes are an integral part of these financial statements.

Crystal City Courtyard by Marriott
(A wholly owned property of Starwood Hotels & Resorts Worldwide, Inc.)
Unaudited Statements of Income and Changes in Owner’s Equity
Six-Month Periods Ended June 30, 2003 and 2002

	Six-Month Periods Ended June 30,
	2003	2002
Revenues
Rooms	$4,312,972	$4,272,092
Food and beverage	647,116	659,733
Telephone	47,224	105,986
Other	219,534	217,892

Total revenues	5,226,846	5,255,703

Departmental expenses
Rooms	902,168	871,515
Food and beverage	493,018	516,180
Telephone	27,008	21,517
Other	48,301	50,674

Total departmental expenses	1,470,495	1,459,886

Undistributed expenses
General and administrative	305,211	355,843
Management fees	156,805	157,671
Franchise fees	237,213	234,965
Marketing	226,139	277,261
Property operations, maintenance and energy costs	337,311	331,883
Depreciation and amortization	936,924	1,094,241
Allocated interest expense	811,702	857,958
Equipment rent, local taxes and insurance	403,803	303,756

Total undistributed expenses	3,415,108	3,613,578

Net income	341,243	182,239
Owner's equity
Beginning of period	34,066,927	36,177,456
Distributions, net	836,640	(1,102,148)

End of period	$33,571,530	$35,257,547

The accompanying notes are an integral part of these financial statements.

Crystal City Courtyard by Marriott
(A wholly owned property of Starwood Hotels & Resorts Worldwide, Inc.)
Unaudited Statements of Cash Flows
Six-Month Periods Ended June 30, 2003 and 2002

	Six-Month Periods Ended June 30,
	2003	2002
Cash flows from operating activities
Net income	$341,243	$182,239
Adjustments to reconcile net income to net cash
provided by operating activities
Depreciation	936,924	1,090,512
Amortization	--	3,729
Change in working capital components
Guest and trade accounts receivable, net	(133,993)	(163,502)
Inventory	(7,079)	3,415
Prepaid expenses	(73,956)	(63,533)
Accounts payable	(60,142)	148,456
Accrued compensation and benefits	(37,783)	(39,212)
Accrued taxes	191,782	93,289
Other accrued liabilities	35,158	44,608
Deferred income	--	13,711

Net cash provided by operating activities	1,192,154	1,313,712

Cash flows from investing activities
Capital expenditures, net	(17,108)	(27,718)

Net cash used in investing activities	(17,108)	(27,718)

Cash flows from financing activities
Distributions, net	(836,640)	(1,102,148)

Net cash used in financing activities	(836,640)	(1,102,148)

Increase in cash and cash equivalents	338,406	183,846
Cash and cash equivalents
Beginning of period	95,236	169,718

End of period	$433,642	$353,564

Crystal City Courtyard by Marriott
A wholly owned property of Starwood Hotels & Resorts Worldwide, Inc.)
Notes to Unaudited Financial Statements
June 30, 2003

1.	General

The statements presented herein have been prepared in accordance with the accounting principles described in the Crystal City Courtyard by Marriott 2002 financial statements and should be read in conjunction with the notes to financial statements which appear in that report.

The statements as of and for the six months ended June 30, 2003 and 2002 are unaudited; however, in the opinion of management, all adjustments (which include only normal recurring accruals) have been made which are considered necessary to present fairly the operating results and financial position for the unaudited periods.

Crystal City Courtyard by Marriott
(A wholly owned property of Starwood Hotels & Resorts Worldwide, Inc.)
Index
December 31, 2002

Report of Independent Certified Public Accountants

To the Board of Directors and Shareholders of
CNL Hospitality Properties, Inc.

In our opinion, the accompanying balance sheet and the related statements of income and changes in owner’s equity and of cash flows present fairly, in all material respects, the financial position of Crystal City Courtyard by Marriott (a wholly owned property of Starwood Hotels & Resorts Worldwide, Inc.) (the “Hotel”) at December 31, 2002, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Hotel’s management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Orlando, Florida
July 18, 2003, except as to the second
paragraph of Note 1 and Note 7 for which
the date is August 29, 2003

Crystal City Courtyard by Marriott
(A wholly owned property of Starwood Hotels & Resorts Worldwide, Inc.)
Balance Sheet
December 31, 2002

Assets
Current assets
Cash and cash equivalents	$95,236
Guest and trade accounts receivable, net of allowance
for doubtful accounts of $1,760	215,006
Inventory	69,738
Prepaid expenses and other current assets	50,263

Total current assets	430,243
Property and equipment, net	34,244,329

Total assets	$34,674,572

Liabilities and Owner's Equity
Current liabilities
Accounts payable	$238,828
Accrued compensation and benefits	258,405
Accrued taxes	57,595
Other accrued liabilities	52,817

Total current liabilities	607,645

Commitments and contingencies
Owner's equity	34,066,927

Total liabilities and owner's equity	$34,674,572

The accompanying notes are an integral part of these financial statements.

Crystal City Courtyard by Marriott
(A wholly owned property of Starwood Hotels & Resorts Worldwide, Inc.)
Statement of Income and Changes in Owner’s Equity
Year Ended December 31, 2002

Revenues
Rooms	$8,092,112
Food and beverage	1,286,557
Telephone	182,386
Other	451,506

Total revenues	10,012,561

Departmental expenses
Rooms	1,619,417
Food and beverage	1,011,702
Telephone	48,559
Other	98,288

Total departmental expenses	2,777,966

Undistributed expenses
Administrative and general	835,807
Management fees	300,377
Franchise fees	445,066
Marketing	548,183
Property operation, maintenance and
energy costs	676,167
Depreciation and amortization	2,206,766
Allocated interest expense	841,544
Equipment rent, local taxes and insurance	585,062

Total undistributed expenses	6,438,972

Net income	795,623
Owner's equity
Beginning of year	36,177,456
Distributions, net	(2,906,152)

End of year	$34,066,927

The accompanying notes are an integral part of these financial statements.

Crystal City Courtyard by Marriott
(A wholly owned property of Starwood Hotels & Resorts Worldwide, Inc.)
Statement of Cash Flows
Year Ended December 31, 2002

Cash flows from operating activities
Net income	$795,623
Depreciation and amortization	2,206,766
Change in working capital
Guest and trade accounts receivable, net	(81,023)
Inventory	(1,200)
Prepaid expenses and other current assets	(19,648)
Accounts payable	67,582
Accrued compensation and benefits	36,696
Accrued taxes	(100,561)
Other accrued liabilities	1,077
Advance deposits	(1,500)

Net cash provided by operating activities	2,903,812

Cash flows from investing activities
Capital expenditures, net	(72,142)

Net cash used in financing activities	(72,142)

Cash flows from financing activities
Distributions, net	(2,906,152)

Net cash used in financing activities	(2,906,152)

Decrease in cash and cash equivalents	(74,482)
Cash and cash equivalents
Beginning of period	169,718

End of period	$95,236

The accompanying notes are an integral part of these financial statements.

Crystal City Courtyard by Marriott
(A wholly owned property of Starwood Hotels & Resorts Worldwide, Inc.)
Notes to Financial Statements
December 31, 2002

1.	Business and Basis of Presentation

The real and personal property commonly known as Crystal City Courtyard by Marriott (the “Hotel”), a 272-room hotel located in the City of Arlington, is owned and operated by subsidiaries of Starwood Hotels & Resorts Worldwide, Inc. (“Starwood”). The financial statements presented herein reflect the assets, liabilities and operations of the Hotel.

Effective August 29, 2003, the Hotel was sold to CNL Hospitality Properties, Inc. (“CNL”). The accompanying financial statements have been prepared to present the historical financial results of the Hotel and are presented for the purposes of CNL complying with the Securities and Exchange Commission’s (“SEC”) rules and regulations regarding acquired businesses and properties.

The financial statements reflect the historical accounts of the Hotel. Additionally, the financial statements include certain adjustments for the purpose of CNL complying with the SEC’s rules and regulations regarding acquired businesses and properties, including the allocation of general and administrative expenses from Starwood in the form of management fees and the allocation of interest expense. The management fees, calculated as a percentage of revenue, are based on determinations that Starwood’s management believes to be reasonable. However, management believes that the Hotel’s administrative and general expenses on a stand-alone basis may have been different had the Hotel operated as an unaffiliated entity.

The Hotel’s operations have been financed through its operating cash flows, and investments in and advances from Starwood. Interest expense has been allocated to the Hotel based on the debt-to-equity ratios and weighted average interest rate of Starwood for the year ended December 31, 2002. The Hotel is expected to have a capital structure different from Starwood post acquisition; accordingly, interest expense is not necessarily indicative of the interest expense that the Hotel would have incurred as a separate, independent company.

For tax purposes, the Hotel’s real estate and the majority of its equipment are owned by a subsidiary of Starwood that has elected to be taxed as a Real Estate Investment Trust (“REIT”) under the Internal Revenue Code. The REIT is exempt from the payment of tax assuming it complies with certain provisions in the Internal Revenue Code. The Hotel’s operations are included in entities that are part of a group that files a consolidated tax return. For tax reporting purposes, the Hotel pays rent to the REIT. The rent, which is eliminated in connection with the preparation of these financial statements, has the effect of offsetting the majority of the taxable income generated by the Hotel’s operating activities. Accordingly, no provision for income taxes has been made in these financial statements.

2.	Significant Accounting Policies

Cash and Cash Equivalents The Hotel considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Inventory
Inventory consists of food and beverage stock items as well as linens, china, glass, silver, uniforms, utensils and guest room items. Food and beverage inventory is recorded at the lower of FIFO cost (first-in, first-out) or market. Significant purchases of linens, china, glass, silver, uniforms, utensils and guest room items are recorded at purchased cost and amortized to 50 percent of their cost over 36 months. Normal replacement purchases are expense as incurred.

Crystal City Courtyard by Marriott
(A wholly owned property of Starwood Hotels & Resorts Worldwide, Inc.)
Notes to Financial Statements
December 31, 2002

Property and Equipment
Property and equipment are stated at cost. Interest incurred during construction of the Hotel is capitalized and amortized over the life of the asset. Costs of improvements are capitalized. Cost of normal repairs and maintenance are charged to expense as incurred. Upon the sale or retirement of property and equipment, the cost and related accumulated depreciation are removed from the respective accounts, and the resulting gain or loss, if any, is included in income.

Depreciation is provided on a straight-line basis over the estimated useful life of the assets. The service lives of assets are generally 40 years for buildings, 15 years for building improvements and 3-10 years for furniture and equipment.

Impairment of Long-Lived Assets
Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount to future undiscounted net cash flows expected to be generated by the asset. If assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the assets’ carrying amount exceeds its fair value.

Revenue Recognition
The Hotel’s revenues are derived from its operations and include revenues from the rental of rooms, food and beverage sales, telephone usage and other service revenue. Revenue is recognized when rooms are occupied and services have been performed.

Advertising Advertising costs are expensed as incurred. Advertising expense for the year ended December 31, 2002 was approximately $12,000.

Use of Estimates
The preparation of financial statements in conformity with accounts principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements. Estimates also affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Concentration of Credit Risk
Financial instruments which potentially subject the Hotel to a concentration of credit risk consist principally of guest and trade accounts receivable. Concentration of credit risk with respect to guest and trade accounts receivable is limited due to the wide variety of customers and industries to which the Hotel’s services are sold, as well as the dispersion of customers across many geographic areas.

Crystal City Courtyard by Marriott
(A wholly owned property of Starwood Hotels & Resorts Worldwide, Inc.)
Notes to Financial Statements
December 31, 2002

3.	Property and Equipment

Property and equipment consists of the following:

Land	$3,740,000
Building and improvements	32,828,811
Equipment	7,015,681
Construction in progress	34,803

43,619,295
Less: accumulated depreciation	(9,374,966)

$34,244,329

4.	Commitments and Contingencies

Franchise Agreement
Under Starwood’s franchise agreement with Marriott International, the Hotel is required to pay monthly franchise fees of 5.5 percent of gross room sales. Additionally, the Marriott agreement requires monthly national marketing fees of 2 percent of gross room sales and a reservation fee of 1 percent of gross room sales. Total franchise expense for 2002 was approximately $445,000. Total national marketing fee expense was approximately $162,000 for the year ended December 31, 2002. Total reservation fee expense was approximately $139,000 for the year ended December 31, 2002.

Contingencies
In the normal course of business, the Hotel is subject to certain claims and litigation, including unasserted claims. The Hotel, based on its current knowledge and discussion with its legal counsel, is of the opinion that such legal matters will not have a material adverse effect on the financial position or results of operations of the Hotel.

5.	Related Party Transactions

Starwood charges the Hotel for certain reimbursable expenses including insurance premiums paid by Starwood on behalf of the Hotel for general liability and workers’ compensation insurance as well as any direct costs incurred on behalf of the Hotel. The amount paid to Starwood for these services and other reimbursable costs was approximately $451,000 for the year ended December 31, 2002.

The Hotel participates in national marketing, co-op advertising and frequent guest programs operated by Starwood under the Starwood brands. Fees for these programs were approximately $251,000 for the year ended December 31, 2002.

Crystal City Courtyard by Marriott
(A wholly owned property of Starwood Hotels & Resorts Worldwide, Inc.)
Notes to Financial Statements
December 31, 2002

6.	Employee Benefit Plan

The Hotel participates in a 401(k) plan (the “Plan”) which is a defined contribution plan. The Plan covers substantially all salaried and nonunion hourly employees. On the first day of the month following 90 days of employment, Hotel employees become eligible to participate in the Plan and may elect to make tax-deferred contributions. The Hotel matches contributions commencing after the participant attains age 21 and is credited with at least 1,000 hours of service during a consecutive 12-month period of employment.

Participants may contribute from 1 percent to 18 percent of their compensation annually, subject to certain limitations as defined by the Plan. The Hotel matches participant contributions dollar for dollar for the first 2 percent of eligible employee compensation and $.50 for every dollar over 2 percent up to 4 percent. Matching contributions made by the Hotel were approximately $35,000 for the year ended December 31, 2002.

7.	Subsequent Event

On August 29, 2003, the Hotel was acquired by CNL Hospitality Properties, Inc.

Marriott BWI
(A wholly owned property of Starwood Hotels & Resorts Worldwide, Inc.)
Index
June 30, 2003

Page(s)
Unaudited Financial Statements
Unaudited Balance Sheets	F-101
Unaudited Statements of Income and Changes in Owner's Equity	F-102
Unaudited Statements of Cash Flows	F-103
Notes to Unaudited Financial Statements	F-104

Marriott BWI
(A wholly owned property of Starwood Hotels & Resorts Worldwide, Inc.)
Unaudited Balance Sheets
June 30, 2003 and December 31, 2002

	2003	2002
Assets
Current assets
Cash and cash equivalents	$86,664	$363,786
Guest and trade accounts receivable, net of allowance
for doubtful accounts of $81,884 and $79,414	716,070	799,119
Inventory	318,585	342,621
Prepaid expenses and other current assets	157,510	198,837

Total current assets	1,278,829	1,704,363
Property and equipment, net	51,481,302	52,747,184

Total assets	$52,760,131	$54,451,547

Liabilities and Owner's Equity
Current liabilities
Book overdraft	$208,642	$124,997
Accounts payable	323,646	333,144
Accrued compensation and benefits	481,472	469,273
Accrued taxes	151,718	116,880
Other accrued liabilities	223,296	195,565
Advance deposits	97,062	73,472

Total current liabilities	1,485,836	1,313,331
Commitments and contingencies
Owner's equity	51,274,295	53,138,216

Total liabilities and owner's equity	$52,760,131	$54,451,547

The accompanying notes are an integral part of these financial statements.

Marriott BWI
(A wholly owned property of Starwood Hotels & Resorts Worldwide, Inc.)
Unaudited Statements of Income and Changes in Owner’s Equity
Six-Month Periods Ended June 30, 2003 and 2002

	Six-Month Periods Ended June 30,
	2003	2002
Revenues
Rooms	$5,959,735	$6,789,083
Food and beverage	4,296,089	4,334,005
Telephone	171,364	194,579
Other	271,219	210,280

Total revenues	10,698,407	11,527,947

Departmental expenses
Rooms	1,239,987	1,340,308
Food and beverage	2,512,491	2,612,112
Telephone	81,808	92,143
Other	89,439	86,908

Total departmental expenses	3,923,725	4,131,471

Undistributed expenses
Administrative and general	561,501	579,008
Management fees	320,952	345,838
Franchise fees	454,385	503,121
Marketing	509,787	479,719
Property operation, maintenance and
energy costs	652,195	650,491
Depreciation and amortization	1,273,517	1,451,046
Allocated interest expense	1,274,864	1,347,513
Equipment rent, local taxes and insurance	289,993	192,170

Total undistributed expenses	5,337,194	5,548,906

Net income	1,437,488	1,847,570
Owner's equity
Beginning of period	53,138,216	55,870,883
Distributions, net	(3,301,409)	(2,230,902)

End of period	$51,274,295	$55,487,551

The accompanying notes are an integral part of these financial statements.

Marriott BWI
(A wholly owned property of Starwood Hotels & Resorts Worldwide, Inc.)
Unaudited Statements of Cash Flows
Six-Month Periods Ended June 30, 2003 and 2002

	Six-Month Periods Ended June 30,
	2003	2002
Cash flows from operating activities
Net income	$1,437,488	$1,847,570
Depreciation	1,268,018	1,437,603
Amortization	5,499	13,443
Change in working capital
Guest and trade accounts receivable, net	83,049	(830,557)
Inventory	18,537	(11,578)
Prepaid expenses	41,327	24,092
Accounts payable	(9,498)	193,493
Accrued compensation and benefits	12,199	(3,516)
Accrued taxes	34,838	73,716
Other accrued liabilities	27,731	100,187
Advance deposits	23,590	4,358

Net cash provided by operating
activities	2,942,778	2,848,811

Cash flows from investing activites
Capital expenditures, net	(2,136)	217,014

Net cash (used in) provided by investing
activities	(2,136)	217,014

Cash flows from financing activities
Distributions, net	(3,301,409)	(2,230,902)
Book overdraft	83,645	(316,647)

Net cash used in financing activities	(3,217,764)	(2,547,549)

Increase (decrease) in cash and cash equivalents	(277,122)	518,276
Cash and cash equivalents
Beginning of period	363,786	151,024

End of period	$86,664	$669,300

The accompanying notes are an integral part of these financial statements.

Marriott BWI
(A wholly owned property of Starwood Hotels & Resorts Worldwide, Inc.)
Notes to Unaudited Financial Statements
June 30, 2003

1.	General

The statements presented herein have been prepared in accordance with the accounting principles described in the Marriott BWI 2002 financial statements and should be read in conjunction with the notes to financial statements which appear in that report.

The statements for the six months ended June 30, 2003 and 2002 are unaudited; however, in the opinion of management, all adjustments (which include only normal recurring accruals) have been made which are considered necessary to present fairly the operating results and financial position for the unaudited periods.

Marriott BWI
(A wholly owned property of Starwood Hotels & Resorts Worldwide, Inc.)
Index
December 31, 2002

Report of Independent Certified Public Accountants

To the Board of Directors and Shareholders of
CNL Hospitality Properties, Inc.

In our opinion, the accompanying balance sheet and the related statements of income and changes in owner’s equity and of cash flows present fairly, in all material respects, the financial position of Marriott BWI (a wholly owned property of Starwood Hotels & Resorts Worldwide, Inc.) (the “Hotel”) at December 31, 2002, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Hotel’s management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Orlando, Florida
July 18, 2003, except as to the second
paragraph of Note 1 and Note 7 for which
the date is August 29, 2003

Marriott BWI
(A wholly owned property of Starwood Hotels & Resorts Worldwide, Inc.)
Balance Sheet
December 31, 2002

Assets
Current assets
Cash and cash equivalents	$363,786
Guest and trade accounts receivable, net of allowance
for doubtful accounts of $79,414	799,119
Inventory	342,621
Prepaid expenses and other current assets	198,837

Total current assets	1,704,363
Property and equipment, net	52,747,184

Total assets	$54,451,547

Liabilities and Owner's Equity
Current liabilities
Book overdraft	$124,997
Accounts payable	333,144
Accrued compensation and benefits	469,273
Accrued taxes	116,880
Other accrued liabilities	195,565
advance deposits	73,472

Total current liabilities	1,313,331
Commitments and contingencies
Owner's equity	53,138,216

Total liabilities and owner's equity	$54,451,547

The accompanying notes are an integral part of these financial statements.

Marriott BWI
(A wholly owned property of Starwood Hotels & Resorts Worldwide, Inc.)
Statement of Income and Changes in Owner’s Equity
Year Ended December 31, 2002

Revenues
Rooms	$13,403,457
Food and beverage	8,466,146
Telephone	353,960
Other	400,638

Total revenues	22,624,201

Departmental expenses
Rooms	2,523,002
Food and beverage	5,235,608
Telephone	194,715
Other	184,063

Total departmental expenses	8,137,388

Undistributed expenses
Administrative and general	1,245,567
Management fees	678,726
Franchise fees	992,599
Marketing	934,543
Property operation, maintenance and
energy costs	1,307,066
Depreciation and amortization	2,930,468
Allocated interest expense	1,321,734
Equipment rent, local taxes and insurance	461,136

Total undistributed expenses	9,871,839

Net income	4,614,974
Owner's equity
Beginning of year	55,870,883
Distributions, net	(7,347,641)

End of year	$53,138,216

The accompanying notes are an integral part of these financial statements.

Marriott BWI
(A wholly owned property of Starwood Hotels & Resorts Worldwide, Inc.)
Statement of Cash Flows
Year Ended December 31, 2002

Cash flows from operating activities
Net income	$4,614,974
Depreciation	2,902,596
Amortization	27,872
Change in working capital
Guest and trade accounts receivable, net	80,947
Inventory	(40,792)
Prepaid expenses	(33,615)
Accounts payable	296,484
Accrued compensation and benefits	142,961
Accrued taxes	2,107
Other accrued liabilities	(141,616)
Advance deposits	(25,233)

Net cash provided by operating
activities	7,826,685

Cash flows from investing activites
Proceeds from equipment disposals, net	114,105

Net cash provied by investing
activities	114,105

Cash flows from financing activities
Distributions, net	(7,347,641)
Book overdraft	(380,387)

Net cash used in financing activities	(7,728,028)

Increase in cash and cash equivalents	212,762
Cash and cash equivalents
Beginning of year	151,024

End of year	$363,786

The accompanying notes are an integral part of these financial statements.

Marriott BWI
(A wholly owned property of Starwood Hotels & Resorts Worldwide, Inc.)
Notes to Financial Statements
December 31, 2002

1.	Business and Basis of Presentation

The real and personal property commonly known as Marriott BWI (the “Hotel”), a 310-room hotel located in the City of Linthuum, is owned and operated by subsidiaries of Starwood Hotels & Resorts Worldwide, Inc. (“Starwood”). The financial statements presented herein reflect the assets, liabilities and operations of the Hotel.

Effective August 29, 2003, the Hotel was sold to CNL Hospitality Properties, Inc. (“CNL”). The accompanying financial statements have been prepared to present the historical financial results of the Hotel and are presented for the purposes of CNL complying with the Securities and Exchange Commission’s (“SEC”) rules and regulations regarding acquired businesses and properties.

The financial statements reflect the historical accounts of the Hotel. Additionally, the financial statements include certain adjustments for the purpose of CNL complying with the SEC’s rules and regulations regarding acquired business and properties, including the allocation of general and administrative expenses from Starwood in the form of management fees and the allocation of interest expense. The management fees, calculated as a percentage of revenue, are based on determinations that Starwood’s management believes to be reasonable. However, management believes that the Hotel’s administrative and general expenses on a stand-alone basis may have been different had the Hotel operated as an unaffiliated entity.

The Hotel’s operations have been financed through its operating cash flows, and investments in and advances from Starwood. Interest expense has been allocated to the Hotel based on the debt-to-equity ratios and weighted average interest rate of Starwood for the year ended December 31, 2002. The Hotel is expected to have a capital structure different from Starwood post acquisition; accordingly, interest expense is not necessarily indicative of the interest expense that the Hotel would have incurred as a separate, independent company.

For tax purposes, the Hotel’s real estate and the majority of its equipment are owned by a subsidiary of Starwood that has elected to be taxed as a Real Estate Investment Trust (“REIT”) under the Internal Revenue Code. The REIT is exempt from the payment of tax assuming it complies with the related provisions in the Internal Revenue Code. The Hotel’s operations are included in entities that are part of a group that files a consolidated tax return. For tax reporting purposes, the Hotel pays rent to the REIT. The rent, which is eliminated in connection with the preparation of these financial statements, has the effect of offsetting the majority of the taxable income generated by the Hotel’s operating activities. Accordingly, no provision for income taxes has been made in these financial statements.

2.	Significant Accounting Policies

Cash and Cash Equivalents The Hotel considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Inventory
Inventory consists of food and beverage stock items as well as linens, china, glass, silver, uniforms, utensils and guest room items. Food and beverage inventory is recorded at the lower of FIFO cost (first-in, first-out) or market. Significant purchases of linens, china, glass, silver, uniforms, utensils and guest room items are recorded at purchased cost and amortized to 50 percent of their cost over 36 months. Normal replacement purchases are expense as incurred.

Marriott BWI
(A wholly owned property of Starwood Hotels & Resorts Worldwide, Inc.)
Notes to Financial Statements
December 31, 2002

Property and Equipment
Property and equipment are stated at cost. Interest incurred during construction of the Hotel is capitalized and amortized over the life of the asset. Costs of improvements are capitalized. Cost of normal repairs and maintenance are charged to expense as incurred. Upon the sale or retirement of property and equipment, the cost and related accumulated depreciation are removed from the respective accounts, and the resulting gain or loss, if any, is included in income.

Depreciation is provided on a straight-line basis over the estimated useful life of the assets. The service lives of assets are generally 40 years for buildings, 15 years for building improvements and 3-10 years for furniture and equipment.

Impairment of Long-Lived Assets
Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount to future undiscounted net cash flows expected to be generated by the asset. If assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the assets’ carrying amount exceeds its fair value.

Revenue Recognition
The Hotel’s revenues are derived from its operations and include revenues from the rental of rooms, food and beverage sales, telephone usage and other service revenue. Revenue is recognized when rooms are occupied and services have been performed.

Advertising Advertising costs are expensed as incurred. Advertising expense for the year ended December 31, 2002 was approximately $18,000.

Use of Estimates
The preparation of financial statements in conformity with accounts principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements. Estimates also affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Concentration of Credit Risk
Financial instruments which potentially subject the Hotel to a concentration of credit risk consist principally of guest and trade accounts receivable. Concentration of credit risk with respect to guest and trade accounts receivable is limited due to the wide variety of customers and industries to which the Hotel’s services are sold, as well as the dispersion of customers across many geographic areas.

Marriott BWI
(A wholly owned property of Starwood Hotels & Resorts Worldwide, Inc.)
Notes to Financial Statements
December 31, 2002

3.	Property and Equipment

Property and equipment consists of the following at December 31, 2002:

Land	$3,600,000
Building and improvements	53,495,504
Equipment	7,951,714
Construction in progress	23,219

65,070,437
Less: accumulated depreciation	(12,323,253)

$52,747,184

4.	Commitments and Contingencies

Franchise Agreement
Under Starwood’s franchise agreement with Marriott International, the Hotel is required to pay monthly franchise fees at 6 percent of gross room sales and 3 percent of gross food and beverage sales, as defined. Additionally, the Marriott agreement requires monthly national marketing fees of 1 percent of gross room sales. Total franchise expense was approximately $993,000 for the year ended December 31, 2002. Total national marketing fee expense was approximately $134,000 for the year ended December 31, 2002.

Contingencies
In the normal course of business, the Hotel is subject to certain claims and litigation, including unasserted claims. The Hotel, based on its current knowledge and discussion with its legal counsel, is of the opinion that such legal matters will not have a material adverse effect on the financial position or results of operations of the Hotel.

5.	Related Party Transactions

Starwood charges the Hotel for certain reimbursable expenses including insurance premiums paid by Starwood on behalf of the Hotel for general liability and workers’ compensation insurance as well as any direct costs incurred on behalf of the Hotel. The amount paid to Starwood for these services and other reimbursable costs was approximately $662,000 for the year ended December 31, 2002.

The Hotel participates in national marketing, co-op advertising and frequent guest programs operated by Starwood under the Starwood brands. Fees for these programs were approximately $459,000 for the year ended December 31, 2002.

6.	Employee Benefit Plan

The Hotel participates in a 401(k) plan (the “Plan”) which is a defined contribution plan. The Plan covers substantially all salaried and nonunion hourly employees. On the first day of the month following 90 days of employment, Hotel employees become eligible to participate in the Plan and may elect to make tax-deferred contributions. The Hotel matches contributions commencing after the participant attains age 21 and is credited with at least 1,000 hours of service during a consecutive 12-month period of employment.

Marriott BWI
(A wholly owned property of Starwood Hotels & Resorts Worldwide, Inc.)
Notes to Financial Statements
December 31, 2002

Participants may contribute from 1 percent to 18 percent of their compensation annually, subject to certain limitations as defined by the Plan. The Hotel matches participant contributions dollar for dollar for the first 2 percent of eligible employee compensation and $.50 for every dollar over 2 percent up to 4 percent. Matching contributions made by the Hotel were approximately $58,000 for the year ended December 31, 2002.

7.	Subsequent Event

On August 29, 2003, the Hotel was acquired by CNL Hospitality Properties, Inc.

Hyatt Regency Dearborn
(A wholly owned property of Ford Motor Land Development Corporation)
Index
June 30, 2003

Page(s)
Unaudited Financial Statements
Unaudited Balance Sheets	F-115
Unaudited Statements of Income and Changes in Owner's Equity	F-116
Unaudited Statements of Cash Flows	F-117
Notes to Unaudited Financial Statements	F-118

Hyatt Regency Dearborn
(A wholly owned property of Ford Motor Land Development Corporation)
Unaudited Balance Sheets
June 30, 2003 and December 31, 2002

	2003	2002
Assets
Current assets
Cash and cash equivalents	$696,232	$458,362
Guest and trade accounts receivable, net of allowance
for doubtful accounts of $77,494 and $73,608, respectively	3,022,494	2,659,615
Inventory	105,171	110,804
Prepaid expenses and other current assets	424,929	529,583

Total current assets	4,248,826	3,758,364
Property and equipment, net	11,392,244	11,999,869

Total assets	$15,641,070	$15,758,233

Liabilities and Owner's Equity
Current liabilities
Book overdraft	$557,616	$568,812
Accounts payable	657,864	534,451
Accrued compensation and benefits	902,994	1,062,738
Accrued taxes	468,876	502,055
Other accrued liabilities	442,224	410,027
Advance deposits	186,763	201,806

Total current liabilities	3,216,337	3,279,889
Commitments and contingencies
Owner's equity	12,424,733	12,478,344

Total liabilities and owner's equity	$15,641,070	$15,758,233

The accompanying notes are an integral part of these financial statements.

Hyatt Regency Dearborn
A wholly owned property of Ford Motor Land Development Corporation)
Unaudited Statements of Income and Changes in Owner’s Equity
Six-Month Periods Ended June 30, 2003 and 2002

	Six-Month Periods Ended June 30,
	2003	2002
Revenues
Rooms	$9,197,766	$9,595,945
Food and beverage	6,599,219	6,653,191
Telephone	358,234	445,983
Other	234,811	360,441

Total revenues	16,390,030	17,055,560

Departmental expenses
Rooms	2,334,260	2,399,901
Food and beverage	5,700,929	5,722,246
Telephone	193,366	177,907

Total departmental expenses	8,228,555	8,300,054

Undistributed expenses
General and administrative	1,112,194	1,155,461
Management fees	628,990	750,943
Marketing	896,066	987,466
Property operations, maintenance and energy costs	1,597,752	1,594,884
Depreciation	612,685	599,898
Allocated interest expense	--	13,953
Local taxes and insurance	899,911	741,010

Total undistributed expenses	5,747,598	5,843,615

Income before allocation of income taxes	2,413,877	2,911,891
Allocation of consolidated income taxes	893,134	1,077,400

Net income	1,520,743	1,834,491
Owner's equity
Beginning of period	12,478,344	14,587,799
Distributions, net	(1,574,354)	(3,886,431)

End of period	$12,424,733	$12,535,859

The accompanying notes are an integral part of these financial statements.

Hyatt Regency Dearborn
(A wholly owned property of Ford Motor Land Development Corporation)
Unaudited Statements of Cash Flows
Six-Month Periods Ended June 30, 2003 and 2002

	Six-Month Periods Ended June 30,
	2003	2002
Cash flows from operating activities
Net income	$1,520,743	$1,834,491
Adjustments to reconcile net income to net cash
provided by operating activities
Depreciation	612,685	599,898
Change in working capital components
Guest and trade accounts receivable, net	(362,878)	301,414
Inventory	5,633	1,576
Prepaid expenses and other assets	104,654	240,149
Advance deposits	(15,043)	(201,729)
Accounts payable	123,413	(105,723)
Accrued compensation and benefits	(159,744)	145,511
Accrued taxes	(33,179)	113,153
Other accrued liabilities	32,197	(181,431)

Net cash provided by operating activities	1,828,481	2,747,309

Cash flows from investing activities
Capital expenditures, net	(5,061)	(19,708)

Net cash used in investing activities	(5,061)	(19,708)

Cash flows from financing activities
Book overdraft	(11,196)	(56,683)
Distributions, net	(1,574,354)	(3,886,431)

Net cash used in financing activities	(1,585,550)	(3,943,114)

Increase (decrease) in cash and cash equivalents	237,870	(1,215,513)
Cash and cash equivalents
Beginning of period	458,362	1,523,642

End of period	$696,232	$308,129

The accompanying notes are an integral part of these financial statements.

Hyatt Regency Dearborn
(A wholly owned property of Ford Motor Land Development Corporation)
Notes to Unaudited Financial Statements
June 30, 2003

1.	General

The statements presented herein have been prepared in accordance with the accounting principles described in the Hyatt Regency Dearborn 2002 financial statements and should be read in conjunction with the notes to financial statements which appear in that report.

The statements as of and for the six months ended June 30, 2003 and 2002 are unaudited; however, in the opinion of management, all adjustments (which include only normal recurring accruals) have been made which are considered necessary to present fairly the operating results and financial position for the unaudited periods.

Hyatt Regency Dearborn
(A wholly owned property of Ford Motor Land Development Corporation)
Index
December 31, 2002

Report of Independent Certified Public Accountants

To the Board of Directors and Shareholders of
CNL Hospitality Properties, Inc.

In our opinion, the accompanying balance sheet and the related statements of income and changes in owner’s equity and of cash flows present fairly, in all material respects, the financial position of Hyatt Regency Dearborn (a wholly owned property of Ford Motor Land Development Corporation) (the “Hotel”) at December 31, 2002, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Hotel’s management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Orlando, Florida
September 5, 2003

Hyatt Regency Dearborn
(A wholly owned property of Ford Motor Land Development Corporation)
Balance Sheet
December 31, 2002

Assets
Current assets
Cash and cash equivalents	$458,362
Guest and trade accounts receivable, net of allowance
for doubtful accounts of $73,608	2,659,615
Inventory	110,804
Prepaid expenses and other current assets	529,583

Total current assets	3,758,364
Property and equipment, net	11,999,869

Total assets	$15,758,233

Liabilities and Owner's Equity
Current liabilities
Book overdraft	$568,810
Accounts payable	534,454
Accrued compensation and benefits	1,062,738
Accrued taxes	502,055
Other accrued liabilities	410,026
Advance deposits	201,806

Total current liabilities	3,279,889
Commitments and contingencies
Owner's equity	12,478,344

Total liabilities and owner's equity	$15,758,233

The accompanying notes are an integral part of these financial statements.

Hyatt Regency Dearborn
(A wholly owned property of Ford Motor Land Development Corporation)
Statement of Income and Changes in Owner’s Equity
Year Ended December 31, 2002

Revenues
Rooms	$19,697,315
Food and beverage	14,286,607

Telephone	827,484

Other	614,404

Total revenues	35,425,810

Departmental expenses

Rooms	5,007,935
Food and beverage	11,927,389

Telephone	384,279

Total departmental expenses	17,319,603

Undistributed expenses

Administrative and general	2,403,407

Management fee	1,612,196

Marketing	1,866,645
Property operation, maintenance and

energy costs	3,216,278

Depreciation	1,206,945

Allocated interest expense	27,905

Local taxes and insurance	1,515,050

Total undistributed expenses	11,848,426

Income before allocation of income taxes
6,257,781

Allocation of consolidated income taxes	2,315,379

Net income
3,942,402
Owner's equity
Beginning of year	14,587,799
Distributions, net	(6,051,857)

End of year	$12,478,344

The accompanying notes are an integral part of these financial statements.

Hyatt Regency Dearborn
(A wholly owned property of Ford Motor Land Development Corporation)
Statement of Cash Flows
Year Ended December 31, 2002

Cash flows from operating activities
Net income	$3,942,402
Depreciation	1,206,945
Change in working capital
Guest and trade accounts receivable, net	59,739
Inventory	(2,726)
Prepaid expenses and other current assets	51,253
Accounts payable	(127,303)
Accrued compensation and benefits	32,638
Accrued taxes	52,201
Other accrued liabilities	(45,743)
Advance deposits	(195,434)

Net cash provided by operating activities	4,973,972

Cash flows from investing activities
Capital expenditures, net	(337,116)

Net cash used in investing\ activities	(337,116)

Cash flows from financing activities
Book overdraft	568,810
Distributions, net	(6,051,857)

Net cash used in financing activities	(5,483,047)

Decrease in cash and cash equivalents	(846,191)
Cash and cash equivalents
Beginning of period	1,304,553

End of period	$458,362

The accompanying notes are an integral part of these financial statements.

Hyatt Regency Dearborn
(A wholly owned property of Ford Motor Land Development Corporation)
Notes to Financial Statements
December 31, 2002

1.	Business and Basis of Presentation

The real and personal property commonly known as Hyatt Regency Dearborn (the “Hotel”), a 772-room hotel located in the City of Dearborn, is owned by Ford Motor Land Development Corporation (“Ford”) and is leased to Hyatt Corporation (“Hyatt”). The financial statements presented herein reflect the assets, liabilities and operations of the Hotel.

Effective August 28, 2003, CNL Hospitality Properties, Inc. acquired an 85 percent interest in the Hotel from Ford. The accompanying financial statements have been prepared to present the historical financial results of the Hotel and are presented for the purposes of complying with the Securities and Exchange Commission’s rules and regulations regarding acquired businesses and properties.

The financial statements reflect the historical accounts of the Hotel. Under the terms of the lease arrangement between Ford and Hyatt, the amount of profit that Hyatt retains is considered to be the equivalent of a management fee (and is restated as such in the Statement of Operations) that would be incurred if Hyatt was operating the Hotel on Ford’s behalf.

The Hotel’s operations have been financed through its operating cash flows, and investments in and advances from Ford. Interest expense has been allocated to the Hotel based on a property specific allocation of Ford’s debt for the year ended December 31, 2002. Post acquisition, the Hotel is expected to have a capital structure different from Ford as presented in these financial statements; accordingly, interest expense is not necessarily indicative of the interest expense that the Hotel would have incurred as a separate, independent company.

The Hotel is part of a group that files consolidated tax returns. Federal and state income tax expense has been allocated to the Hotel’s accounts based on the effective tax rate incurred by Ford during the period.

2.	Significant Accounting Policies

Cash and Cash Equivalents The Hotel considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Inventory
Inventory consists of food and beverage stock items. Food and beverage inventory is recorded at the lower of FIFO cost (first-in, first-out) or market. Purchases of linens, china, glass, silver, uniforms, utensils and guest room items are expensed as incurred.

Property and Equipment
Property and equipment are stated at cost. Interest incurred during construction of facilities is capitalized and amortized over the life of the asset. Costs of improvements are capitalized. Cost of normal repairs and maintenance are charged to expense as incurred. Upon the sale or retirement of property and equipment, the cost and related accumulated depreciation are removed from the respective accounts, and the resulting gain or loss, if any, is included in income.

Hyatt Regency Dearborn
(A wholly owned property of Ford Motor Land Development Corporation)
Notes to Financial Statements
December 31, 2002

Depreciation is provided on a straight-line basis over the estimated useful life of the assets. The service lives of assets are generally 36 years for buildings, 30 years for land improvements and 8-20 years for furniture and equipment.

Impairment of Long-Lived Assets
Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount to future undiscounted net cash flows expected to be generated by the asset. If assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the assets’ carrying amount exceeds its fair value.

Income Taxes
The Hotel is included in the consolidated federal income tax return of Ford, as well as the applicable state and local income tax returns where applicable. Income taxes have been computed using the statutory rate estimated to be paid by Ford for the Hotel’s share of taxable income. In addition, the income tax effects of any temporary differences between financial and income tax reporting have been assumed by Ford.

Revenue Recognition
The Hotels’ revenues are derived from its operations and include revenues from the rental of rooms, food and beverage sales, telephone usage and other service revenue. Revenue is recognized when rooms are occupied and services have been performed.

Advertising Advertising costs are expensed as incurred. Advertising expense for the year ended December 31, 2002 was approximately $188,000.

Use of Estimates
The preparation of financial statements in conformity with accounts principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements. Estimates also affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Concentration of Credit Risk
Financial instruments which potentially subject the Hotel to a concentration of credit risk consist principally of guest and trade accounts receivable. Concentration of credit risk with respect to guest and trade accounts receivable is generally limited due to the wide variety of customers and industries to which the Hotel’s services are sold, as well as the dispersion of customers across many geographic areas. During 2002, the Hotel derived approximately 13 percent of its revenues from Ford Motor Land Development Corporation and its affiliates.

Hyatt Regency Dearborn
(A wholly owned property of Ford Motor Land Development Corporation)
Notes to Financial Statements
December 31, 2002

3.	Property and Equipment

Property and equipment consists of the following:

Land	$289,662
Building and land improvements	35,107,425
Furniture and equipment	3,584,939

38,982,026
Less: accumulated depreciation	(26,982,157)

$11,999,869

4.	Commitments and Contingencies

Contingencies
In the normal course of business, the Hotel is subject to certain claims and litigation, including unasserted claims. The Hotel, based on its current knowledge and discussion with its legal counsel, is of the opinion that such legal matters will not have a material adverse effect on the financial position or results of operations of the Hotel.

5.	Related Party Transactions

In connection with its operations and Hyatt’s customary practices, the Hotel incurred charges for services, programs and allocated costs from Hyatt and certain of its subsidiaries and affiliates for the year ended December 31, 2002 as follows:

Chain allocation	$534,293
Coordinated marketing services	41,233
Gold Passport program	285,719
Employees' benefit plans	710,381
Insurance	497,725
Data processing services	171,468
Other	224,546

At December 31, 2002, amounts included in other accrued liabilities related to the above transactions were $114,864.

In addition, the Hotel incurred charges of $104,212 in 2002 from a publicly-held company, in which Hyatt holds a minority interest, which provides certain consolidated travel agent payment processing facilities, Internet reservation capabilities and other Internet-related services.

Additionally, Hyatt provides an aggregate of twelve complimentary rooms per year (on a space available basis) to employees who have completed one year of employment with Hyatt or any Hyatt hotel. The maximum number of complimentary room nights per employee in any one hotel is three nights per year. As required by Hyatt, the Hotel must generally reserve 1 percent of room inventory for employee complimentary rooms.

Hyatt Regency Dearborn
(A wholly owned property of Ford Motor Land Development Corporation)
Notes to Financial Statements
December 31, 2002

The Hotel’s electricity and gas charges are billed directly to Ford to take advantage of lower energy costs associated with being under the Ford umbrella. Electricity and gas expense for the year ended December 31, 2002 was approximately $954,000.

6.	Employee Benefit Plan

The Hotel participates in a 401(k) plan (the “Plan”) which is a defined contribution plan. The Plan covers substantially all salaried and nonunion hourly employees. On the first day of the month following 90 days of employment, Hotel employees become eligible to participate in the Plan and may elect to make tax-deferred contributions. The Hotel matches contributions commencing when the participant is credited with at least 1,000 hours of service during a consecutive 12-month period of employment.

Participants may contribute from 1 percent to 30 percent of their compensation annually, subject to certain limitations as defined by the Plan. The Hotel matches 3 percent of salaried employees’ compensation and 2.1 percent of hourly employees’ compensation. Matching contributions made by the Hotel were approximately $138,000 for the year ended December 31, 2002.

7.	Subsequent Event

On August 28, 2003, CNL Hospitality Properties, Inc. acquired an 85 percent interest in the Hotel from Ford.